will call him
As filed with the Securities and Exchange Commission on January 30 , 2009
Registration No. 333 -152869
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

AMENDMENT NO. 6
FORM S-1
REGISTRATION STATEMENT UNDERTHE SECURITIES ACT OF 1933

aVINCI MEDIA CORPORATION
(Exact name of registrant in its charter)

Delaware	000-17288	75-2193593
(State or other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

11781 South Lone Peak Parkway, Suite 270
Draper, UT 84020
(801) 495-5700
(Address and telephone number of principal executive offices and principal place of business)

Chett B. Paulsen, Chief Executive Officer
aVINCI MEDIA CORPORATION
11781 South Lone Peak Parkway, Suite 270
Draper, UT 84020
(801) 495-5700
(Name, address and telephone number of agent for service)

Copies to:
Marc Ross
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One)

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-accelerated Filer ☐	Smaller Reporting Company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed
		maximum		Proposed
		offering		maximum
(i) Title of each class of	Amount to be	price per		aggregate	Amount of
securities to be registered	registered	share		offering price	registration fee
Common Stock, no par value	16,929,640	$0.06	(1)	$1,015,778	$39.92
Common Stock, no par value, issuable upon exercise of warrants exercisable at $0.53 per share	949,350	$0.53	(2)	$503,156	$19.77

Total	17,878,990			$1,518,934	$59.69	(3)

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over the Counter Pink Sheets on January 12, 2009 which was $0.06 per share.

(2)	Pursuant to Rule 457(g) under the Securities Act, the maximum offering price per security represents the exercise price of the applicable preferred stock, warrants or options.
(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JANUARY 30 , 2009

PRELIMINARY PROSPECTUS

aVINCI MEDIA CORPORATION

17,878,990 SHARES OF COMMON STOCK

This prospectus relates to the resale by the selling stockholder of up to 17,878,990 shares of our common stock, consisting of up to 16,929,640 shares of common stock and 949,350 shares issuable upon the exercise of common stock warrants. The selling stockholder may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will pay the expenses of registering these shares, other than any selling stockholder’s legal or accounting costs or commissions.

Our common stock is traded on the Over the Counter Pink Sheets (“OTC Pink Sheets”) under the symbol “AVMC.PK.” The closing sale price on the OTC Pink Sheets on January 12, 2009, was $0.06 per share.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________, 2008.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by aVinci Media Corporation with the Securities and Exchange Commission. The selling stockholder may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

Principal Executive Offices of and mailing address for aVinci Media Corporation

11781 South Lone Peak Parkway, Suite 270
Draper, UT 84020
Telephone Number (801) 495-5700

TABLE OF CONTENTS

PROSPECTUS SUMMARY	5
RISK FACTORS	7
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS	18
USE OF PROCEEDS	18
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	19
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	21
BUSINESS	34
MANAGEMENT	41
EXECUTIVE COMPENSATION	45
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	48
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS	49
SELLING STOCKHOLDER	50
DESCRIPTION OF SECURITIES	53
PLAN OF DISTRIBUTION	55
LEGAL MATTERS	57
EXPERTS	57
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	57
AVAILABLE INFORMATION	57
INDEX TO FINANCIAL STATEMENTS	58
PART II INFORMATION NOT REQUIRED IN PROSPECTUS	II-1
SIGNATURES	II-4

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

aVinci Media Corporation

aVinci Media Corporation (formerly known as Secure Alliance Holdings Corporation) is a Delaware corporation.  Between October 2, 2006 and June 6, 2008, we were a shell public company and conducted no business activities other than seeking appropriate merger acquisition candidates.

In June 2008 (described in Recent Developments below), these efforts led to the acquisition of Sequoia Media Group, LC by way of a reverse merger.  Sequoia Media Group, LC changed its name to aVinci Media, LC in July 2008 following the reverse merger.  aVinci Media, LC, is a Utah limited liability company originally organized on March 28, 2003 under the name Life Dimensions, LC.

In this prospectus, Vinci Media Corporation and our wholly owned subsidiary, aVinci Media, LC. will be referred to as AVI Media.  Substantially all of our business is conducted out of an office in Draper, Utah.  We also have an office in Bentonville, Arkansas to help service Wal-Mart, which is one of our largest retail customers.

Business

Through our subsidiary, aVinci Media, LC, we deploy a software technology that employs “Automated Multimedia Object Models,” its patent-pending way of turning consumer captured images, video, and audio into complete digital files in the form of full-motion movies, DVD’s, photo books, posters and streaming media files.  aVinci Media, LC filed its first provisional patent in early 2004 for patent protection on various aspects of its technology with a full filing occurring in early 2005, and aVinci Media, LC has filed several patents since that time as part of its intellectual property strategy.  Our technology carries the brand names of “aVinci” and “aVinci Experience.”

In May 2004 aVinci Media, LC signed its first client agreement with BigPlanet, a division of NuSkin International, Inc. (“NuSkin”).  Under the terms of the BigPlanet agreement, aVinci Media, LC supplied BigPlanet with its software technology that BigPlanet marketed, sold, and fulfilled for its consumers.  Revenues from BigPlanet represent substantially all of aVinci Media, LC’s sales through 2007 at approximately $3.4 million from May 2004 through December 2007.  aVinci Media, LC’s agreement with BigPlanet expired on December 31, 2007.  BigPlanet continues to offer aVinci Media, LC’s DVD products and pays a per-product royalty for products resulting in a monthly royalty of less than $2,000 per month.

Since inception aVinci Media, LC has continued to develop and refine its technology to be able to provide higher quality products through a variety of distribution models including in-store kiosks, retail kits, and online downloads.  aVinci Media, LC’s business strategy has been to develop a product solution that provides users with professionally created templates to automatically create personalized products by simply adding user images.

aVinci Media, LC’s business efforts during 2006 and 2007 were directed at developing relationships with mass retailers.  aVinci Media, LC signed an agreement to provide its technology in Meijer stores at the end of 2006.  Due to problems a third party supplier had deploying its kiosk software in Meijer stores, aVinci Media, LC was delayed in deploying its software technology that was to be provided through the third party kiosk.  During 2007, Meijer signed Hewlett Packard as its kiosk vendor and aVinci Media, LC entered into an agreement to provide its software in Meijer stores on Hewlett Packard kiosks.  aVinci Media, LC’s software integration onto the Hewlett Packard kiosk was completed in 2008 and deployed in April 2008 in Meijer stores.

During 2007, aVinci Media, LC signed an agreement with Fujicolor to deploy its technology on their kiosks located in domestic Wal-Mart stores.  aVinci Media, LC s initial integration and deployment with Fujicolor in domestic Wal-Mart stores took place in the third quarter of 2007, with a software update in the third quarter of 2008 to enhance the user experience and the product offering.

In January 2008, aVinci Media, LC signed an agreement with Costco.com, to deliver its DVD product online.  aVinci Media, LC’s DVD product began being offered at Costco.com on the “photo” category at the end of March 2008.

Recent Developments

Pursuant to an Agreement and Plan of Merger and Reorganization dated December 6, 2007 and amended March 31, 2008 (the “Merger Agreement”), by and among aVinci Media Corporation (then operating as Secure Alliance Holdings Corporation), SMG Utah, LC, a Utah limited liability company and wholly owned subsidiary of the Secure Alliance Holdings Corporation (“Merger Sub”), and aVinci Media, LC, Merger Sub merged with and into aVinci Media, LC, with aVinci Media, LC remaining as the surviving entity and our wholly owned operating subsidiary (the “Merger”).  The Merger was effective on June 6, 2008, upon the filing of Articles of Merger with the Utah Division of Corporations.  In connection with the Merger transaction, we amended our Certificate of Incorporation to (i) change our name from Secure Alliance Holdings Corporation to aVinci Media Corporation; (ii) increase our authorized shares of common stock from 100,000,000 to 250,000,000; (iii) authorize a class of preferred stock consisting of 50,000,000 shares of $.01 per value preferred stock; and (iv) effect a 1-for-2 reverse stock split.

In connection with the Merger, we effected a 1-for-2 reverse split of its issued and outstanding common stock.  Accordingly, the 19,484,032 shares of our common stock issued and outstanding immediately prior to the Merger were reduced to approximately 9,742,016 shares (subject to rounding) as a result of the Merger.  Each issued and outstanding membership interest of aVinci Media, LC was converted into the right to receive .87096285 post-merger shares.  We issued 38,986,114 post split shares of our common stock in the Merger to the holders of aVinci Media, LC membership interests representing approximately 80% of our common stock outstanding immediately after the Merger.  As a result of the reverse split and the Merger, there were 48,728,130 shares of our common stock issued and outstanding on June 6, 2008.

Pursuant to the Merger Agreement, we made a cash distribution of $2,000,000 (the “Dividend”) to our stockholders of record as of May 20, 2008. The Dividend was paid on June 4, 2008.  The former holders of aVinci Media, LC membership units did not receive any portion of the Dividend.

The foregoing description of the Merger Agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entireties by reference to the Merger Agreement.  Additional information about the Merger and related proposals is set forth in the definitive Proxy Statement filed with the Securities and Exchange Commission on April 29, 2008 and thereafter distributed to our stockholders.

The Offering

Common stock offered by selling stockholder	Up to 17,878,990 shares, consisting of the following:
• 16,929,640 shares of common stock;
• 949,350 shares issuable upon the exercise of common stock warrants;

Use of proceeds	We will not receive any proceeds from the sale of the common stock.

OTC Pink Sheets Symbol	AVMC

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related to Our Business

All of AVI Media’s current operations are conducted through aVinci Media, LC, and since aVinci Media, LC’s inception, it has been spending more than it makes which has required it to rely upon outside financings to fund operations.  If AVI Media is not able to generate sufficient revenues to fund its business plans, AVI Media may be required to limit operations.

aVinci Media, LC, has operated at a loss since inception and is not currently generating sufficient revenues to cover the operating expenses of AVI Media.  If our revenues do not begin to grow, or if revenues decline and our expenses do not decline at a greater rate, we may be unable to generate positive cash flow.  We contemplate raising additional outside capital within the next 12 months to help fund current growth plans.  We anticipate that our current cash resources are sufficient to fund our operations through April 2009.  Additional cash of approximately $2.2 million will be needed to fund operations through the end of 2009 based on our current plans.  If new sources of financing are insufficient or unavailable, we will modify our growth and operating plans to the extent of available funding, if any.  Any decision to modify our business plans would harm our ability to pursue our aggressive growth plans.  If we cease or stop operations, our shares could become valueless.  Historically, we have funded our operating, administrative and development costs through the sale of equity capital or debt financing.  If our plans and/or assumptions change or prove inaccurate, or we are unable to obtain further financing, or such financing and other capital resources, in addition to projected cash flow, if any, prove to be insufficient to fund operations, our continued viability could be at risk.  To the extent that any such financing involves the sale of our common stock or common stock equivalents, our current stockholders could be substantially diluted.  There is no assurance that we will be successful in achieving any or all of these objectives over the coming year.

AVI Media anticipates its business will become highly seasonal in nature which may cause its financial results to vary significantly by quarter.

The photo retail business is very seasonal in nature with a significant proportion of recurring revenues occurring the fourth quarter of the calendar year, particularly around the Thanksgiving and Christmas holidays.  Additionally, any disruptions in our operations during the fourth quarter could greatly impact our annual revenues and have a significant adverse effect on our relationships with our customers.  Our limited revenue and operating history makes it difficult for us to assess the impact of seasonal factors on our business or whether our business is susceptible to cyclical fluctuations in the economy.

AVI Media’s technology solutions and business approach are relatively new and if they are not accepted in the marketplace, its business could be materially and adversely affected.

Products created with our technology have only been available in the marketplace since 2005.  We have been pursuing a business model that requires retail and vendor partners to recognize the advantages of our technology to make it available to end consumers.  Having generated limited revenues, there can be no assurance that our products will receive the widespread market acceptance necessary to sustain profitable operations.  Our operations may be delayed, halted, or altered for any of the reasons set forth in these risk factors and other unknown reasons.  Such delays or failure would seriously harm our reputation and future operations.  If our products or our business model are not accepted in the market place, our business could be materially and adversely affected.

Our product solution focuses on an aspect of the digital photo industry that we believe is not being addressed in any meaningful way.  We provide a nearly finished product that takes user images and combines them with stock images to create context for user images in a themed presentation.  We also offer a unique DVD product that has not been widely sold in the marketplace in the form we offer.  The uniqueness of our product solution results in our products going to the market with a high level of uncertainty and risk.  As the market for its product technology is new and evolving, it is difficult to predict the size of the market, the future growth rate, if any, or the level of premiums the market will pay for our services.  There can be no assurance that the market for our services will emerge to a profitable level or be sustainable.  There can be no assurance that any increase in marketing and sales efforts will result in a larger market or increase in market acceptance for our services.  If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, or if our proposed services do not achieve or sustain market acceptance, our proposed business, results of operations and financial condition will continue to be materially and adversely affected.

Ultimately, our success will depend upon consumer acceptance of our product delivery model and our largely pre-configured products.  We rely on our retail and internet vending customers to market our products to end consumers.  While we assist retailers with their marketing programs, we cannot assure that retailers will continue to market our services or that their marketing efforts will be successful in attracting and retaining end user consumers.  The failure to attract end user consumers will adversely affect our business.  In addition, if our service does not generate revenue for the retailer, whether because of failure to market it, we may lose retailers as customers, which would adversely affect our revenue.

aVinci Media, LC has for the past few years depended on a single customer for a significant portion of its revenue.  If we are unable to replace that customer and add additional customers it could materially harm our operating results, business, and financial condition.

During 2004, 2005, 2006, and 2007, over 90% of aVinci Media LC’s revenue was derived from a single customer, BigPlanet.  The contract with BigPlanet expired on December 31, 2007.  aVinci Media LC continues to provide our technology to BigPlanet on a monthly basis resulting in less than $2,000 a month in royalties. We added several additional customer contracts during 2007, but they are currently generating less revenue per month than BigPlanet generated per month over the last few years.  If in the event we are unable to replace the revenue generated from BigPlanet, and increase revenue from current customers and all additional custmers, our operations and financial results will significantly suffer, jeopardizing long-term operations.  We may not succeed in generating additional revenues, and may be faced with intense price competition, both of which may affect our gross margins and could significantly impact ongoing operations.

AVI Media needs to develop and introduce new and enhanced products in a timely manner to remain competitive.

The markets in which we operate are characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and relatively short product lives.  The pursuit of necessary technological advances and the development of new products require substantial time and expense.  To compete successfully in the markets in which we operate, we must develop and sell new or enhanced products that provide increasingly higher levels of performance and reliability.  For example, our business involves new digital audio and video formats, such as DVD-Video and DVD-Audio, and, more recently, the new recordable DVD formats including DVD-RAM, DVD-R/RW, and DVD+RW.

Currently, there is extensive activity in our industry targeting the introduction of new, high definition formats including Blue Ray®.  To the extent that competing new formats remain incompatible, consumer adoption may be delayed and we may be required to expend additional resources to support multiple formats.  We expend significant time and effort to develop new products in compliance with these new formats.  To the extent there is a delay in the implementation or adoption of these formats, our business, financial condition and results of operations could be adversely affected.  As new industry standards, technologies and formats are introduced, there may be limited sources for the intellectual property rights and background technologies necessary for implementation, and the initial prices that we may negotiate in an effort to bring our products to market may prove to be higher than those ultimately offered to other licensees, putting us at a competitive disadvantage.  Additionally, if these formats prove to be unsuccessful or are not accepted for any reason, there will be limited demand for our products.  We cannot assure you that the products it is currently developing or intend to develop will achieve feasibility or that even if it is successful, the developed product will be accepted by the market.  We may not be able to recover these costs of existing and future product development and our failure to do so may materially and adversely impact its business, financial condition and results of operations.

If AVI Media is unable to respond to customer technological demands and improve its products, its business could be materially and adversely affected.

To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our solutions and products.  The photo industry is characterized by rapid technological change, changes in user and customer requirements and preferences and frequent new product and service introductions.  Our success will depend, in part, on our ability to license leading technologies useful in our business, enhance existing software offerings, develop new product offerings and technology that address the varied needs of our existing and prospective customers and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.  There can be no assurance that we will successfully implement new technologies or adapt our solutions, products, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards.  If we are unable to adapt in a timely manner in response to changing market conditions or customer requirements for technical, legal, financial or other reasons, our business could be materially adversely affected.

AVI Media expects to experience rapid growth.  If it is unable to manage its growing operations effective, AVI Media’s business could be negatively impacted.

Expected rapid growth in all areas of our business may place a significant strain on our operational, human, and technical resources.  We expect that operating expenses and staffing levels will increase in the future to keep pace with our customer demands and requirements.  To manage our growth, we must expand our operational and technical capabilities and manage our employee base, while effectively administering multiple relationships with various third parties, including business partners and affiliates.  We cannot assure that we will be able to effectively manage our growth.  The failure to effectively manage our growth could result in an inability to meet customer demands, leading to customer dissatisfaction and loss.  Loss of customers could negatively impact our operating results.

AVI Media competes with others who provide products comparable to its products.  If AVI Media is unable to compete with current and future competitors, its business could be materially and adversely affected.

The digital photography products and services industries are intensely competitive, and we expect competition to increase in the future as current competitors improve their offerings, new participants enter the market or industry consolidation further develops. Digital image services are provided by a wide range of companies.  Our competitors consist of professional videographers on the high-cost end and slideshow software programs on the low-cost end, with varying software tools in the middle.  Software providers who supply consumer tools or solutions for consumers to make their own DVD productions include Adobe, Microsoft, Ulead, PhotoShow, Roxio, among others.  Specific competitors in the market for the provision of personalized photo products include MediaClip, Muvee, Animoto, Slide, Roxio PhotoShow, and One True Media.  Internet portals and search engines such as Yahoo!, AOL and Google also offer digital photography solutions, and home printing solutions offered by Hewlett Packard, Lexmark, Epson, Canon and others.  .

Competition may result in pricing pressures, reduced profit margins or loss of market share, any of which could substantially harm our business and results of operations.  Our success is dependent upon our ability to maintain our current customers and obtain additional customers.  Most of our competitors have longer operating histories, significantly greater financial, technical and marketing resources, greater name and product recognition, and larger existing customer bases.  Although we have been able to enter into relationships with many potential competitors, we cannot provide any assurance our relationships will continue or that these potential competitors will not pursue their own product solutions that we currently provide to them.  With large and varied competitors and potential competitors in the marketplace, we cannot be certain that we will be able to compete successfully against current and future competitors.  If we are unable to do so, it will have a material adverse effect on our business, results of operations and financial condition.

AVI Media relies on its ability to download software and fulfill orders for its customers.  If AVI Media is unable to maintain reliability of its network solution it may lose both present and potential customers.

Our ability to attract and retain customers depends on the performance, reliability and availability of our services and fulfillment network infrastructure.  We may experience periodic service interruptions caused by temporary problems in our own systems or software or in the systems or software of third parties upon whom we rely to provide such service.  Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems and interrupt our services.  Computer viruses, electronic break-ins or other similar disruptive events also could disrupt our services.  System disruptions could result in the unavailability or slower response times of the websites we host for our customers, which would lower the quality of the consumers’ experiences.  Service disruptions could adversely affect our revenues and, if the service disruptions were prolonged, would seriously harm our business and reputation.  We do not carry business interruption insurance to compensate for losses that may occur as a result of these interruptions.  Our customers depend on Internet service providers and other website operators for access to our systems.  These entities have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems.  Moreover, the Internet network infrastructure may not be able to support continued growth.  Any of these problems could adversely affect our business.

The infrastructure relating to our services are vulnerable to unauthorized access, physical or electronic computer break-ins, computer viruses and other disruptive problems.  Internet service providers have experienced, and may continue to experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees and others.  Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations.  Security breaches relating to our activities or the activities of third-party contractors that involve the storage and transmission of proprietary information could damage our reputation and relationships with our customers and strategic partners.  We could be liable to our customers for the damages caused by such breaches or we could incur substantial costs as a result of defending claims for those damages.  We may need to expend significant capital and other resources to protect against such security breaches or to address problems caused by such breaches.  Security measures we take, however, may not prevent disruptions or security breaches.

AVI Media relies on third parties for the development and maintenance of photo kiosks and backend Internet connections to reach its customers and such dependence on third parties may impair its ability to generate revenues.

Our business relies on the use of third party photo kiosks and Internet systems and connections as a convenient means of consumer interaction and commerce.  The success of our business will depend on the ability of our customers to use such third party photo kiosks and Internet systems and connections without significant delays or aggravation.  As such, we rely on third parties to develop and maintain reliable photo kiosks and to provide Internet connections having the necessary speed, data capacity and security, as well as the timely development of complementary products such as high-speed modems, to ensure our customers have reliable access to our services.  The failure of our customer photo kiosk providers and the Internet to achieve these goals may reduce our ability to generate significant revenue.

Our penetration of a broader consumer market will depend, in part, on continued proliferation of high speed Internet access for customers using kiosk and vendors providing its software and products via the Internet.  The Internet has experienced, and is likely to continue to experience, significant growth in the number of users and amount of traffic.  As the Internet continues to experience increased numbers of users, increased frequency of use and increased bandwidth requirements, the Internet infrastructure may be unable to support the demands placed on it.  In addition, increased users or bandwidth requirements may harm the performance of the Internet.  The Internet has experienced a variety of outages and other delays and it could face outages and delays in the future.  These outages and delays could reduce the level of Internet usage as well as the level of traffic, and could result in the Internet becoming an inconvenient or uneconomical source of products and services, which would cause our revenue to decrease.  The infrastructure and complementary products or services necessary to make the Internet a viable commercial marketplace for the long term may not be developed successfully or in a timely manner.

AVI Media has relied upon its ability to produce products with its proprietary technology to establish customer relationships.  If AVI Media is unable to protect and enforce its intellectual property rights, AVI Media may suffer a loss of business.

Our success and ability to compete depends, to a large degree, on our current technology and, in the future, technology that we might develop or license from third parties.  To protect our technology, we have used the following: confidentiality agreements, retention and safekeeping of source codes, and duplication of such for backup.  Despite these precautions, it may be possible for unauthorized third parties to copy or otherwise obtain and use our technology or proprietary information.  In addition, effective proprietary information protection may be unavailable or limited in certain foreign countries.  Litigation may be necessary in the future to: enforce our intellectual property rights, protect our trade secrets, or determine the validity and scope of the proprietary rights of others.  Such misappropriation or litigation could result in substantial costs and diversion of resources and the potential loss of intellectual property rights, which could impair our financial and business condition.  Although currently we are not engaged in any form of litigation proceedings in respect to the foregoing, in the future, we may receive notice of claims of infringement of other parties' proprietary rights.  Such claims may involve internally developed technology or technology and enhancements that we may license from third parties.  Moreover, although we sometimes may be indemnified by third parties against such claims related to technology that we have licensed, such infringements against the proprietary rights of others and indemnity there from may be limited, unavailable, or, where the third party lacks sufficient assets or insurance, ineffectual.  Any such claims could require us to spend time and money defending against them, and, if they were decided against us, could cause serious injury to our business operations.

The future success of AVI Media’s business depends on continued consumer adoption of digital photography.

Our growth is highly dependent upon the continued adoption by consumers of digital photography.  The digital photography market is rapidly evolving, characterized by changing technologies, intense price competition, additional competitors, evolving industry standards, frequent new service announcements and changing consumer demands and behaviors.  To the extent that consumer adoption of digital photography does not continue to grow as expected, our revenue growth would likely suffer.  Moreover, we face significant risks that, if the market for digital photography evolves in ways that we are not able to address due to changing technologies or consumer behaviors, pricing pressures, or otherwise, our current products and services may become unattractive, which would likely result in the loss of customers and a decline in net revenues and/or increased expenses.

Other companies’ intellectual property rights may interfere with AVI Media’s current or future product development and sales.

We have not conducted routine comprehensive patent search relating to our business models or the technology we use in our products or services.  There may be issued or pending patents owned by third parties that relate to our business models, products or services.  If so, we could incur substantial costs defending against patent infringement claims or it could even be blocked from engaging in certain business endeavors or selling our products or services.  Other companies may succeed in obtaining valid patents covering one or more of our business models or key techniques we utilize in its products or services.  If so, AVI Media may be forced to obtain required licenses or implement alternative non-infringing approaches.  Our products are designed to adhere to industry standards, such as DVD-ROM, DVD-Video, DVD-Audio and MPEG video.  A number of companies and organizations hold various patents that claim to cover various aspects of DVD, MPEG and other relevant technology.  We have entered into license agreements with certain companies and organizations relative to some of these technologies.  Such license agreements may not be sufficient in the future to grant us all of the intellectual property rights necessary to market and sell our products.

AVI Media’s products rely upon the use of copyrighted materials that it licenses and its inability to obtain needed licenses, remain compliant with existing license agreements, or effectively account for and pay royalties to third parties could substantially limit product development and deployment.

Our products incorporate copyrighted materials in the form of pictures, video, audio, music, and fonts.  We actively monitor the use of all copyrighted materials and pays up-front and usage royalties as it fulfills customer orders for products.  If we were unable to maintain appropriate licenses for copyrighted works, we would be required to limit our product offerings, which would negatively impact our revenues.  We also seek to license popular works to build into our products and the photo merchandizing market is extremely competitive.  In the event we are unable to license works because our technology is not competitive or we have inadequate capital to pay royalties, we may not be able to effectively compete for photo-product production business which would seriously impart our ability to sell products.

AVI Media could be liable to some of its customers for damages that they incur in connection with intellectual property claims.

We have exposure to potential liability arising from infringement of third-party intellectual property rights in our license agreements with customers.  If we are required to pay damages to or incur liability on behalf of our customers, our business could be harmed.  Moreover, even if a particular claim falls outside of our indemnity or warranty obligations to our customers, our customers may be entitled to additional contractual remedies against us, which could harm our business.  Furthermore, even if we are not liable to our customers, our customers may attempt to pass on to us the cost of any license fees or damages owed to third parties by reducing the amounts they pay for our products.  These price reductions could harm our business.

Legislation regarding copyright protection or content interdiction could impose complex and costly constraints on AVI Media’s business model.

Because of our focus on automation and high volumes, our operations do not involve, for the vast majority of our sales, any human-based review of content.  Although use of our software technology terms of use specifically require customers to represent that they have the right and authority to reproduce the content they provide and that the content is in full compliance with all relevant laws and regulations, we do not have the ability to determine the accuracy of these representations on a case-by-case basis.  There is a risk that a customer may supply an image or other content that is the property of another party used without permission, that infringes the copyright or trademark of another party, or that would be considered to be defamatory, pornographic, hateful, racist, scandalous, obscene or otherwise offensive, objectionable or illegal under the laws or court decisions of the jurisdiction where that customer lives.  There is, therefore, a risk that customers may intentionally or inadvertently order and receive products using our technology that are in violation of the rights of another party or a law or regulation of a particular jurisdiction.  If we should become legally obligated in the future to perform manual screening and review for all orders destined for a jurisdiction, we will encounter increased production costs or may cease accepting orders for shipment to that jurisdiction which could substantially harm our business and results of operations.

The loss of any of AVI Media’s executive officers, key personnel, or contractors would likely have an adverse effect on its business.

Our greatest resource in developing and launching our products is the labor of our executive officers, employees and contractors.  We are dependent upon our management, employees, and contractors for meeting our business objectives.  In particular, the original founders and members of the senior management team play key roles in our business and technical development.  We do not carry key man insurance coverage to mitigate the financial effect of losing the services of any of these key individuals.  The loss of any of these key individuals most likely would have an adverse effect on our business.

If the collocation facility where much of AVI Media’s Internet computer and communications hardware is located fails, its business and results of operations would be harmed.  If AVI Media’s Internet service to its primary business office fails, its business relationships could be damaged.

Our ability to provide our services depends on the uninterrupted operation of our computer and communications systems.  Much of our computer hardware necessary to operate the Internet service for downloading software and receiving customer orders is located at a single third party hosting facility in Salt Lake City, Utah.  Our systems and operations could suffer damage or interruption from human error, fire, flood, power loss, telecommunications failure, break-ins, terrorist attacks, acts of war and similar events.  We do have some redundant systems in multiple locations, but if our primary location suffers interruptions our ability to service customers quickly and efficiently will suffer.

AVI Media’s technology may contain undetected errors that could result in limited capacity or an interruption in service.

The development of our software and products is a complex process that requires the services of numerous developers.  Our technology may contain undetected errors or design faults that may cause our services to fail and result in the loss of, or delay in, acceptance of our services.  If the design fault leads to an interruption in the provision of our services or a reduction in the capacity of our services, we would lose revenue.  In the future, we may encounter scalability limitations that could seriously harm our business.

AVI Media may divert its resources to develop new product lines, which may result in changes to its business plan and fluctuations in its expenditures.

As we have developed our technology, customers have required us to develop various means of deploying our products.  In order to remain competitive and work around deployment issues inherent in working with third party kiosk providers, we are continually developing new deployments and product lines.  We recently developed a new point-of-scan product to provide customers with an alternative to getting our products from retail kiosks that are sometimes busy or out of order.  The development of new product types may result in increased expenditures during the development and implementation phase, which could negatively impact our results of operations.  In addition, we are a small company with limited resources and diverting these resources to the development of new product lines may result in reduced customer service turn around times and delays in deploying new customers.  These delays could adversely affect our business and results of operations.

AVI Media may undertake acquisitions to expand its business, which may pose risks to its business and dilute the ownership of existing stockholders.

The digital photo industry is undergoing significant changes.  As we pursue our business plans, we may pursue acquisitions of businesses, technologies, or services.  We are unable to predict whether or when any prospective acquisition will be completed.  Integrating newly acquired businesses, technologies or services is likely to be expensive and time consuming.  To finance any acquisitions, it may be necessary to raise additional funds through public or private financings.  Additional funds may not be available on favorable terms and, in the case of equity financings, would result in additional dilution to our existing stockholders.  If we do acquire any businesses and if we are unable to integrate any newly acquired entities, technologies or services effectively, our business and results of operations may suffer.  The time and expense associated with finding suitable and compatible businesses, technologies, or services could also disrupt our ongoing business and divert management’s attention.  Future acquisitions could result in large and immediate write-offs or assumptions of debt and contingent liabilities, any of which could substantially harm our business and results of operations.

Requirements under client agreements and AVI Media’s method of delivering products could cause the deferral of revenue recognition, which could harm its operating results and adversely impact its ability to forecast recognition revenue.

Our agreements with clients provide for various methods of delivering our technology capability to end consumers and may include service and development requirements in some instances.  As we provide future point-of-scan products that require future fulfillment of products, we may be required to defer revenue recognition until the time the consumer submits an order to have a product fulfilled rather than at the time our point-of-scan product is sold.  In addition, if we are obligated to provide development and support services to customers, we may be required to defer certain revenues to future periods which could harm our short-term operating results and adversely impact our ability to accurately forecast revenue.

AVI Media’s pricing model may not be accepted and its product prices may decline, which could harm its operating results.

Under our current business model, we charge a royalty on each product produced using our technology rather than selling software to our customers.  If our customers are offered software products to purchase that do not require the payment of royalties, our business could suffer.  Additionally the market for photo products is intensely competitive.  It is likely that prices our customers charge end consumers will decline due to competitive pricing pressures from other software providers which will likely affect our product royalties and revenues.

AVI Media depends on third-party suppliers for media components of some of its products and any failure by them to deliver these components could limit its ability to satisfy customer demand.

We currently source DVD media and other components for use in our products from various sources.  We do not carry significant inventories of these components and we have no guaranteed supply agreements for them.  We may in the future experience shortages of some product components, which can have a significant negative impact on our business.  Any interruption in the operations of our vendors of sole components could affect adversely our ability to meet our scheduled product deliveries to customers.  If we are unable to obtain a sufficient supply of components from current sources, we could experience difficulties in obtaining alternative sources or in altering product designs to use alternative components.  Resulting delays or reductions in product shipments could damage customer relationships and expose us to potential damages that may arise from our inability to supply our customers with products.  Further, a significant increase in the price of one or more of these components could harm our gross margins and/or operating results.

AVI Media relies on sales representatives and retailers to sell its products, and disruptions to these channels would affect adversely its ability to generate revenues from the sale of its products.

A large portion of our projected revenue is derived from sales of products to end-users via retail channels that it accesses directly and through a third party network of sales representatives.  If our relationship with such sales representatives is disrupted for any reason, our relationship with our retail customers could suffer.  If our retail customers do not choose to market our products in their stores, our sales will likely be significantly impacted and our revenues would decrease.  Any decrease in revenue coming from these retailers or sales representatives and our inability to find a satisfactory replacement in a timely manner could affect our operating results adversely.  Moreover, our failure to maintain favorable arrangements with our sales representative may impact adversely our business.

Changes in financial accounting standards or practices may cause adverse unexpected financial reporting fluctuations and affect AVI Media’s reported results of operations.

A change in accounting standards or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective.  New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future.  Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business.

Government regulation of the Internet and e-commerce is evolving, and unfavorable changes or failure by AVI Media to comply with these regulations could substantially harm its business and results of operations.

We are subject to general business regulations and laws as well as regulations and laws specifically governing the Internet and e-commerce.  Existing and future laws and regulations may impede the growth of the Internet or other online services.  These regulations and laws may cover taxation, restrictions on imports and exports, customs, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, the provision of online payment services, broadband residential Internet access and the characteristics and quality of products and services.  It is not clear how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet and e-commerce as the vast majority of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues raised by the Internet or e-commerce.  Those laws that do reference the Internet are only beginning to be interpreted by the courts and their applicability and reach are therefore uncertain.  For example, the Digital Millennium Copyright Act, or DMCA, is intended, in part, to limit the liability of eligible online service providers for listing or linking to third-party websites that include materials that infringe copyrights or other rights of others. Portions of the Communications Decency Act, or CDA, are intended to provide statutory protections to online service providers who distribute third-party content.  We rely on the protections provided by both the DMCA and CDA in conducting our business.  Any changes in these laws or judicial interpretations narrowing their protections will subject us to greater risk of liability and may increase our costs of compliance with these regulations or limit our ability to operate certain lines of business.  The Children’s Online Protection Act and the Children’s Online Privacy Protection Act are intended to restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors.  In addition, the Protection of Children From Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances.  The costs of compliance with these regulations may increase in the future as a result of changes in the regulations or the interpretation of them.  Further, any failures on our part to comply with these regulations may subject us to significant liabilities.  Those current and future laws and regulations or unfavorable resolution of these issues may substantially harm our business and results of operations.

AVI Media’s failure to protect the confidential information of its customers against security breaches and the risks associated with credit card fraud could damage its reputation and brand and substantially harm its business and results of operations.

A significant prerequisite to online commerce and communications is the secure transmission of confidential information over public networks.  Our failure to prevent security breaches could damage our reputation and brand and substantially harm our business and results of operations for customers using online services.  We rely on encryption and authentication technology licensed from third parties to effect the secure transmission of confidential customer information, including credit card numbers, customer mailing addresses and email addresses.  Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the technology used by us to protect customer transaction data.  In addition, any party who is able to illicitly obtain a user’s password could access the user’s transaction data or personal information.  Any compromise of our security could damage our reputation and brand and expose us to a risk of loss or litigation and possible liability, which would substantially harm our business and results of operations.  In addition, anyone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations.  We may need to devote significant resources to protect against security breaches or to address problems caused by breaches.

Risks Related to Our Common Stock

Our articles of incorporation grant our Board of Directors the power to designate and issue additional shares of common and/or preferred stock.

Our authorized capital consists of 250,000,000 shares of common stock and 50,000,000 shares of preferred stock.  Our preferred stock may be designated into series pursuant to authority granted by our articles of incorporation, and on approval from our Board of Directors. The Board of Directors, without any action by our stockholders, may designate and issue shares in such classes or series as the Board of Directors deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of other classes or series of stock that may be issued could be superior to the rights of holders of our common shares. The designation and issuance of shares of capital stock having preferential rights could adversely affect other rights appurtenant to shares of our common stock. Furthermore, any issuances of additional stock (common or preferred) will dilute the percentage of ownership interest of then-current holders of our capital stock and may dilute our book value per share.

Because we acquired aVinci Media, LC by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

Additional risks to our investors may exist as a result of the “reverse merger.” Security analysts of major brokerage firms may not provide us with coverage. In addition, because of past abuses and fraud concerns stemming primarily from a lack of public information about new public businesses, there are many people in the securities industry and business in general who view reverse merger transactions with public shell companies with suspicion. Without brokerage firm and analyst coverage, there may be fewer people aware of our company and our business, resulting in fewer potential buyers of our securities, less liquidity, and depressed stock prices for our investors.

We are subject to Sarbanes-Oxley and the reporting requirements of federal securities laws, which can be expensive.

As a public reporting company, we are subject to Sarbanes-Oxley and, accordingly, are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and other federal securities laws. The costs of compliance with Sarbanes-Oxley, of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC, furnishing audited reports to our stockholders, and other legal, audit and internal resource costs attendant with being a public reporting company will cause our expenses to be higher than if we were privately held.

There is not now, and there may not ever be an active market for shares of our common stock.

In general, there has been very little trading activity in shares of our common stock. The small trading volume will likely make it difficult for our stockholders to sell their shares as and when they choose. Furthermore, small trading volumes are generally understood to depress market prices. As a result, you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate.

Because it is a “penny stock,” you may have difficulty selling shares of our common stock.

Our common stock is a “penny stock” and is therefore subject to the requirements of Rule 15g-9 under the Securities and Exchange Act of 1934. Under this rule, broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. Under applicable regulations, our common stock will generally remain a “penny stock” for such time as our per-share price is less than $5.00 (as determined in accordance with SEC regulations), or until we meet certain net asset or revenue thresholds. These thresholds include (i) the possession of net tangible assets (i.e., total assets less intangible assets and liabilities) in excess of $2 million in the event we have been operating for at least three years or $5 million in the event we have been operating for fewer than three years, and (ii) the recognition of average revenues equal to at least $6 million for each of the last three years. We do not anticipate meeting any of the foregoing thresholds in the foreseeable future.

The penny-stock rules severely limit the liquidity of securities in the secondary market, and many brokers choose not to participate in penny-stock transactions because of the difficulties in effectuating trades in such securities. As a result, there is generally less trading in penny stocks than in other stock that are not penny stocks. If you become a holder of our common stock, you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate.

We do not intend to pay dividends on our common stock for the foreseeable future.

In conjunction with the Merger, we paid a dividend to our stockholders of record prior to the Merger.  We do not anticipate that we will pay any dividends for the foreseeable future. Accordingly, any return on an investment in our company will be realized, if at all, only when a stockholder sells his or her shares of our common stock.  Stockholders who received their shares in exchange for aVinci Media, LC ownership interests, own restricted shares that can be sold only if an exemption is available.  Because we were a “shell” company, exemptions under Rule 144 will not be available for use by stockholders holding restricted securities until June 7, 2009.

Our stock price has been volatile in response to market and other factors.

The market price for our common stock has been, and the market price for the our stock after the Merger may continue to be, volatile and subject to price and volume fluctuations in response to market and other factors, including the following, some of which are beyond our control:

•                   variations in quarterly operating results from the expectations of securities analysts or investors;

•                   announcements of technological innovations or new products or services by us or our competitors;

•                   general technological, market or economic trends;

•                   investor perception of the industry our  prospects;

•                   investors entering into short sale contracts;

•                   regulatory developments; and

•                   additions or departures of key personnel.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

We and our representatives may from time to time make written or oral statements that are “forward-looking,” including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “may,” “should,” variations of such words and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause our company's actual results to differ materially from those projected in such forward-looking statements. We discuss many of these risks, uncertainties and other factors in this prospectus in greater detail in the section of this prospectus entitled “Risk Factors”. Forward looking statements speak only as of the date made and are not guarantees of future performance. We undertake no obligation to publicly update or revise any forward-looking statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants owned by the selling stockholder. We expect the proceeds, if any, received from the exercise of the warrants and the options to be used for general working capital purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock has traded over-the-counter on the OTC Pink Sheets under the symbol “SAHC.PK” since June 19, 2007.  From March 26, 2003 to June 18, 2007, our common stock traded over-the-counter on the OTC Pink Sheets under the symbol “ATMS”.  From February 1998 to March 25, 2003, our common stock traded on the NASDAQ stock market under the symbol “ATMS”.  As of June 9, 2008, our post-merger, post reverse split trading symbol on the OTC Pink Sheets is “AVMC.PK”.  The following table sets forth the quarterly high and low bid information for our common stock for the two-year period ended September 30, 2007 and through December 29, 2008:

	High Bid	Low Bid
Year Ended December 31, 2006

First Quarter	$0.78		$0.46
Second Quarter	0.70		0.52
Third Quarter	0.84		0.62
Fourth Quarter	1.00		0.70

Year Ended December 31, 2007

First Quarter	$1.38	~~$~~	0.92
Second Quarter	2.00		1.24
Third Quarter	1.80		1.40
Fourth Quarter	1.74		$1.20

Fiscal Year Ended December 31, 2008

First Quarter	$1.36	~~$~~	1.06
Second Quarter	2.25		0.60
Third Quarter	1.34		0.81
Fourth Quarter	1.05		0.10

Holders

As of December 31, 2008 there were 48,735,545 shares of common stock outstanding and approximately 1,090 stockholders of record.

Transfer Agent and Registrar

Our transfer agent is Computershare, 350 Indiana Street, Suite 800, Golden, CO 80401; telephone (303) 262-0600.

Dividend Policy

Except for the $2,000,000 Dividend that we have paid to our stockholders of record as of April 16, 2008, we have not paid any cash dividends on our common stock to date and do not anticipate we will pay dividends in the foreseeable future. The payment of dividends in the future will be contingent upon revenues and earnings, if any, capital requirements, and our general financial condition. The payment of any dividends will be within the discretion of the then Board of Directors. It is the present intention of the Board of Directors to retain all earnings, if any, for use in the business operations. Accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

Warrants, Options and Convertible Debt

There are no outstanding options or warrants that would entitle any person to purchase our preferred stock.  Currently, there are outstanding options and warrants to purchase shares of our common stock. Information about outstanding options and warrants is as follows:

Holder	Shares Underlying Option/Warrant (1)		Exercise Price (1)	Expiration Date

Jerrell G. Clay	475,000		$1.24	March 21, 2017
Stephen P. Griggs	475,000		$1.24	March 21, 2017
Chett B. Paulsen	870,963	(2)	$0.71	December 31, 2012
Richard B. Paulsen	870,963	(2)	$0.71	December 31, 2012
Edward B. Paulsen	609,674	(2)	$0.71	December 31, 2012
Amerivon Investments LLC.	2,909,016	(3)	(3)	(3)
Terry Dickson	705,479	(4)	(4)	(4)
Other Employees	423,941	(5)	(5)	(5)

(1)	The share amounts and exercise prices reflect the 1-for-2 reverse split associated with the Merger.
(2)	Non-vested options priced at $0.71.
(3)
Includes 949,350 shares of common stock underlying currently exercisable warrants priced at $0.53, 653,222 shares of common stock underlying currently exercisable options priced at $0.18, 653,222 non-vested options priced at $0.18 and subject to sales performance in 2008, and 653,222 options priced at $0.71 and subject to sales performance vesting in 2009.

(4)	Includes 351,651 currently vested options priced at $0.27, 92,540 non-vested options priced at $0.27, and 261,289 non-vested options priced at $0.71.
(5)	Includes options held by employees that are exercisable at prices ranging from $.41 to $0.71 and which expire at various times from September 10, 2011 to December 31, 2012.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Some of the information in this filing contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. You should read statements that contain these words carefully because they:

•	Discuss our future expectations;

•	Contain projections of our future results of operations or of our financial condition; and

•	State other “forward-looking” information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors,” “Business” and elsewhere in this prospectus.

Overview

Through our subsidiary, aVinci Media, LC, we deploy a software technology that employs “Automated Multimedia Object Models,” its patent-pending way of turning consumer captured images, video, and audio into complete digital files in the form of full-motion movies, DVD’s, photo books, posters and streaming media files.  We make software technology that it packages in various forms available to mass retailers, specialty retailers, Internet portals and web sites that allow end consumers to use an automated process to create products such as DVD productions, photo books, posters, calendars, and other print media products from consumer photographs, digital pictures, video, and other media. Under our business model, our customers are retailers and other vendors.  We enable our customers to sell our products to the end consumer who remain customers of the vendor.  Only a small percentage of our business will be generated from the ultimate consumer.  Through 2007, aVinci Media, LC generated revenues through the sales of DVD products created using its technology. During 2008, aVinci Media, LC began deploying its technology to create photo books and posters.

We will continue to utilize the current revenue model of entering into agreements and receiving a fee for each product made using our technology.  Our revenue model generally includes a per product fee. With all product deployments, except with respect to our retail kit product, we receive a fee from our retailer customer each time an end customer makes a product utilizing our technology.  From the fees received, we pay the fees associated with licensed media and technology. If we are performing product fulfillment, we also pay the costs of goods associated with the production of the product. If our customer utilizes in-store fulfillment, its end consumer pays the cost of goods associated with production.

aVinci Media, LC signed its first agreement in 2004 under which it supplied its software technology to BigPlanet, a company that markets, sells, and fulfilled personal DVD products for its customers. Through 2006 all of aVinci’s revenues were generated through BigPlanet. Under the terms of this agreement, BigPlanet was required to make minimum annual guaranteed payments to aVinci in the amount of $1 million to be paid in 12 equal monthly installments. The BigPlanet agreement included software development, software license, post-contract support and training. As a result of the agreement terms, aVinci Media, LC determined to use the percentage-of-completion method of accounting to record the revenue for the entire contract. aVinci Media, LC utilized the ratio of total actual costs incurred to total estimated costs incurred related to BigPlanet to determine the proportional amount of revenue to be recognized at each reporting date.  The BigPlanet agreement expired on its terms at the end of 2007.  During the last months of the agreement term, BigPlanet reassessed and repositioned its photo offering and determined it would not actively pursue photo archiving which generated the sale of DVD movies as an ancillary product offering using the our technology.  Accordingly the agreement was not renewed based upon BigPlanet’s business strategy.  Revenues from BigPlanet now generate less than $2,000 per month.

During 2006, aVinci Media, LC signed an additional agreement to provide its technology in Meijer stores. The technology began being deployed in Meijer stores in April 2008 and has begun generating revenues in each store where the technology has been deployed. Full deployment in all 180 Meijer stores occurred in May 2008.

In 2007, aVinci Media, LC signed an agreement with Fujicolor to deploy its technology on Fujicolor kiosks located in domestic Wal-Mart stores. aVinci Media, LC has begun generating limited revenues through Wal-Mart and anticipates generating additional revenues through its Wal-Mart deployment during 2008.

Future Model

We plan to continue with a strategy of focusing on mass retailers to offer our products on kiosks, online and through software take-home kits.  We believe we can capitalize on consumers trending away from traditional print output for images by offering DVD photo archiving, DVD photo movies, photobook and poster print products.

On October 23, 2008, we announced that we will begin offering our aVinci® Studio Photo DVD kits in approximately 6,300 Walgreens stores across the U.S. The Walgreens product launch is scheduled for mid-November 2008, in time for the holiday gifting season.  The kits, which retail for under $25, include a finished professional quality DVD production that is mailed directly to the end customer. A new feature to aVinci’s software allows customers to preview and order matching photo books and/or posters with “one-click.”

Although we currently manufacture DVDs for certain customers in our Draper, Utah facility and use services of local third-party vendors to produce print DVD covers and inserts and to assemble and ship final products (e.g., through a services agreement, we began using Qualex Inc. to manufacture DVD and print product orders for certain customers), we hope to begin offering our products though an in-store DVD burning model.

Negotiations and testing are ongoing with several large retailers to provide our product by the end of 2008 through an in-store DVD burning model in addition to its current deployment platforms of kiosk, online and retail software kit.  We can provide no assurances that our current negotiations will result in any further agreements.

On October 2, 2008, we announced an agreement with Preclick to distribute our photo movie software along with Preclick's Walmart Digital Photo Manager software on millions of photo CD discs distributed by Walmart each year.  Preclick is the default photo manager software distributed with all CD lab orders fulfilled by Walmart Photo Centers. Beginning in November 2008, aVinci Studio software will come preinstalled on all CDs distributed by Walmart with the Preclick Digital Photo Manager.

We showcase our products on aVinciStudio.com.  We do not plan to actively promote sales via this website as we want end users to purchase products through our customers.

Basis of Presentation

Net Revenues. We currently generate revenues from our customers as they use our technology to create DVD products and from providing software through retail and online outlets that allow end consumers access to the technology to generate product orders which we produce and ship. Customers then pay a fee on orders produced. Our ongoing revenue agreements are generally multiple element contracts that may include software licenses, installation and set-up, training, post contract customer support (PCS), and fulfillment. For some of the agreements, we produce DVDs for the end customer. For other agreements, we provide blank DVD materials and the customer produces DVDs for the end customer. For other contracts, we do not provide any materials and our customer fulfills the orders for the end consumer. Our revenue recognition policy for the different revenue models is described below under Critical Accounting Policies.

In the past, we also generated revenue from a licensing agreement with BigPlanet.  Under the BigPlanet Agreement, a minimum guaranteed royalty of $1 million per year was required.  The BigPlanet agreement expired on its terms at the end of 2007.  During the last months of the agreement term, BigPlanet reassessed and repositioned its photo offering and determined it would not actively pursue photo archiving which generated the sale of DVD movies as an ancillary product offering.

As we expand our product offerings through additional customers, we believe our business and revenues will be subject to seasonal fluctuations prevalent in the photo industry. A substantial portion of our revenues (estimated at between 20-40%) will likely occur during the holiday season in the fourth quarter of the calendar year. we expect to experience lower net revenues during the first, second and third quarters than we experiences in the fourth quarter. This trend follows the typical photo and retail industry patterns.

We have begun tracking key metrics to understand and project revenues and costs in the future, which include the following:

Average Order Size. Average order size includes the number of products per order and the net revenues for a given period of time divided by the total number of customer orders recorded during that same period. As we expand our product offerings, we expect to increase the average order size in terms of products ordered and revenue generated per order.

Total Number of Orders. For each customer, we monitor the total number of orders for a given period, which provides an indicator of revenue trends for such customer. Orders are typically processed and shipped within three business days after a customer order is received.

We believe the analysis of these metrics provides us with important information on our overall revenue trends and operating results. Fluctuations in these metrics are not unusual and no single factor is determinative of its net revenues and operating results.

Cost of Revenues. Our cost of revenues consist of direct materials including DVDs, DVD cases, picture sheet inserts, third-party printing, assembly and packaging costs, payroll and related expenses for direct labor, shipping charges, packaging supplies, distribution and fulfillment activities, rent for production facilities and depreciation of production equipment. Cost of revenues also includes payroll and related expenses for personnel engaged in customer service. In addition, cost of revenues includes any third-party software or patents licensed, as well as the amortization of capitalized website development costs.

Operating Expenses. Operating expenses consist of sales and marketing, research and development and general and administrative expenses. We anticipate that each of the following categories of operating expenses will increase in absolute dollar amounts.

Research and development expense consists of personnel and related costs for employees and contractors engaged in the development and ongoing maintenance of our deployment of its products or various delivery platforms including online, web and shrinkwrap deployments. Research and development expense also includes co-location and bandwidth costs.

Sales and marketing expense consists of costs incurred for marketing programs and personnel and related expenses for our customer acquisition, product marketing, business development and public relations activities.

General and administrative expense includes general corporate costs, including rent for the corporate offices, insurance, depreciation on information technology equipment and legal and accounting fees. In addition, general and administrative expense includes personnel expenses of employees involved in executive, finance, accounting, human resources, information technology and legal roles. Third-party payment processor and credit card fees will also be included in general and administrative expense in 2008. We also anticipate both an additional one-time cost and a continuing cost associated with public reporting requirements and compliance with the Sarbanes-Oxley Act of 2002, as well as additional costs such as investor relations and higher insurance premiums.

Interest Expense. Interest expense consists of interest costs recognized under capital lease obligations and for borrowed money.

Income Taxes. Prior to the Merger, aVinci Media, LC had been a limited liability company and not subject to entity taxation. Going forward, aVinci Media, LC anticipates making provision for income taxes depending on the statutory rate in the countries where it sells its products. Historically, aVinci Media, LC has only been subject to taxation in the United States. If aVinci Media, LC continues to sell its products to customers located within the United States, aVinci Media, LC anticipates that its long-term future effective tax rate will be between 38% and 45%, without taking into account the use of any of the net operating loss carry forwards. However, we anticipate that in the future we may further expand our sales of products to customers located outside of the United States, in which case it would become subject to taxation based on the foreign statutory rates in the countries where these sales took place and our effective tax rate could fluctuate accordingly.

Critical Accounting Policies and Estimates

Use of Estimates. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition and Deferred Revenue.

BigPlanet Contract

Prior to March 31, 2007, the Company generated the majority of its revenue from one customer, BigPlanet, a division of NuSkin International, Inc. The contract with BigPlanet included software development, software license, post-contract support (PCS), and training. Because the contract included the delivery of a software license, the Company accounted for the contract in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition, as modified by SOP 98-9, Modification of SOP 97-2 with Respect to Certain Transactions. SOP 97-2 applies to activities that represent licensing, selling, leasing, or other marketing of computer software.

Because the contract included services to provide significant production, modification, or customization of software, in accordance with SOP 97-2, the Company accounted for the contract based on the provisions of Accounting Research Bulletin (ARB) No. 45, Long-Term Construction-Type Contracts and the relevant guidance provided by SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. In accordance with these provisions, the Company determined to use the percentage-of-completion method of accounting to record the revenue for the entire contract. The Company utilized the ratio of total actual costs incurred to total estimated costs to determine the amount of revenue to be recognized at each reporting date.

As of December 31, 2007, this contract was completed and all revenue under this contract had been recognized. The Company has no further obligations under this contract.

Integrated Kiosk Revenue Contracts

Under the kiosk revenue model, the Company integrates its technology with a kiosk provided by a third party.  The kiosk is placed in retail stores where the end consumers utilize the kiosk to load their digital images and make a variety of products.  Under this revenue model, the Company enters into agreements with the retail stores.  The agreements provide for the grant of a software license, installation of the software on the customer’s kiosks, training, PCS, and order fulfillment.  As compensation, the agreements provide for the Company to receive payment on a per unit basis for each order fulfilled. Because these contracts involve a significant software component and include contingent usage-based fees, the Company accounts for its revenue generated under these contacts in accordance with the provisions of AICPA Technical Practice Aid 5100.76 Fair Value in Multiple-Element Arrangements That Include Contingent Usage-Based Fees and Software Revenue Recognition.

Scenario No. 3 of TPA 5100.76 provides that when the usage-based fee represents payment for both the perpetual license right and PCS, the fee becomes fixed and determinable only at the time actual usage occurs. Therefore, revenue should be recognized at the time a reliable estimate can be made of the actual usage that has occurred, provided collectability is probable. Consequently, we recognize revenue on a monthly basis as units are fulfilled.

Retail Kit Revenue

The Company has developed a retail kit product that retailers and vendors can stock on their retail store shelves.  The retail kit consists of a small box containing a CD of a simplified version of the Company’s software and a product code.  The end consumer pays for the product at the store and can then load the CD onto their personal computer and use the software and their personal digital images to create movies, photo books, and streaming media files.  Once complete, the software assists the customer in uploading the file for remote fulfillment.  The Company may provide the fulfillment services or such services may be provided by another fulfillment provider.  There is no additional fee for the fulfillment. The sale of retail kits does not include PCS. In accordance with SOP 97-2, revenue from the sale of the retail kits to the retail store is deferred until the fulfillment services have been provided and the completed product has been shipped to the consumer or until the Company’s obligation to provide fulfillment has expired due to the passage of time.

Revenue from Third Party Internet Sites

The Company has agreed to provide the simplified version of its software to certain third party Internet sites that would allow a customer to download the software from the third party Internet site.  The software loads and walks the customer through the process of selecting his or her digital images to be used in creating the product, typing any unique consumer information such as a customized title and subtitle, entering order information for shipping, taking the consumer’s credit card information to process the payment transaction for products ordered via a secure Internet transaction, and uploading the order for remote fulfillment.  In accordance with SOP 97-2, if the Company provides the fulfillment services, revenue is deferred until the order has been fulfilled and shipped to the consumer.  If the fulfillment services are provided by another supplier, revenue is recognized at the time the credit card transaction is completed.  There is no additional fee for the fulfillment. Sales from third party Internet sites do not include PCS.

Revenue from the Company’s Internet Site

As a companion to the retail kit product, the Company launched a web site that will allow consumers who upload orders using the retail kit software to order additional copies and additional products on the Company’s web site.  Revenue from such additional products is recognized upon shipment of the product.

Other Revenue Contracts

In one contract entered into during 2007, the Company sold fulfillment equipment, hardware and software installation, and software licenses. The Company deferred all revenues related to these contracts as there was no VSOE established for each separate component of the contract. During the quarter ended March 31, 2008, all elements of the contract were delivered except for PCS. In accordance with SOP 97-2, deferred revenue is being recognized over the remaining term of the contract on a straight-line basis.

The Company capitalized the direct cost of the equipment and is amortizing it as the related revenue is recognized.

Although the Company is not currently recognizing contingent usage based fees under this agreement, it may do so at some point in the future. Because this contract involves a significant software component and includes contingent usage-based fees, the Company will account for its usage based fees generated under this contact in accordance with the provisions of AICPA Technical Practice Aid 5100.76, Fair Value in Multiple-Element Arrangements That Include Contingent Usage-Based Fees and Software Revenue Recognition.

Scenario No. 3 of TPA 5100.76 provides that when the usage-based fee represents payment for both the perpetual license right and PCS, the fee becomes fixed or determinable only at the time actual usage occurs. Therefore, revenue should be recognized at the time a reliable estimate can be made of the actual usage that has occurred, provided collectability is probable. Consequently, we will recognize usage-based revenue on a monthly basis as units are fulfilled.

Deferred Revenue

The Company records billings and cash received in excess of revenue earned as deferred revenue. The deferred revenue balance generally results from contractual commitments made by customers to pay amounts to the Company in advance of revenues earned. Revenue earned but not billed is classified as unbilled accounts receivable in the balance sheet. The Company bills customers as payments become due under the terms of the customer’s contract. The Company considers current information and events regarding its customers and their contracts and establishes allowances for doubtful accounts when it is probable that it will not be able to collect amounts due under the terms of existing contracts.

Accounting for Equity Based Compensation. We account for equity-based compensation in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R) (revised 2004), Share-Based Payment which requires recognition of expense (generally over the vesting period) based on the estimated fair value of equity-based payments granted. The fair value of each share-based award is estimated on the date of grant using the Black-Scholes option pricing model.

Expected dividend yield	–
Expected share price volatility	40% - 198%
Risk-free interest rate	4.06% - 7.50%
Expected life of options	2.5 years – 4.25 years

Another critical input in the Black-Scholes option pricing model is the current value of the common stock underlying the stock options.  We use the current trading price as quoted on the OTC Pink Sheets to determine the value of our common stock.  Prior to becoming a public company, aVinci Media, LC used cash sales of common and preferred units, and the exchange ratio that was estimated to be used in the reverse merger transaction to determine the value of its common units.

The fair value of the underlying common units for the stock options granted in 2007 was determined by the board of managers to be $.62 per unit. The board of managers used the following information in determining the fair value.

•	Cash sales of common units in September 2005 at $.33 per unit.

•
Cash sales of Series B preferred units in the 2nd quarter of 2007 at $.75 per unit.  The Series B preferred units have certain preferences to the common units, including redemption rights, annual dividends, and liquidation preference.

•	The estimated share exchange ratio, based on negotiations with the board of directors of Secure Alliance Holdings Corporation.

Results of Operations
For the first nine months of 2008, we had revenues of $302,351, an operating loss of $6,847,783, a net loss of $6,934,944, and a net loss applicable to common stockholders of $8,136,717. This compares to revenues of $329,640, an operating loss of $4,967,023, a net loss of $5,591,447, and a net loss applicable to common stockholders of $5,956,538 for the same period in 2007.

The following table sets forth, for the periods indicated, the percentage relationship of selected items from our statements of operations to total revenues.

	Nine Months Ended September 30,
	2008		2007
Revenues	100%		100%

Operating expense:
Cost of sales	220%		11%
Research and development	479%		412%
Selling and marketing	452%		291%
General and administrative	1,157%		844%
Depreciation and amortization	57%		49%
Total operating expense	2,365%		1,607%

Loss from operations	(2,265%	)	(1,507%	)

Other income (expense):
Interest income	16%		17%
Interest expense	(45%	)	(206%	)
Total other income (expense)	(29%	)	(189%	)

Net loss	(2,294%	)	(1,696%	)

Preferred dividends and deemed dividends	(323%	)	(58%	)

Distributions on Series B redeemable convertible preferred units	(74%	)	(53%	)

Net loss applicable to common stockholders	(2,691%	)	(1,807%	)

Revenues.

For the nine months ended September 30, 2008, total revenues decreased $27,289, or 8% to $302,351 as compared to $329,640 for the same period in 2007. The decrease in revenue for the nine months ended is due to the expiration of aVinci’s agreement with BigPlanet on December 31, 2007.

Four customers accounted for a total of 93 percent of aVinci’s revenues for the nine months ending September 30, 2008 (individually 47 percent, 20 percent, 15 Percent and 11 percent) compared to one customer accounting for almost all of the revenue for the same period in 2007. No other single customer accounted for more than 10 percent of aVinci’s total revenues for the nine months ended September 30, 2008 or the same periods in 2007. Given our large net loss applicable to common stockholders for the nine months ending September 30, 2008, the loss of any of our customers would not materially increase our net losses.

Operating Expenses.

Cost of Goods Sold. For the nine months ended September 30, 2008, cost of goods sold increased $630,011 to $666,933 compared to $36,922 for the same period in 2007. The increase in cost of goods sold is primarily due to the change in the type of work being performed in 2008 versus 2007. In 2007, we primarily supplied software technology to build DVD movies for a single customer – BigPlanet. In 2008, we have multiple customers and the cost of goods sold includes not only fulfillment costs, but also includes a portion of the cost of hardware to one customer that purchased fulfillment equipment. (Both the revenue and costs associated with this contract are being recognized over the life of the contract.) For the nine months ended September 30, 2008, cost of goods sold includes $547,361, in costs associated with fulfillment; and $119,572, for the cost of hardware.

Research and Development. For the nine months ended September 30, 2008, research and development increased $90,291, or 7% to $1,447,522 as compared to $1,357,231, for the same period in 2007. The increase in research and development expenses for the nine month period is due to an increase in personnel and related costs of approximately $122,000 for new employees and consultants involved with both the technology development for deployments and the ongoing maintenance of our products, with various retailers online and with various retailers in the form of hard good kits.

Selling and Marketing. For the nine months ended September 30, 2008, selling and marketing increased $407,365, or 43% to $1,365,650 compared to $958,285, for the same period in 2007. The increase is due to additional personnel and the related costs for new employees which increased approximately $240,000; and the costs for consultants involved with increased marketing efforts directed at mass retailers, which increased approximately $173,000.

General and Administrative. For the nine months ended September 30, 2008, general and administrative expenses increased $714,215, or 26% to $3,497,680 compared to $2,783,465, for the same period in 2007. The increase for the nine months ended September 30, 2008, is due to a $537,000 increase in consulting and outside services as a result of the consulting agreement with Amerivon (see “Related Party Transactions” below, for more information on this consulting agreement). The increase for the nine months ended September 30, 2008 is also attributable to fees incurred as a result of the reverse merger transaction (see Note 2, in Notes to Condensed Consolidated Financial Statements); legal and accounting fees of approximately $205,000; and directors and officers’ liability insurance of $180,000.

Interest Expense. For the nine months ended September 30, 2008, interest expense decreased $541,925 or 80% to $136,465 compared to $678,390 for the same period in 2007. The decrease is due to the accretion of debt discount of $338,594 and the conversion of convertible debt into equity in May 2007. To fund operations, aVinci Media LC undertook in the first quarter of 2006 a large private offering consisting of 12-month convertible debt, bearing interest at 10%. The offering was taken in its entirety by Amerivon Investments, LLC, who invested a total of $830,000. In August of 2006, Amerivon invested an additional $1,560,000 in a convertible debt offering, bearing interest at 9%.

In December 2006, aVinci Media LC entered into various short-term loans from its members totaling $285,783 to fund operations until the funding transaction with Amerivon Investments, LLC closed. These loans bore interest at 10% per annum and were payable on or before December 31, 2007. In May 2007, these loans were repaid.

Income Tax Expense. For the nine months ended September 30, 2008 and 2007, no provisions for income taxes were required. We accrue income taxes under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Prior to June 6, 2008, aVinci Media LC was a flow-through entity for income tax purposes and did not incur income tax liabilities.

At September 30, 2008, management has recognized a valuation allowance for the net deferred tax assets related to temporary differences and current operating losses. The valuation allowance was recorded in accordance with the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which requires that a valuation allowance be established when there is significant uncertainty as the realizability of the deferred tax assets. Based on a number of factors, the currently available, objective evidence indicates that is more likely than not that the net deferred tax assets will not be realized.

In June 2008, following the merger transaction described in Note 2 of Notes to Condensed Consolidated Financial Statements, we paid $113,028 in federal income taxes for our September 30, 2007 federal income tax return filed in the name of Secure Alliance Holdings Corporation. Also in June 2008, we paid $85,434 towards estimated Texas Franchise Tax in the name of Secure Alliance Holdings Corporation. Both of these items were accrued for at the time of the merger transaction. In August 2008, we made a final payment of $6,948 for Secure Alliance Holdings Corporation’s September 30, 2007 federal income tax return.

 Preferred Dividends and Deemed Dividends. We recorded a preferred dividend of $976,000 for the nine months ended September 30, 2008, to reflect the conversion of Series B preferred units to common units immediately prior to the closing of the Merger with aVinci Media LC. The conversion included an additional 1,525,000 common units that were issued upon conversion in order to induce conversion. The inducement units were recorded as a preferential dividend, thus increasing the accumulated deficit and increasing the loss applicable to common stockholders. We recorded a deemed dividend of $190,000 for the nine months ended September 30, 2007, due to the accretion of issuance costs related to the Series B offering.

Distributions on Series B redeemable convertible preferred units. The Series B redeemable convertible preferred unit holders were entitled to an annual distribution of $0.06 per unit. For the nine months ended September 30, 2008, distributions on Series B redeemable convertible preferred units increased $50,682, or 29% to $225,773 compared to $175,091, for the same period in 2007. The change is due to the distribution accrual beginning in May 2007, and ending (due to the reverse merger) in June 2008.

Balance Sheet Items

The following were changes in our balance sheet accounts. Many of the changes were as a result of the Merger. See Note 2 of Notes to Condensed Consolidated Financial Statements for more information on the Merger.

Cash. Cash increased $1,986,524, or 231%, to $2,845,593 at September 30, 2008, from $859,069 at December 31, 2007. The increase is due to the cash received in connection with the reverse merger.

Marketable Securities-Available-for Sale. We own 2,022,000 shares of the common stock of Cashbox plc. As of September 30, 2008, the common stock in Cashbox plc was recorded at a fair value of $211,319. Unrealized losses on these shares of common stock, included in stockholders’ equity, were $91,981 as of September 30, 2008.

Property and Equipment, net. Property and equipment decreased $261,322, or 26%, to $729,201 at September 30, 2008, from $990,523 at December 31, 2007. The decrease is due to depreciation expense ($326,000) exceeding fixed asset additions ($67,000).

Distributions Payable. Distributions payable decreased $308,251, or 100%, to $0 at September 30, 2008, from $308,251 at December 31, 2007. The decrease is a result of paying off all accrued distributions, and the elimination of the Series B convertible preferred units as a result of the reverse merger.

Notes Payable. Notes payable decreased $1,000,000, or 100%, to $0 at September 30, 2008, from $1,000,000 at December 31, 2007. The decrease is due to the notes payable balance being eliminated as a result of the reverse merger. The amount has been reclassified to an intercompany account which has been eliminated in consolidation.

Equity Accounts. As a result of the reverse merger, Sequoia’s Series A and B convertible preferred units and Common Units were exchanged for common stock.

Comparison of the Years Ended December 31, 2007 and 2006

Revenues.

	2007	2006	% Change
Revenues	$541,856	$739,200	(27%)

More than 90% of all revenues generated in 2007 and 100% in 2006 came from the agreement with BigPlanet.  Under the terms of the agreement, BigPlanet was obligated to pay aVinci Media LC $1 million in annual minimum guaranteed royalties, payable in 12 equal monthly installments of $83,333.33.  Big Planet timely paid each monthly installment during each of the 24 months through 2005 and 2006.  The BigPlanet agreement included software development, software license, post-contract support and training.  Because the contract included the delivery of a software license, aVinci Media LC accounted for the contract in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition, as modified by SOP 98-9, Modification of SOP 97-2 with Respect to Certain Transactions.  SOP 97-2 applies to activities that represent licensing, selling, leasing, or other marketing of computer software.

Because the contract included services to provide significant production, modification, or customization of software, in accordance with SOP 97-2, aVinci Media LC accounted for the contract based on the provisions of Accounting Research Bulletin (ARB) No. 45, Long-Term Construction-Type Contracts, and the relevant guidance provided by SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts.  In accordance with these provisions, aVinci Media LC determined to use the percentage-of-completion method of accounting to record the revenue for the entire contract.  aVinci Media LC utilized the ratio of total actual costs incurred to total estimated costs to determine the amount of revenue to be recognized at each reporting date.  aVinci Media LC records billings and cash received in excess of revenue earned as deferred revenue.  The deferred revenue balance generally results from contractual commitments made by customers to pay amounts to AVI Media in advance of revenues earned.  The unbilled accounts receivable represents revenue that has been earned but which has not yet been billed.  aVinci Media LC considers current information and events regarding its customers and their contracts and establishes allowances for doubtful accounts when it is probable that it will not be able to collect amounts due under the terms of existing contracts.

As a result of the use of the stated accounting methods, revenue recognition recognized income in years other that the year cash was received.  The cash received under the BigPlanet agreement was the same in 2007 and 2006, or $1 million each year.  As a result of applying the percentage-of-completion method, revenue decreased from $739,200 in 2006 to $541,856 in 2007, a 27% drop.  The change in revenue recognition in 2007 from 2006 reflects the relationship between the percentage of total operating expenses directly associated with the BigPlanet agreement and those related to other activities during each respective year of the agreement.  During 2006 a much greater percentage of aVinci Media LC’s resources were dedicated to the BigPlanet agreement than during 2007 because of the pursuit of and work on additional customer accounts.  The BigPlanet agreement expired on December 31, 2007.

Under the original BigPlanet agreement, aVinci Media LC provided technology to BigPlanet for it to use to market and sell customer products.  Accordingly, aVinci Media LC did not have material costs of goods sold associated with the BigPlanet revenues.

Operating Expenses.

	2007	2006	% Change
Research and Development	$1,890,852	$1,067,687	77%
Selling and Marketing	1,351,860	547,448	147%
General and Administrative	3,677,326	1,755,127	110%
Depreciation and Amortization	277,458	103,160	169%
Interest Expense	693,217	806,439	(14%)

Research and development expense increased $823,165, or 77%, from 2006 to 2007.  The increase is attributable to additional personnel and related costs for new employees and consultants involved with technology development for deployments and ongoing maintenance of our products in Wal-Mart on kiosks, with various retailers online and with various retailers in the form of hard good kits.  In August 2007, a kiosk deployment in Wal-Mart was launched and aVinci Media LC began selling its first hard good kits for the Christmas season.  aVinci Media LC also developed an online platform in 2007 for selling products online and introduced this platform in the first quarter of 2008.

Selling and marketing expense increased $804,412, or 147%, from 2006 to 2007.  The increase was attributable to increased marketing efforts directed at mass retailers and an increased presence at the Photo Marketing Association’s (“PMA”) annual trade show in February 2007.  Additional personnel were hired to assist with development of marketing materials resulting in additional personnel and associated costs of approximately $725,000.  An additional $80,000 was incurred in preparation for the PMA show to pay for floor space, booth rental and set up at the trade show held in February 2007.  Expenses were incurred during the last quarter of 2006 and the first quarter of 2007 for the PMA show.

General and administrative expense increased $1,922,199, or 110%, from 2006 to 2007.  New business development and operations personnel and associated costs and sales materials accounted for approximately $801,000 of the increase.  Other costs associated with additional personnel such as health care, office furniture, computers, phones and other infrastructure costs across all departments totaled approximately $235,000.  Approximately $303,000 of the increase was attributable to an increase of contract labor associated with platform (online and point-of-scan offerings) and product development.  An increase of approximately $115,000 was attributable to increased professional consulting services provided by accounting, financial and legal services associated with funding activities and pursuit of the Merger.  Lease payments increased as we took out more space to house new employee growth by approximately $301,000.  Travel and entertainment costs increased approximately $121,000 as aVinci Media LC pursued business opportunities.  Equipment taxes, licensing and telephone expenses increased by $56,000, all as a result of added personnel.

Depreciation expense increased $174,298, or 169% from 2006 to 2007 as a result of purchasing computer equipment deployed to fulfill product for new customer accounts and for office furniture and equipment for new employees which began to be depreciated in 2007.

Interest expense decreased from $806,439 in 2006 to $693,217 in 2007 due to the conversion of its convertible debt into equity during 2007.  To fund operations, aVinci Media LC undertook a large private offering in the first quarter of 2006 consisting of 12-month convertible debt, bearing interest at 10%.  The offering was taken in its entirety by Amerivon Investments LLC, who invested a total of $830,000.  In August of 2006, Amerivon Investments, LLC invested an additional $1,560,000 in a convertible debt offering, bearing interest at 9%, intended to bridge before a subsequent preferred equity offering targeting $5 to $7 million.

In December 2006, aVinci Media LC entered into various short-term loans from members of management totaling $285,783 to fund operations until the funding transaction with Amerivon Investments, LLC closed.  These loans bore interest at 10% per annum and were payable on or before December 31, 2007.  In May 2007, these loans were repaid.

Liquidity and Capital Resources.

	Unaudited
	Nine Months Ended		Year Ended
	September 30,		December 31,
Statements of Cash Flows	2008	2007	2007	2006
Cash Flows from Operating Activities	$(6,372,069)	$(3,869,937)	$(5,513,316)	$(1,890,640)
Cash Flows from Investing Activities	(71,241)	(487,279)	(577,295)	(414,995)
Cash Flows from Financing Activities	8,429,834	5,816,405	6,780,988	2,464,288
Increase in Cash and Cash Equivalents	1,986,524	1,459,189	690,377	158,653

Operating Activities.

For the nine months ended September 30, 2008, net cash used in operating activities was $(6,372,069) compared to $(3,869,937) for the same period in 2007. The changes were due to higher operating expenses for the nine months ended September 30, 2008 for the pursuit of new customers and development of additional delivery methods for software technology which required substantial additional human, equipment and property resources.

Investing Activities.

For the nine months ended September 30, 2008, aVinci’s cash used in investing activities was $(71,241) compared to $(487,279) for the same period in 2007. The change was due to purchasing less property and equipment in the nine months ended September 30, 2008 than in the same period in 2007. During 2007 we purchased property and equipment to allow for the fulfillment of products for customers and anticipated customers.

Financing Activities.

For the nine months ended September 30, 2008, financing activities provided a net $8,429,834 of cash compared to $5,816,405 for the same period in 2007. During the nine months ended September 30, 2008, we received approximately $7.1 million in cash as a result of the reverse merger. During this period, aVinci Media LC received $460,625 from Amerivon Investments, LLC from the pre-merger exercise of 1,827,606 warrants to purchase additional common units (converted to 1,591,776 shares after the merger), used $534,024 for payment of accrued distributions, and used $91,879 for principal payments under capital lease obligations. During the nine months ended September 30, 2007, aVinci Media LC received $4.7 million from Amerivon Investments, LLC for the issuance of the Series B preferred units, and $1.5 million from the issuance of the convertible debentures. Also during this period aVinci Media LC made payments of $285,783 on loans to management, and $117,080 in loan costs.

Previously, aVinci Media LC had elected to grow its business through the use of outside capital beyond what had been available from operations to capitalize on the growth in the digital imaging industry. During the first half of 2006 aVinci Media LC undertook a private equity offering consisting of 12-month convertible debt, bearing interest at 10%. The offering was taken in its entirety by Amerivon Investments, LLC, who invested a total of $829,250. At the time of the investment, Amerivon Investments, LLC placed a member on aVinci Media LC’s Board of Managers. In August of 2006, Amerivon Investments, LLC invested an additional $1,564,000 in a convertible debt offering, bearing interest at 10%.

In anticipation of closing the Merger Agreement, Secure Alliance Holdings Corporation (SAH), entered into a Loan Agreement with aVinci Media LC whereby SAH agreed to extend to aVinci Media LC $2.5 million to provide operating capital through the closing of the transaction. A total of $1 million was loaned to aVinci Media LC during 2007, with an additional $1.5 million being loaned in 2008. In connection with the closing of the Merger Agreement on June 6, 2008, aVinci Media LC received approximately $7.1 million to fund operations in addition to the $2.5 million previously loaned by SAH to aVinci Media LC. Upon closing of the Merger, the $2.5 million notes payable by aVinci Media LC was eliminated. Management believes that the funds received in connection with the Merger will be sufficient to sustain operations at least through January 31, 2008. Based on the cash run rate of our current growth and operating plans, the current cash resources are anticipated to fund operations through April 2009. Additional cash of approximately $2.2 million will be needed to fund operations through the end of 2009 based on our current plans. We may, however, choose to modify our growth and operating plans to the extent of available funding, if any. As disclosed in the risk factors, we are presently taking steps to raise additional funds to continue operations for the next 12 months and beyond.

Our plan is to pursue a private offering of debt, convertible debt or common stock to raise approximately $2 million to $2.5 million during the first quarter of 2009 to help fund operations through 2009.  This capital raise will potentially be dilutive of current shareholders.  There can be no assurance that we will be successful in our efforts to raise additional capital.  In the event additional outside capital cannot be raised, we plan to take action to cut operating expenses related to future product enhancements and deployments and continue only with expenses associated with servicing and selling the products deployed as of December 2008.

Related Party Transactions

Consulting Agreement. During the nine months ended September 30, 2008, pursuant to an agreement executed during the year ended December 31, 2007, we recorded expense of $725,000, for consulting services from Amerivon Holdings, Inc., the parent company of a significant shareholder. During the nine months ended September 30, 2008, we paid Amerivon Holdings, Inc. $745,000 for this agreement.

On July 1, 2008 we entered into a new sales and consulting agreement with Amerivon that terminated the agreement referenced above that was executed during the year ended December 31, 2007. During the nine months ended September 30, 2008, the company recorded expense of $683 for consulting services under this new agreement. During the nine months ended September 30, 2008, the Company paid Amerivon $485 for this agreement.

Distributions. The former Series B redeemable convertible preferred unit holders were entitled to a cumulative annual distribution of $.06 per unit. During the nine months ended September 30, 2008 and 2007, $202,696 and $41,931, respectively, was accrued for distributions due on the Series B redeemable convertible preferred units held by Amerivon Investments, LLC. We paid Amerivon Investments, LLC $447,783 for the accrued distributions in June 2008.

Warrant Exercise. On January 30, 2008, Amerivon Investments, LLC exercised 1,504,680 warrants to purchase common units for cash received of $414,625; and on June 5, 2008, Amerivon Investments, LLC exercised 87,096 warrants to purchase common units for a total price of $46,000. These exercises, along with Amerivon’s conversion of convertible preferred units, increased Amerivon Investments, LLC ownership percentage to 45.4% of all common units prior to the merger on June 6, 2008.

Notes Payable and Series B Redeemable Convertible Preferred Units. On January 19, 2007 and again on February 14, 2007, Amerivon Investments, LLC was issued $500,000 of convertible notes payable. These convertible notes payable accrued interest at 9% per annum, and had a maturity date of June 30, 2007. A beneficial conversion feature in the amount of $171,875 was recognized, all of which was accreted to interest expense as of June 30, 2007.

In December 2006, aVinci Media LC entered into various loans from its members of the Company totaling $285,783. These loans bore interest at 10% per annum and were payable on or before December 31, 2007. Loan origination fees of $20,005 were recorded as an intangible asset to be amortized over the life of the loans. On January 5, 2007, an additional $20,000 was loaned was loaned by the managers. In April and May 2007, total outstanding principal, accrued interest, and loan origination fees of $285,783, $10,376, and $20,005, respectively, were paid and the associated asset was fully amortized.

New Accounting Pronouncements

In March 2008, the Financial Accounting Standards Board (FASB) issued SFAS No. 161 (SFAS 161), “Disclosures about Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133.” SFAS 161 amends and expands the disclosure requirements of Statement 133 with the intent to provide users of financial statements with an enhanced understanding of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company believes that the future requirements of SFAS 161 will not have a material effect on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159 (SFAS 159), The Fair Value Option for Financial Assets and Financial Liabilities. Under SFAS 159, companies may elect to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS 159 was effective beginning in the first quarter of fiscal 2008.  The adoption of this accounting pronouncement did not have any effect on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007) (SFAS 141R), Business Combinations and SFAS No. 160 (SFAS 160), Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51. SFAS 141R will change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 141R and SFAS 160 are effective for us beginning in the first quarter of fiscal 2010. Early adoption is not permitted. The adoption of SFAS 141R and SFAS 160 is not expected to have a material impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157 (SFAS 157), Fair Value Measurements, which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. However, in February 2008, the FASB issued FSP FAS 157-2 which delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). This FSP partially defers the effective date of Statement 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP. Effective for fiscal 2008, the Company will adopt SFAS 157 except as it applies to those nonfinancial assets and nonfinancial liabilities as noted in FSP FAS 157-2. The adoption of SFAS 157 is not expected to have a material impact on the Company’s financial statements.

Off-Balance Sheet Arrangements

aVinci does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital resources that is material to investors.

Contractual Obligations and Commitments

The following table sets forth certain contractual obligations as of September 30, 2008 in summary form:

		Less			More
		than 1	1-3	4-5	than 5
Description	Total	year	years	years	years
Long-term debt	$—	—	—	—	—
Capital lease obligations	305,004	166,162	133,842	—	—
Operating lease obligations	536,694	321,321	210,423	4,950	—
Notes payable	—	—	—	—	—
Purchase obligations	97,000	97,000	—	—	—
Other long-term liabilities under GAAP	—	—	—	—	—
Totals	$938,698	584,483	349,265	4,950	—

As noted in Financing Activities above, under Liquidity and Capital Resources, $2.5 million of the notes payable outstanding were eliminated upon the closing of the Merger between Secure Alliance Holdings and Sequoia Media Group.

BUSINESS

Organizational History

aVinci Media Corporation (formerly known as Secure Alliance Holdings Corporation) is a Delaware corporation.  Between October 2, 2006 and June 6, 2008, we were a shell public company and conducted no business activities other than seeking appropriate merger acquisition candidates.  In June 2008 (described in Recent Developments below), these efforts led to the acquisition of Sequoia Media Group, LC by way of a reverse merger.

aVinci Media Corporation (formerly known as Secure Alliance Holdings Corporation) is a Delaware corporation.  Between October 2, 2006 and June 6, 2008, we were a shell public company and conducted no business activities other than seeking appropriate merger acquisition candidates.  In June 2008 (described in Recent Developments below), these efforts led to the acquisition of Sequoia Media Group, LC by way of a reverse merger.  Sequoia Media Group, LC changed its name to aVinci Media, LC in July 2008 following the reverse merger.  aVinci Media, LC, is a Utah limited liability company originally organized on March 28, 2003 under the name Life Dimensions, LC.

The Merger was effective on June 6, 2008, upon the filing of Articles of Merger with the Utah Division of Corporations.  In connection with the Merger transaction, we amended the Certificate of Incorporation to (i) change our name from Secure Alliance Holdings Corporation to aVinci Media Corporation; (ii) increase our authorized shares of common stock from 100,000,000 to 250,000,000; (iii) authorize a class of preferred stock consisting of 50,000,000 shares of $.01 per value preferred stock; and (iv) effect a 1-for-2 reverse stock split.

General Development of AVI Media’s Business

AVI Media has developed and deployed a software technology that employs “Automated Multimedia Object Models,” its patent-pending way of turning consumer captured images, video, and audio into complete digital files in the form of full-motion movies, DVD’s, photo books, posters and streaming media files.  AVI Media filed its first provisional patent in early 2004 for patent protection on various aspects of its technology with a full filing occurring in early 2005, and AVI Media has filed several patents since that time as part of its intellectual property strategy. All of AVI Media’s patent applications are pending and have not, as yet, been granted. AVI Media’s technology carries the brand names of “aVinci” and “aVinci Experience.”

In May 2004 aVinci Media, LC signed its first client agreement with BigPlanet, a division of NuSkin International, Inc. (“NuSkin”).  Under the terms of the BigPlanet agreement, aVinci Media, LC supplied BigPlanet with its software technology that BigPlanet marketed, sold, and fulfilled for its consumers.  Revenues from BigPlanet represent substantially all of aVinci Media, LC’s sales through 2007 at approximately $3.4 million from May 2004 through December 2007.  aVinci Media, LC’s agreement with BigPlanet expired on December 31, 2007.  BigPlanet continues to offer aVinci Media, LC’s DVD products and pays a per-product royalty for products resulting in a monthly royalty of less than $2,000 per month.

Since inception aVinci Media, LC has continued to develop and refine its technology to be able to provide higher quality products through a variety of distribution models including in-store kiosks, retail kits, and online downloads.  aVinci Media, LC’s business strategy has been to develop a product solution that provides users with professionally created templates to automatically create personalized products by simply adding user images.

aVinci Media, LC spent approximately $1.4 million, $1.9 million and $1.1 million for the nine months ended September 30, 2008, and the calendar years 2007 and 2006, respectively, on research and development. The majority of these costs are salary costs for those involved in research and development activities.

Business efforts during 2006 and 2007 were directed at developing relationships with mass retailers.  aVinci Media, LC signed an agreement to provide its technology in Meijer stores at the end of 2006.  Due to problems a third party supplier had deploying its kiosk software in Meijer stores, aVinci Media, LC was delayed in deploying its software technology that was to be provided through the third party kiosk.  During 2007, Meijer signed Hewlett Packard as its kiosk vendor and aVinci Media, LC entered into an agreement to provide its software in Meijer stores on Hewlett Packard kiosks.  aVinci Media, LC’s software integration onto the Hewlett Packard kiosk was completed in 2008 and deployed in April 2008 in Meijer stores.  During 2007, AVI Media signed an agreement with Fujicolor to deploy its technology on their kiosks located in domestic Wal-Mart stores.  AVI Media’s initial integration and deployment with Fujicolor in domestic Wal-Mart stores took place in the third quarter of 2007, with a software update in the third quarter of 2008 to enhance the user experience and the product offering.

In January 2008, aVinci Media, LC signed an agreement with Costco.com, to deliver its DVD product online.  aVinci Media, LC’s DVD product began being offered at Costco.com on the “photo” category at the end of March 2008.

Initial operations before aVinci Media, LC’s formal entity organization in March 2003 were funded through founder contributions.  Operations since May 2004 have been funded by royalty revenue received from BigPlanet, totaling approximately $3.4 million to date; from outside investment capital, totaling approximately $9.8 million to date; and from loans from us (associated with the Merger transaction) totaling approximately $2.5 million.

From pre-organization through aVinci Media, LC’s initial contract, the founders contributed approximately $150,000.  These initial contributions were provided in exchange for promissory notes bearing interest at 10%, the principal and interest of which were converted into convertible debentures bearing interest at 10% with a term of 13 months through January 31, 2005.  The debentures and interest were converted into Series A preferred membership interests (the “Series A Preferred Units”) in January 2005.  The preferences of the Series A Preferred Units was the right to convert the Series A Preferred Units into an investment in a future financing if, at anytime within 12 months of receiving the Series A Preferred Units, aVinci Media, LC raised capital at a lower valuation than such Series A Preferred Units holders’ initial investment (which did not occur), and the right to receive distributions upon a liquidating event before common unit holders receive distributions.  All of the Series A Preferred Units were converted into common units prior to the Merger.

During the fourth quarter of 2003, aVinci Media, LC initiated a small private offering that closed in the first quarter of 2004.  The offering consisted of 12-month convertible debt, bearing interest at the annual rate of 10%.  In January 2005, all but $30,000 of the debt converted into Series A preferred.  In February 2005, aVinci Media, LC closed a private offering of approximately $150,000 consisting of the sale of common units, and it followed that offering with another offering in June of 2005, consisting of the sale of common units through which it raised an additional $173,000.

Needing more capital to continue pursuing its business plan through 2006, aVinci Media, LC undertook a larger private offering consisting of 12-month convertible debt, bearing interest at 10%.  The offering was taken in its entirety by Amerivon Investments, LLC, who invested a total of $829,250. At the time of the investment, Amerivon Investments LLC placed a member on aVinci Media LC’s Board of Managers. In August of 2006, Amerivon Investments LLC invested an additional $1,560,000 in a convertible debt offering, bearing interest at 10%.

During the six months ended June 30, 2007, aVinci received $2,000,000, net of $190,000 in issuance costs, from Amerivon Investments, LLC for the issuance of the Series B preferred units, and $1,535,000 from issuance of the convertible debentures.  In May 2007, Amerivon Investments, LLC converted approximately $2.4 million in aggregate convertible debt together with accumulated interest into common units of aVinci Media LC.  Amerivon Investments, LLC also provided $2,675,000 in additional cash in the second half of 2007, which, along with funding made in the first half of 2007, plus accumulated interest, was used before the merger to purchase a total of $6.4 million worth of Series B preferred stock. Upon the closing of the Series B preferred stock offering, Amerivon placed a second member on AVI Media’s Board of Managers.

The Series B preferred entitled its holders to redemption rights after four years, annual dividends equal to 8% of the principal amount of the investment, and the right to receive distributions before common and Series A preferred holders receive distributions upon liquidation.  The Series B preferred owners converted all of their Series B preferred units into common units immediately prior to the Merger.

Financial Information about Operating Segments

We conduct business within one operating segment in the United States.  From 2004 through 2007, aVinci Media LC generated revenues (except for a few thousand dollars) with one customer, BigPlanet, a division of NuSkin.  Beginning in 2008, AVI Media began diversifying its customer base and generating revenues through agreements with Fujicolor (in Wal-Mart stores), Costco.com, Meijer Stores and Qualex Inc.

Description of Business

Software Technology and Products

We make software technology and package it in various forms available to mass retailers, specialty retailers, Internet portals and websites that allow end consumers to use an automated process to create products such as DVD productions, photo books, posters, calendars, and other print media products from consumer photographs, digital pictures, video, and other media.  Our customers are retailers and other vendors and not end consumers.  We enable our customers to sell our products to the end consumer who remain customers of its vendor and do not become our customers directly.  We currently do, however, deliver our technology to end consumers through (i) third party photo kiosks at mass and specialty retail outlets, (ii) retail kit shrink wrapped software at mass and specialty retail outlets, (iii) simple software downloads through third party Internet sites, (iv) simple software downloads though its own managed Internet site to which third party Internet sites are linked, and (v) on its own managed web servers on the world wide web to which third party Internet sites are linked.

Generally all of our products require the end consumer to simply supply digital images.  We supply preformatted templates for an occasion, event, or style such as a wedding, birthday, or activity that fits a particular style.  A template for a DVD generally includes six to eight different scenes that incorporate background images related to that particular template theme.  Each scene is built around four to ten digital image frames, or placeholders, where user supplied images are placed to have the appearance of being part of the themed contextual images we supply to support the template theme.  We utilize a technique called “layering,” (which is the subject of its patent) to stitch together its supplied images with the user-supplied images to produce a themed DVD movie.  Scenes may involve panning over the user images as though they are photographs sitting on a table, or having user images appear in frames sitting on a mantle as the camera angle appears to change and move around the mantle piece, to describe a few of the hundreds of scene effects we utilize.  Each template also provides a pre-designated position and font for a unique title, and in some instances subtitle and other text, to be added by the end consumer.  The scenes are assembled in an order to give the production a feeling of telling a story.  Each template also comes with a default sound track selected to match the template theme.  In some applications of our software, the consumer can select from one of several music selections fitted to the selected theme.  All of the images and music we supply with the themed templates are owned by us or have been fully licensed from the owners of the rights.

Using a wedding DVD template that is supplied on a retail kiosk as an example, a consumer brings a CD or photo storage card containing his or her images to a kiosk located in a retailer’s store.  The consumer inserts the image storage device into the kiosk reader and the kiosk loads the user images onto the kiosk.  The user then chooses to make a DVD from a menu on the kiosk at which point our software is launched.  The user browses the categories and selects “wedding” from among four to six categories of templates and then selects “wedding day” from a few different wedding templates.  The user next selects 40 photos from his or her user supplied images to be incorporated into the template and can rotate and move the images into the preferred orientation and order.  A title and subtitle, such as “John and Jessica’s Wedding,” “November 14, 2007,” are typed into the kiosk by the user and the user specifies the number of copies he or she wants to purchase.  With this, the user has successfully ordered a wedding DVD.

Upon completion of an order, we take the order information and images and build the DVD product remotely at our offices.  The user then gets back a DVD case with the user’s pictures on the cover containing a DVD with the user’s image printed on the DVD as a label and an insert containing thumbnail sized images of each user image used to make the DVD.  The DVD plays on standard DVD players and starts with a customer or aVinci branded “spin-up” to get to a standard navigation screen.  The navigation screen shows a user image in a contextual background consisting of wedding flowers.  By pressing the “Play” button, the movie is launched with the first scene featuring a wedding announcement with John and Jessica’s name in a rich stylistic font.  The perceived camera angle then pans over to a digitally created frame containing a picture of the bride supplied by the user, while soft wedding themed music plays.  The scenes transition with pictures of flowers taking the viewer through the wedding day.  The DVD ends with credits for licensed media and audio used to produce the DVD production.

Our photo books are created in the same fashion as described for DVDs, only our templates are created and laid out to tell the themed story in the form of a ten to twenty page, eight by eleven inch photo book.  Book pages are laid out by our design experts, printed on a digital press and hardbound.  Posters incorporate one or more user images into themed art matching DVD and photo book themes.  We launched its first photo book and poster products during the second quarter of 2008.

Product Delivery Model

Under our business model, we integrate with retail or other vending customers according to each customer’s business plan.  Our customers maintain the end consumer relationship and control as much of the image capture, product creation, and delivery of product as they desire based largely upon the product delivery method they select.  We do the rest and manage whatever our customers want to pass to us to manage.

With its kiosk model, we integrate with a third party kiosk provider and integrate our software onto the kiosk.  End consumers using the kiosk load their images onto the kiosk and can make a variety of products.  With our software on the kiosk, when the consumer chooses to make a DVD product, its software launches and takes the consumer through the process of selecting a theme, a specific production type (called a storyboard), the photos to be integrated into the product, a title, and the order quantity.  The kiosk then generates an order confirmation for the consumer who uses the confirmation to pick up and pay for the order when complete.  Upon completion the kiosk order goes either to the retailer’s lab to be fulfilled in store or to central processing to be fulfilled remotely.

Retailers and vendors can stock our retail kit product which consists of a small box containing a CD containing a simplified version of its production software for a specific production type (such as Wedding) and a product code.  The end consumer pays for the product at the store and can then use the CD at home or work to place their prepaid product order.  The CD loads the software onto the customer’s computer and walks the customer through the process of selecting his or her digital images to be used in creating the product, typing any unique consumer information such as a customized title and subtitle, entering order information for shipping, and uploading the order information and image files for remote fulfillment.

With third party Internet sites, the process is similar to our retail kit product except for how the consumer loads the simple software on his or her computer and how he or she pays for the product order.  With an Internet vendor that manages our software through their site, we supply the vendor with its software download.  The consumer then downloads the simple software from the vendor’s web servers over the Internet.  The software loads and walks the customer through the process of selecting his or her digital images to be used in creating the product, typing any unique consumer information such as a customized title and subtitle, entering order information for shipping, taking the consumer’s credit card information to process the payment transaction for products ordered via a secure Internet transaction, and uploading the order for remote fulfillment.

In the event a retailer or vendor wants us to manage the software download, they simply provide a link on their website to us and we provide the simple software download from its web servers over the Internet.  The consumer process then works as outlined for a third party Internet site deployment.  Following the software download, the software loads and walks the customer through the process of selecting his or her digital images to be used in creating the product, typing any unique consumer information such as a customized title and subtitle, entering order information for shipping, taking the consumers credit card information to process the payment transaction for products ordered via a secure Internet transaction, and uploading the order for remote fulfillment.

As a companion to the retail kit product, we launched in the second quarter of 2008 a web site that will allow consumers who upload orders using the retail kit software to order additional copies and additional products on the web site.  Under this business model, the consumer uploads the product order purchased as a retail kit product.  Upon receipt of the order, we provide the consumer with a dialogue box asking if they would like to add additional copies of the created product to his or her order, and if he or she would like to order a companion photo book or poster to the order.  If the customer chooses to order additional products, we process the payment transaction for the products ordered via a secure Internet transaction.

To date our customers have elected to have products fulfilled remotely.  We fulfill all the products either in house or through third party vending partners.  Once a consumer orders a product by selecting the product and the pictures and his or her images to be used in creating the product, the order and images are received by our web servers deployed in-house or, with third party vendors, we contract Qualex Inc. to do our fulfillment work.  Qualex Inc. has deployed equipment in Allentown, Pennsylvania and Houston, Texas to manufacture product orders.  The servers process the orders and photos and pass the electronic files off to computers that build the final product and send the files to be burned on a DVD or printed on a print media product such as a photo book or poster.  Finished products are shipped to retail customers for delivery to end customers or directly to end customers depending on the retail customer’s business model.

Our revenue model generally includes a per product royalty.  With all product deployments except the retail kit product, each time an end customer makes a product utilizing our technology, we receives a royalty from our retailer customers.  From the royalty received, we pay the royalties associated with licensed media and technology.  If we are performing product fulfillment, we also pay the costs of goods associated with production of the product.  If our customer utilizes in-store fulfillment, our customer pays the cost of goods associated with production.

Our revenue contracts generally include a software license and post-contract support (PCS), and may include training, implementation, and other services such as product fulfillment services. Because the contracts generally include the delivery of a software license, we account for the majority of its revenue contracts in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition, as modified by SOP 98-9, Modification of SOP 97-2 with Respect to Certain Transactions. SOP 97-2 applies to activities that represent licensing, selling, leasing, or other marketing of computer software. SOP 97-2 generally provides that until vendor specific objective evidence (VSOE) of fair value exists for the various components within the contract, that revenue is deferred until delivery of all elements except for PCS and training has occurred.

After all elements are delivered except for PCS and training, deferred revenue is recognized on a straight-line basis over the remaining term of the contract. Because of our limited sales history, we do not have VSOE for the different components that may be included in sales contracts.

We record billings and cash received in excess of revenue earned as deferred revenue. The deferred revenue balance generally results from contractual commitments made by customers to pay amounts to us in advance of revenues earned. Revenue earned but not billed is classified as unbilled accounts receivable in the balance sheet. We bill customers as payments become due under the terms of the customer’s contract. We consider current information and events regarding our customers and their contracts and establish allowances for doubtful accounts when it is probable that we will not be able to collect amounts due under the terms of existing contracts.

As noted above, we currently deliver our technology to end consumers through (i) third party photo kiosks at mass and specialty retail outlets, (ii) retail kit shrink wrapped software at mass and specialty retail outlets, (iii) simple software downloads through third party Internet sites, (iv) simple software downloads though its own managed Internet site to which third party Internet sites are linked, and (v) on its own managed web servers on the world wide web to which third party Internet sites are linked.

We currently have fulfillment hardware deployed in two locations including our Draper, Utah office and a Qualex Inc. (a subsidiary of Eastman Kodak Company) facility in Allentown, Pennsylvania that allow for the fulfillment of DVD products.  Both locations have computer server configurations and DVD burning and printing units.  DVD supplies, including DVD media supplied by Verbatim and Taiyo Yuden, DVD cases, and paper for printing DVD case covers, are inventoried to be able to meet customer DVD fulfillment needs.  Our photo book and poster product fulfillment operations are in the implementation stage.  We intend to fulfill photo books and posters with third party fulfillment partners.  Currently, we have a fulfillment agreement with Qualex Inc. to build and ship many of its DVDs, photo books and posters for select customers.  Integration with Qualex Inc. for creating DVD media was completed in February 2008.

Customers

In May 2004, aVinci Media LC signed its first client agreement with BigPlanet, a division of NuSkin.  NuSkin is a global direct selling company.  NuSkin markets premium-quality personal care products under the Nu Skin® brand, science-based nutritional supplements under the Pharmanex® brand, and technology-based products and services under the Big Planet® brand.  BigPlanet, NuSkin’s technology division, offers its customers ways to easily preserve, organize, share and enjoy photos online.  Under the terms of its BigPlanet agreement, aVinci Media LC supplied software technology to build DVD movies which BigPlanet marketed, sold, and fulfilled for their consumers under their brand name “PhotoMax.”  Revenues from BigPlanet represented substantially all of aVinci Media LC sales through 2007 at approximately $3.4 million to date.  The agreement required an annual minimum guaranteed royalty of $1 million, which was payable monthly in the amount of $83,333.33.  aVinci Media LC agreement with BigPlanet expired on December 31, 2007 and aVinci Media LC has been paid current through the end of the term.  BigPlanet continues to offer our DVD products and pays a per-product royalty for products made on a monthly basis.

On September 18, 2006, aVinci Media LC signed an agreement to provide its technology in Meijer stores.  Meijer Distribution, Inc. (“Meijer”) is a Michigan-based retailer that operates 181 super centers throughout the mid-west.  The agreement term with Meijer continues through a date two years from the date Meijer first makes our software technology available to end consumers, subject to automatic renewal for additional 12-month periods after the initial term.  Under the terms, Meijer purchases DVD kits from aVinci Media LC consisting of a pre-labeled DVD, DVD cover and paper for the case cover, and inserts printed with thumbnail size images of all the user photographs provided for use in the DVD production.  Meijer placed and paid for an initial purchase order of DVD kits, for approximately $109,000, but due to problems a third party supplier had deploying its kiosk software in Meijer stores, aVinci Media, LC was delayed in deploying its software technology that was to be provided through the third party kiosk.  During 2007, Meijer signed Hewlett Packard as its kiosk vendor and aVinci Media, LC entered into an agreement to provide its software in Meijer stores on Hewlett Packard kiosks.  aVinci Media, LC’s software integration onto the Hewlett Packard kiosk was completed in 2008 and deployed in April 2008 in Meijer stores.

In January 2006, aVinci Media LC signed an agreement with Storefront, a photo kiosk company. Storefront anticipated deploying our software on client kiosks in retailers such as King Soopers, Smith’s, Fred Meyer, Ralph’s and others.  Storefront has not deployed our software to date and we do not know if they will ever deploy our software with their customers.

On September 1, 2007, aVinci Media LC signed an agreement with Qualex, Inc. (“Qualex”) to allow for the distribution of its software product to Qualex customers.  Qualex, a wholly owned subsidiary of Eastman Kodak, is the largest wholesale and on-site photofinishing company in the world and it offers traditional print and digital output solutions by operating a large network of commercial and in store labs throughout the United States and Canada.  The agreement term is through September 30, 2009, at which point it is subject to extension for additional 12-month terms at the election of either party.  Qualex will provide the fulfillment services for all of its customers and we will receive a royalty per product produced.  We also signed a separate agreement with Qualex at the same time that provides for Qualex to perform fulfillment services for select customers.  As part of the agreement, we have deployed its fulfillment technology and equipment in Qualex’s Allentown, Pennsylvania fulfillment center.  We processing live orders in February 2008 with Qualex.

During 2007 at the request of Wal-Mart, aVinci Media LC signed an agreement with Fujicolor to deploy its technology on Fujicolor kiosks located in domestic Wal-Mart stores.  Wal-Mart is a worldwide retailer with more than 5,000 domestic retail stores.  Fujicolor is part of Fujifilm, which is a world leader in photographic products and technology.  Our initial integration and deployment with Fujicolor in domestic Wal-Mart stores took place in the third quarter of 2007.  Our DVD product offering is currently deployed throughout domestic Wal-Mart stores on Fujicolor kiosks in more than 3,000 stores.  Upon deployment with Fujicolor, we intend to update the first version of its software within several months.  Because of software updates Fujicolor is making to its kiosks generally, we have not been able to deploy any updates.  We are working with Fujicolor currently and updated our software in the third quarter of 2008.

We also became a Wal-Mart vendor and shipped our retail kit product to 200 Wal-Mart stores in June 2008, with a wider rollout anticipated based upon initial sales in the 200 deployed stores.

In January 2008, we signed an agreement with Costco.com, to deliver our DVD product online.  Our DVD product began being offered at Costco.com on the “photo” category at the end of March 2008.

Four customers accounted for a total of 93 percent of our revenues for the nine months ending September 30, 2008 (individually 47 percent, 20 percent, 15 percent and 11 percent) compared to one customer accounting for all of the revenue for the same period in 2007. No other single customer accounted for more than 10 percent of our total revenues for the six months ended June 30, 2008 or the same period in 2007.  In addition to its current customers, we continue to actively negotiate agreements and relationships with other mass and specialty retailers and other vending partners. Given our large net loss applicable to common stockholders for the nine months ending September 30, 2008, the loss of any of our customers would not materially increase our net losses.

Competitors

Our competitors consist of professional videographers on the high-cost end and slideshow software programs on the low-cost end, with varying software tools in the middle.  Unfamiliar evaluators on the surface may attempt to compare the low-end slide show creator products with our products, but when compared side by side differences are readily seen in production quality and detail.  Generally only user images are included in the slide show and context; graphics, audio, and music are not included.  Finished productions are generally poor quality and lack any meaningful emotional impact.

Software providers who supply consumer tools or solutions for consumers to make their own DVD productions include Adobe, Microsoft, Ulead, PhotoShow, Roxio, among others.  The closest direct competitive products to our technology are software tools such as iPhoto, iMovie and Final Cut Pro from Apple, each of which require users to spend a significant sum for the software, devote extensive time to master software usage, and significant time to create each individual production.  Additional competitors include Simple Star, MuVee, RocketLife, PhotoDex, and Smilebox all of which offer similar products.

Specific competitors in the market for the provision of personalized photo products include MediaClip, Muvee, Animoto, Slide, Roxio PhotoShow, and One True Media.  These competitors offer similar product lines including photo slideshows (online and DVD), photo books, and posters which are created through the use of software applications.  Certain competitors also make their products available for use on social networking sites such as Facebook and MySpace.

AVI Media’s patent-pending production technology which automates the creation of multiple photo products utilizing the same images without further customer input, along with its proprietary storyboards incorporating licensed content such as popular music and animation and professional transitions gives it an advantage over its competitors.  AVI Media’s use of licensed content gives it an additional advantage over its competitors who are still incorporating unlicensed music and other content into their products in that AVI Media has established good relationships in the music and film industry and may be able to offer popular titles its competitors cannot.

Common to software tools are their lack of automation.  The user spends a vast amount of time mastering software to produce the same sort of automated results that can otherwise be accomplished very quickly with AVI Media’s products.  A software user must first import media, organize it, choose timing and effects, edit music to length then render the production.  The rendered production must then be committed to DVD where the user has to then design a DVD interface before burning to DVD to have any navigation capabilities.

Employees

As of September 30, 2008, AVI Media had 34 full-time employees and 7 part-time employees.  Most of its employees work in its primary business office in Draper, Utah.

Properties

AVI Media currently leases approximately 13,000 square feet of office space at 11781 Lone Peak Parkway, Suite 270, Draper, Utah 84020.  Its current lease term ends on April 30, 2010.  AVI Media has a good relationship with its landlord, DBSI Draper LeaseCo LLC.  AVI Media conducts its corporate, development, sales, and certain manufacturing operations out of its Draper office.  AVI Media’s main telephone number is (801) 495-5700 and its facsimile number (801) 495-5701.  AVI Media maintains a web site at www.sequoiamg.com.  AVI Media leases space in a computer hardware collocation facility in Salt Lake City and has a good relationship with the landlord.

In Bentonville, Arkansas, AVI Media rents an office, on a month-to-month basis, in an office suite consisting of one office of about 300 square feet which houses one employee.  AVI Media uses the office when it visits Wal-Mart corporate offices.

Legal Proceedings

On December 17, 2007, Robert L. Bishop, who worked with AVI Media in a limited capacity in 2004 and is a current member of a limited liability company, LifeCinema, LLC, that owns an equity interest in AVI Media, filed a legal claim in the Third Judicial District Court for Salt Lake County, State of Utah, alleging a right to unpaid wages and/or commissions (with no amount specified) and company equity.  The Complaint was served on AVI Media on January 7, 2008.  AVI Media timely filed an Answer denying Mr. Bishop’s claims and counterclaiming interference by Mr. Bishop with AVI Media’s capital raising efforts.  AVI Media intends to vigorously defend against Mr. Bishop’s claims and pursue AVI Media’s counterclaim.

Intellectual Property

In early 2003, through patent counsel, AVI Media performed an initial patent search for products and processes similar to its software technology.  The patent search did not reveal any conflicting intellectual property.  In January 2004, AVI Media filed initial patent applications seeking broad patent protection for its ideas, technologies, point-of-sale business concept, and the system of automating solutions through the use of pre-constructed templates.

Since its initial filing, AVI Media has completed additional filings to extend and broaden its patent protection.  In February 2005, AVI Media filed for international patent protection based on its original patents pending, filings with the individual countries in Europe and Asia to secure the patents internationally.

As part of its product development, AVI Media routinely licenses media content such as pictures, videos and audio to create products.  AVI Media has numerous license agreements with stock image and music sources that it routinely reviews and keeps current.

MANAGEMENT

In accordance with the Merger Agreement, and as a result of the Merger, our Board of Directors increased the size of the Board from two members to seven members.  The Board filled the five vacancies created by such increase by appointing as additional directors Chett B. Paulsen, Richard B. Paulsen, Edward B. Paulsen, John E. Tyson and Tod M. Turley. As a result of the Merger, our directors and executive officers are as follows:

Name	Age	Position
Chett B. Paulsen	52	President, Chief Executive Officer, Director
Richard B. Paulsen	48	Vice President, Chief Technology Officer, Director
Edward B. Paulsen	45	Secretary/Treasurer, Chief Operating Officer, Director
Terry Dickson	50	Vice President Marketing and Business Development
Tod M. Turley	46	Director
John E. Tyson	65	Director
Jerrell G. Clay	66	Director
Stephen P. Griggs	50	Director

Chett B. Paulsen, President and Chief Executive Officer, Director.  Chett co-founded AVI Media in 2003 and serves as its President and Chief Executive Officer.  From 1998 to 2002, Chett co-founded, served as President and then as Chief Operating Officer of Assentive Solutions, Inc. (aka, iEngineer.com, Inc.), which developed visualization and collaboration technologies for rich media content that was ultimately sold to Oracle in 2002.  During his tenure with Assentive, the company raised more than $25 million in private and venture capital funding from entities including Intel, Sun Microsystems, J.W. Seligman, and T.L. Ventures.  From 1995 to 1998, Chett founded and managed Digital Business Resources, Inc., which sold communications technologies to Fortune 100 companies such as American Stores and Walgreens, among others.  From 1984 to 1995, Chett worked at Broadcast International (NASDAQ “BRIN”) playing key management roles including Executive Vice President, Vice President of Operations and President of the Instore Satellite Network and Business Television Network divisions of Broadcast where he implemented and managed technology deployment in thousands of retail locations for Fortune 500 companies.  During Chett’s tenure at BI, market capitalization rose to over $200 million.  Chett graduated from the University of Utah in 1982 with a B.S. degree in Film Studies.

Richard B. Paulsen, Vice President and Chief Technology Officer, Director.  Richard co-founded AVI Media in 2003 and serves as its Vice President and Chief Technology Officer.  From 1999 to 2003, Richard worked as a senior member of the technical staff for Wind River Systems (NASDAQ “WIND”), managing a geographically diverse software development team and continuing work on software technology Richard pioneered at Zinc Software from 1990 to 1998 as one of Zinc’s founders.  Zinc subsequently sold to Wind River in 1998.  From 1998 to 2000, Richard enjoyed a sabbatical and served as the Director of Administrative Services for Pleasant Grove City, Utah, the highest appointed office in the city.  From 1981 through 1990, Richard worked as a software consultant and programmer working for the University of Utah Department of Computer Science conducting software analysis, design and coding, and Custom Design Systems developing custom user interface tools and managing the company’s core library used by thousands of developers worldwide.  Richard graduated with a MBA degree, with an emphasis in financial and statistical methods, from the University of Utah in 1987 after receiving a B.S. degree in Computer Science from the University of Utah in 1985.

Edward “Ted” B. Paulsen, J.D., Secretary/Treasurer, Chief Operating Officer, Director.  Ted has served as legal counsel since co-founding AVI Media in 2003, and joined the company full time as Chief Operating Officer in September 2006.  From 2003 to September 2006, Ted served as the Chief Operating Officer and Corporate Secretary of Prime Holdings Insurance Services, Inc. where he helped position the company operationally and financially to secure outside capital and partner funding to support future growth beyond the company’s then current annual revenue level.  From 1995 through 2003, Ted worked as an associate and then partner with the law firm of Gibson, Haglund & Paulsen and its predecessor.  With a securities focus, Ted has assisted emerging and growing businesses with organizational, operational and legal issues and challenges.  His legal practice focused on assisting businesses properly plan and structure business transactions related to seeking and obtaining financing.  Before moving to Utah and opening the Utah office of his firm in 1996, Mr. Paulsen worked in Southern California from 1990 to 1995 with the law firm of Chapman, Fuller & Bollard where he practiced in the areas of business and employment litigation and business transactions.  Ted graduated from the University of Utah College of Law in 1990 after receiving a B.S. degree in Accounting from Brigham Young University in 1987.

Terry Dickson, Vice President of Marketing and Business Development.  Terry has served as AVI Media’s Vice President of Marketing and Business Development since May 2006.  Prior to joining AVI Media, Terry was an advisor to AVI Media from March 2004 through May 2006.  Terry brings over 25 years of relevant software marketing, sales and management experience to AVI Media.  From April 2002 to April 2006, Terry served as the Chief Executive Officer of Avinti, Inc, a venture-funded startup company developing email security software.  From September 2001 to April 2002, he served as the Vice President of Marketing at venture-backed Lane15 Software in Austin, Texas.  Prior to that, Terry was the founding Marketing Vice President at Vinca Corporation from 1998 to 2000, where he played the point role in negotiating a $92 million acquisition to Legato Systems (NASDAQ: LGTO) in 1999.  From 1993 to 1996, Terry served in several marketing positions at the LANDesk software operation of Intel Corporation, including serving as the Business Unit Manager.  He also served as Intel’s Director of Platform Marketing, and was appointed as Chairman of the Distributed Management Task Force, an industry standards body consisting of the top 200 computer hardware and software vendors.  Terry received a BS Degree in Marketing in 1980 from Brigham Young University, and an MBA degree from the University of Colorado, Boulder in 1981.

Tod M. Turley, Director.  Tod was appointed to the Board of Managers of AVI Media in March 2006, following an investment in AVI Media by Amerivon Holdings.  Tod has served as the Chairman and Chief Executive Officer of Amerivon Holdings since 2003.  Tod has also served as the Chairman and Chief Executive Officer of Amerivon Investments LLC, a subsidiary of Amerivon Holdings (“Amerivon Investments” and, together with Amerivon Holdings, “Amerivon”), since he co-founded it in April 2007.  Amerivon is a significant equity holder and investor in AVI Media.  Through its integrated approach of sales, consulting and capital, Amerivon accelerates rapid growth plans for emerging growth companies such as AVI Media.  Previously, Mr. Turley served as the Senior Vice President, Business Development of Amerivon Holdings from June 2001 to July 2003.  Prior to Amerivon, Mr. Turley was the co-founder and Senior Vice President of Encore Wireless, Inc. (private label wireless service provider with a focus on “big-box” retailers).  Earlier, he served for 13 years as a corporate attorney and executive with emerging growth companies in the telecommunications industry.  He currently serves as a director on a number of other boards of private companies, including Wireless Advocates and Smart Pack Solutions.  Tod graduated from the University of Utah in 1985 with a BA in Economics and French, and subsequently graduated from the University of Southern California with a J.D. in 1988.

John E. Tyson, Director.  John became a member of AVI Media’s Board of Managers in May 2007 as a representative of Amerivon.  John has served as the President of Amerivon Investments LLC upon its formation in April 2007, and also serves as Executive Vice President of Amerivon Holdings.  John previously served as the President of Amerivon Holdings from May 2005 through April 2007.  Concurrently, from April 2005 through April 2007, John served as the President of Xplane Corporation, an information design firm using visual maps to make complex processes easier to understand and Corporate Visions Inc., a sales consulting and training company. Prior to that, John founded etNetworks LLC, an IT training company (broadcasting IBM courses via satellite directly to the Desktop PC) in 1997 and served as the company’s Chairman, Chief Executive Officer and President through March 2005.  From May 1980 through February 1995, John was the Chairman and Chief Executive Officer of Compression Labs, Inc. (“CLI”), a NASDAQ company developing Video Communications Systems.  CLI pioneered the development of compressed digital video, interactive videoconferencing and digital broadcast television, including the systems used in today’s highly successful Hughes DirecTV® entertainment network.  Prior to CLI, John has held executive management positions with AT&T, General Electric, and General Telephone & Electronics.  He currently serves as Chairman of the Board of Provant, Inc., is a director on a number of boards of private companies, including MicroBlend Technologies, Retail Inkjet Solutions, The Wright Company and AirTegrity (a wireless networking company) and is an Advisory Board Member of the University of Nevada-Reno, Engineering School.

Jerrell G. Clay, Director.  Jerrell has served as a Director of Secure Alliance since December 1990, and as our Chief Executive Officer since October 3, 2006.  Concurrently, Jerrell has served as the co-Founder, Chairman of the Board and Chief Executive Officer of 3 Mark Financial, Inc., an independent life insurance marketing organization, since January 1997, and has served as President of Protective Financial Services, Inc., one of the founding companies of 3 Mark Financial, Inc., since 1985.  From 1962-1985, Jerrell held various positions within the insurance industry, including general agent, branch manager, vice president and branch agency director with a major life insurance company.  Jerrell currently serves as a member of the Independent Marketing Organization’s Advisory Committee of Protective Life Insurance Company of Birmingham, Alabama and is the past President of the Houston Chapter of the Society of Financial Service Professionals. Jerrell is a Chartered Life Underwriter and a Registered Securities Principal.  Upon consummation of the Merger, Jerrell resigned as our Chief Executive Officer, but will remain a director.

Stephen P. Griggs, Director.  Stephen has served as a Director of Secure Alliance since June 2002, and was our President and Chief Operating Officer from October 3, 2006 to the effective date of the Merger and as our Principal Financial Officer and Secretary from April 20, 2007 to the effective date of the Merger.  Stephen has been primarily engaged in managing his personal investments since 2000.  From 1988 to 2000, Stephen held various positions, including President and Chief Operating Officer of RoTech Medical Corporation, a NASDAQ-traded company.  He holds a Bachelor of Science degree in Business Management from East Tennessee State University and a Bachelor of Science degree in Accounting from the University of Central Florida.  Upon consummation of the Merger, Stephen resigned as our President and Chief Operating Officer, but will remain a director.

Chett B. Paulsen, Richard B. Paulsen and Edward B. Paulsen, the original founders of AVI Media, are brothers.

Committees of the Board of Directors

We have an audit and compensation committee.  The compensation committee is comprised of Chett B. Paulsen, John E. Tyson and Tod M. Turley.  The compensation committee gathers information on industry salaries to set executive compensation levels.  This committee also reviews all equity grants to employees.

The audit committee, charged with closely reviewing the audit report received from the auditors and providing a full report to AVI Media’s Board of Managers, is comprised of Edward B. Paulsen, Tod M. Turley and Stephen Griggs.

We intend to appoint such persons to the Board of Directors and committees of the Board of Directors as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange, although we are not required to comply with such requirements until we elect to seek listing on a securities exchange. We do not currently have any independent directors.

Compensation Committee Interlocks and Insider Participation

 None of our executive officers serves as a member of the Board of Directors or compensation committee of any other entity that has one or more of its executive officers serving as a member of our Board of Directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our primary objective with respect to executive compensation is to design a reward system that will align executives’ compensation with our overall business strategies and attract and retain highly qualified executives. The plan rewards revenue generation and achievement of revenue opportunities generated by signing contracts with retailers to carry our products. The principal elements of our executive compensation are salary, bonus and stock option grants. We use these elements of compensation to stay competitive in the marketplace with our peers.

For years prior to 2008, all executives were working for salaries we determined we could afford and all were making salaries below market and below prior salary levels. During 2007, we participated in a Pre-IPO and Private Company Total Compensation Survey which polled 221 companies and just under 14,800 employees (the “Survey”). Our compensation committee, consisting of one outside manager and one executive manager, examined the software companies who participated in the Survey and determined to compensate our executives at approximately the 25th percentile because of our relatively small size and the stage of revenue generation. Each of our executive positions is represented in the Survey and the data from such positions were used in determining the executive salary levels for 2008. Using the information from the Survey, we entered into two-year employment contracts with our executive officers.

The Survey also assessed bonus and total compensation levels. Our executive bonuses are consistent with the Survey at about the 25th percentile. For years prior to 2008, bonuses were determined by assessing revenue generation, contracts signed with customers including large retailers, value creation through signed contracts and general contribution to the achievement of company objectives to position the company for revenues and additional outside capital investment. Our compensation also considered the number of kiosks on which our products were deployed as a result of an executive’s efforts, since our products are delivered in one instance on kiosks located in major retailers. Although the executive officers’ employment contracts includes annual bonus targets, the board determined not to award bonuses for the fiscal year ended December 31, 2008 in light of the current economic climate in an effort to retain cash.

Additional incentives in the form of options to purchase equity interests in aVinci Media LC were granted in 2007. Terry Dickson was granted 510,000 (444,191 post Merger) options as incentive to join aVinci Media LC in 2006 and additional 300,000 (261,289 post Merger) options in 2007. The total grant was negotiated between aVinci Media LC and Mr. Dickson. The remaining executives, Chett B. Paulsen, Richard B. Paulsen and Edward B. Paulsen have not received any option grants or equity in the company from its formation until 2007. In September 2007, aVinci Media LC’s Board of Managers approved stock option grants to the original founders as recognition of their efforts in generating revenues, signing major retail accounts, positioning the company for future growth and to provide additional incentive to continue in their management positions through a critical time of revenue and operational growth. The options vest over three years, with 50% vesting upon completion of one year of employment from the date of grant, or September 28, 2008, with the balance vesting monthly on a pro-rata basis over the following 24 months. Although the Company has continued its growth, the board decided not to grant options to the executive officers for the fiscal year ended December 31, 2008 in line with its past practices not to grant options to executive officers.

In considering the elements of compensation, we consider our current cash position in determining whether to adjust salaries, bonuses and stock option grants.  We, as a small private company, have used our outside directors who sit on our Board of Managers (Tod M. Turley and John E. Tyson) to help guide the executive compensation.

Summary Compensation Table Narrative and Employment Contracts

The principle elements of our executive compensation are salary, bonus and stock option grants.  On April 1, 2008, Chett B. Paulsen, Richard B. Paulsen, Edward B. Paulsen and Terry Dickson signed employment agreements with aVinci Media, LC.  Each agreement expires on March 30, 2010 and provides for payments to each executive in case the executive is terminated without cause, terminated as a result of death or disability.  Further the term will be extended and will have a two-year term from the date of any merger or acquisition in which we are not the surviving entity, the sale of substantially of our assets or a firm commitment underwritten public offering pursuant to an effective registration statement covering the offer and sale of common stock that results in more than a thirty percent increase in the number or shares to be issued and outstanding.

The employment agreements provide for the following annual base salaries (subject to increase by the board of managers) and annual bonus target as a percentage of the executive’s annual base salary:

	Annual Base Salary	Annual Bonus Target
Chett B. Paulsen	$235,000	40%
Richard B. Paulsen	$215,000	35%
Edward B. Paulsen,	$195,000	40%
Terry Dickson	$185,000	95%

Summary Compensation Table

Name	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Chett B. Paulsen, CEO, President, Manager (1)	2006	163,167	144,400	-	-	-	-	-	307,567
	2007	199,375	138,937	-	27,322 (2)	-	-	-	365,634
	2008	232,552	-	-	-	-	-	-	232,552

Richard B. Paulsen, CTO, Manager (1)	2006	142,917	129,500	-	-	-	-	-	272,417
	2007	183,333	118,125	-	27,322 (2)	-	-	-	328,780
	2008	213,656	-	-	-	-	-	-	213,656

Edward B. Paulsen, CFO, COO, Manager (1)	2006	44,423	53,495	-	-	-	-	-	97,918
	2007	173,854	88,000	-	19,125 (3)	-	-	-	280,979
	2008	193,781	-	-	-	-	-	-	193,781

Terry Dickson, VP Business Development	2006	103,231	131,625	-	31,250 (4)	-	-	-	266,106
	2007	181,042	135,000	-	34,238 (5)	-	-	-	350,280
	2008	183,844	-	-	-	-	-	-	183,844

Mark Petersen, VP Sales	2006	25,000	6,250	-	-	-	-	4,453	35,703
	2007	100,000	50,000	-	2,732 (6)	-	-	-	152,732
	2008	99,792	24,948	-	-	-	-	-	124,740

(1)	Chett B. Paulsen received $136, 000 in salary in 2004 and $ 144,000 in salary in 2005. Richard B. Paulsen received $112,000 in salary in 2004 and $ 120,000 in salary in 2005. Edward B. Paulsen did not receive any salary in 2004 and 2005.
(2)
Non-qualified option grant to purchase 870,963 common units at $.71 (determined to be the fair market value on the date of grant).  Option vests 50% upon completing 12 months of employment on September 28, 2008, with the balance vesting monthly on a pro rata basis over the next 24 months of employment.

(3)
Non-qualified option grant to purchase 609,674 common units at $.71 (determined to be the fair market value on the date of grant).  The Option vests 50% upon completing of 12 months of employment at September 28, 2008, with the balance vesting monthly on a pro rata basis over the next 24 months of employment.

(4)
Non-qualified option grant to purchase 444,191 common units at $.28 (determined to be the fair market value on the date of grant).  The Option vests 50% upon completing of 12 months of employment at April 25, 2007, with the balance vesting monthly on a pro rata basis over the next 24 months of employment.

(5)
Non-qualified option grant to purchase 261,289 common units at $.71 (determined to be the fair market value on the date of grant).  The Option vests 50% upon completing of 12 months of employment at September 28, 2008, with the balance vesting monthly on a pro rata basis over the next 24 months of employment.

(6)	Non-qualified option grant to purchase 87,096 common units at $ .71 (determined to be the fair market value on the date of grant). The Option vests 50% upon completing of 12 months of employment at September 28, 2008, with the balance vesting monthly on a pro rata basis over the next 24 months of employment.

Outstanding Equity Awards

The following table sets forth all outstanding equity awards held by our Named Executive Officers as of December 31, 2008.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Chett B. Paulsen, CEO, President, Manager	9/28/2007	489,917	-	381,406		$0.71	12/31/2012	-	-	-	-

Richard B. Paulsen, CTO, Manager	9/28/2007	489,917	-	381,406		$0.71	12/31/2012	-	-	-	-

Edward B. Paulsen, CFO, COO, Manager	9/28/2007	342,942	-	266,732		$0.71	12/31/2012	-	-	-	-

Terry Dickson, VP Business Development	4/25/2006	407,175	-	34,016	(2)	$0.28	04/24/2011	-	-	-	-
	9/28/2007	146,975	-	114,314		$0.71	12/31/2012	-	-	-	-

Mark Petersen, VP Sales	9/28/2007	48,992	-	38,104		$0.71	12/31/2012	-	-	-	-

(1)
Unless otherwise indicated, the non-qualified options vest 50% upon completing 12 months of employment on September 28, 2008, with the balance vesting monthly on a pro rata basis over the next 24 months of employment.

(2)	The non-qualified options vested 50% upon completing 12 months of employment at April 25, 2007, with the balance vesting monthly on a pro rata basis over the next 24 months of employment.

Grants of Plan-Based Awards

As of the date hereof, no specific awards have been granted or are contemplated under the 2008 Stock Incentive Plan.

Director Compensation

Currently, directors receive no compensation pursuant to any standard arrangement for their services as directors.  Nevertheless, we may in the future determine to provide our directors with some form of compensation, either cash or options or contractually restricted securities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our voting securities following the completion of the Share Exchange and the closing of the Securities Purchase Agreement by (i) any person or group owning more than 5% of each class of voting securities, (ii) each director, (iii) our chief executive officer and each other executive officer whose cash compensation for the most recent fiscal year exceeded $100,000 and (iv) all executive officers and directors as a group as of November 30, 2008. Unless otherwise indicated, the address of the below-listed persons is our address, 11781 South Lone Peak Parkway, Draper, UT 84020.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Class

Chett B. Paulsen (2) (3)	6,411,458	13.16%
Richard B. Paulsen (2) (4)	4,239,744	8.70%
Edward B. Paulsen (2) (5)	2,227,691	4.57%
Tod M. Turley (2) (6)	18,532,212	36.82%
John E. Tyson (2) (7)	18,590,535	36.94%
Jerrell G. Clay (2) (8)	566,703	1.15%
Stephen B. Griggs (2) (9)	475,000	<1.00%
Terry Dickson(2) (10)	328,705	<1.00%
Mark Petersen(2)	602,171	1.24
Amerivon Investments LLC (11)	18,532,212	36.82%
Directors and Executive Officers as a group (7 persons)	33,527,782	64.97%

Total Shares Issued	48,738,545	100.00%

(1)
In determining beneficial ownership of our common stock as of a given date, the number of shares shown includes shares of common stock which may be acquired on exercise of warrants or options or conversion of convertible securities within 60 days of that date. In determining the percent of common stock owned by a person or entity on November 30, 2008, (a) the numerator is the number of shares of the class beneficially owned by such person or entity, including shares which may be acquired within 60 days on exercise of warrants or options and conversion of convertible securities, and (b) the denominator is the sum of (i) the total shares of common stock outstanding on June 4, 2008, and (ii) the total number of shares that the beneficial owner may acquire upon conversion of the preferred and on exercise of the warrants and options. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of its shares.

(2)	These are the officers and directors of our company.

(3)
These shares are owned of record by P&D, LP, a family limited partnership.  In addition, Chett B. Paulsen has an option to purchase 870,963 shares of stock at $0.27 per share.  Such option is not currently exercisable.

(4)
These shares are owned of record by 5 P’s in a Pod, LP, a family limited partnership.  In addition, Richard B. Paulsen has an option to purchase 870,973 shares of common stock at $0.71 per share.  Such option is not currently exercisable.

(5)
These shares are owned of record by Family Enrichment, LP, a family limited partnership.  In addition, Edward B. Paulsen has an option to purchase 609,674 shares of common stock at $0.71 per share.  Such option is not currently exercisable.

(6)
Includes (i) 16,929,640 shares owned of record by Amerivon Investments LLC, (ii) 949,350 shares of common stock underlying currently exercisable warrants owned by Amerivon Investments LLC, and (iii) 653,222 shares of common stock underlying currently exercisable stock options owned by Amerivon Investments LLC  Amerivon Investments LLC is an affiliate of Mr. Turley.

(7)
Includes (i) 58,323 shares owned of record by Mr. Tyson, (ii) 16,929,640 shares owned of record by Amerivon Investments LLC, (iii) 949,350 shares of common stock underlying currently exercisable warrants owned by Amerivon Investments LLC, and (iv) 653,222 shares of common stock underlying currently exercisable stock options owned by Amerivon Investments LLC.  Amerivon Investments LLC is an affiliate of Mr. Tyson.

(8)	Includes 91,703 shares owned of record and 475,000 shares underlying currently exercisable stock options.

(9)	Represents 475,000 shares underlying currently exercisable stock options.

(10)	Includes 88,102 shares owned of record and 240,603 shares underlying currently exercisable stock options.

(11)
Includes (i) 16,929,640 shares owned of record, (ii) 949,350 shares of common stock underlying currently exercisable warrants, and (iii) 653,222 shares of common stock underlying currently exercisable options.  These shares are also attributed to Mr. Turley and Mr. Tyson as described in footnotes 6 and 7 above.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Chett B. Paulsen, Richard B. Paulsen, and Edward B. Paulsen took part in founding and organizing the business of aVinci Media Corporation and are promoters of  aVinci Media Corporation as defined by Rule 405 of the Securities Act of 1933 . Chett B. Paulsen, Richard B. Paulsen, and Edward B. Paulsen will not receive any compensation in connection with the registration of shares pursuant to this registration statement. During the past five years, Chett B. Paulsen, Richard B. Paulsen and Edward B. Paulsen have received the salary, bonus and options disclosed in the Summary Compensation Table on page 46. In December 2006, we received loans from Chett B. Paulsen ($158,113), Richard B. Paulsen ($100,000), and Edward B. Paulsen ($7,670).  In January 2007, Chett B. Paulsen loaned an additional $20,000. These loans bore interest at 10% per annum and were payable on or before December 31, 2007.  Loan origination fees of $20,005 were recorded as an asset to be amortized over the life of the loans.  In April and May 2007, total outstanding principal and accrued interest, of $285,783 and $10,376, were repaid and the associated asset was fully amortized. In January 2005, Chett B. Paulsen purchased 156,575 Series A Preferred Units for $93,945, Richard B. Paulsen purchased 46,360 Series A Preferred Units for $27,816 and Edward B. Paulsen purchased 33,333.33 Series A Preferred Units for $20,000.

Tod M. Turley, a member of our Board of Directors, serves as the Chairman and Chief Executive Officer of Amerivon Investments LLC and Amerivon Holdings. LLC.  John E. Tyson, who is also a member of our Board of Directors, serves as the President of Amerivon Investments LLC.  Amerivon Investments LLC is a significant investor and equity holder in our company and the selling stockholder.

During 2006, Amerivon Investments LLC invested a total of $2,393,500 in AVI Media’s convertible debt.  At the time of its initial investment, Amerivon Investments LLC placed Tod M. Turley on aVinci Media LC’s Board of Managers.  During 2007, Amerivon Investments LLC (i) converted $2,393,500 of aVinci Media LC’s convertible debt into common units of aVinci Media LC’s membership interests, (ii) made a $2,000,000 bridge loan that was later converted in Series B Preferred Units of aVinci Media LC’s membership interests (the “Series B preferred”) and (iii) purchased an additional $4,400,000 of Series B preferred.  Upon the closing of the Series B preferred offering, Amerivon placed John E. Tyson on aVinci Media LC’s Board of Managers.  Amerivon Investments LLC converted all of its Series B preferred units to common units in connection with the consummation of the Merger.  In exchange for the conversion, Amerivon Investments LLC also received an additional 1,525,000 shares of aVinci Media LC’s common units.

Additionally, aVinci Media, LC entered into a consulting agreement with Amerivon Holdings LLC on August 1, 2007 whereby Amerivon Holdings LLC received $775,000 for advising aVinci Media, LC with regard to financial transactions and preparing for entering the public market.  The consulting agreement called for payment of $10,000 per month for six months from August 2007 to January 2008, with additional payments of $119,166 for the following six months.  Amerivon Holdings LLC agreed to defer receipt of $109,116 each month until such time as aVinci Media, LC had additional cash available.  aVinci Media, LC terminated the Sales Consulting Agreement entered into on July 1, 2007 and entered into a new Sales Consulting Agreement, effective as of July 1, 2008.  Under the new Sales Consulting Agreement, aVinci Media LC will pay Amerivon Holdings LLC 1.25% of aVinci Media’s “Net Sales” generated through “Mass Retail.”  “Mass Retail” means any retailer having more than 100 physical store locations.  “Net Sales” means revenue generated to aVinci Media LC through product sales in Mass Retail less any discounts, freight, promotional allowances, returns, non-payments, rebates and other customary allowances.

On July 1, 2007, aVinci Media, LC finalized a Sales Representative Agreement, which was amended on November 7, 2007, with Amerivon Holdings LLC whereby Amerivon Holdings LLC is entitled to receive up to a 10% commission on adjusted sales to customers brought to us by Amerivon Holdings LLC.  Amerivon Holdings LLC also received an option to purchase a total of 1,959,666 of our common stock: 653,222 options priced at $0.18 and subject to sales performance in 2007, 653,222 options priced at $0.18 and subject to sales performance in 2008, and 653,222 options priced at $0.71 and subject to sales performance vesting in 2009. The sales goals for the first group of 653,222 options were met and the options vested at the end of July, 2007, resulting in equity-based compensation expense of $371,955.

SELLING STOCKHOLDER

Up to 17,878,990 shares of common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling security holder, Amerivon Investments LLC, an underwriter for purposes of this prospectus, and include the following:

• 16,929,640 shares of common stock held by Amerivon Investments LLC; and
• 949,350 shares issuable upon the exercise of common stock warrants by Amerivon Investments LLC;

Amerivon Investments LLC (the “Selling Stockholder”) obtained the common stock and warrants from Sequoia Media Group, LC (renamed aVinci Media, LC) as described in the table below. The Selling Stockholder exchanged 100% of its equity interest in aVinci Media, LC for our shares of common stock and warrants. Each of the transactions by which the selling stockholder acquired their securities was exempt under the registration provisions of the Securities Act.

	Pre-Merger Units				Post-Merger Units
	Common	Series B	Warrants		Common	Series B	Warrants

During the first quarter of 2006, aVinci Media LC undertook a private equity offering consisting of 12-month convertible debt, bearing interest at 10%. The offering was taken in its entirety by Amerivon Investments, LLC, who invested a total of $829,250. On May 8, 2007, these debentures and accrued interest of $106,832 were converted into common units.	3,900,341				3,397,052
Detachable warrants for the purchase of common units at $0.24 (pre-merger), which expire in 2008, were granted in connection with the convertible debt of $829,350.			1,727,605				1,504,480
In August of 2006, Amerivon Investments, LLC invested an additional $1,564,000 in a convertible debt offering, bearing interest at 10%. On May 8, 2007, these convertible notes payable of $1,564,000 along with accrued interest of $102,586 were converted into common units.	3,623,014				3,155,512
Detachable warrants for the purchase of common units at $0.46 (pre-merger), which expire in 2009, were granted in connection with the convertible debt of $1,564,000.			1,190,000				1,036,446
In January 2007, Amerivon Investments LLC purchased shares from the founders at $0.36 (pre-merger price).	472,177				411,249
During the six months ended June 30, 2007, aVinci Media LC received $2,000,000, net of $190,000 in issuance costs, from Amerivon Investments, LLC for the issuance of the Series B preferred units, and $1,535,000 from issuance of the convertible debentures. Amerivon Investments, LLC also provided $2,675,000 in additional cash in the second half of 2007, which, along with funding made in the first half of 2007, plus accumulated interest, was used before the merger to purchase Series B preferred stock.		8,804,984				7,668,814
In September 2007, Amerivon Investments LLC sold Series B preferred units to Vision Capital.		(900,000)				(783,867)
In October 2007, Amerivon Investments LLC purchased shares from the founders at $0.46 (pre-merger price).	184,722				160,886
In January 2008, aVinci Media LC received $460,625 from Amerivon Investments, LLC, from the pre-merger exercise of warrants to purchase additional common units	1,827.605		(100,000 (1,727,605	) )	1,591,776		(87,096 (1,504,480	) )
Amerivon Investments LLC converted all of its Series B preferred units to common units in connection with the consummation of the Merger. In exchange for the conversion, Amerivon Investments LLC also received additional shares of aVinci Media LC’s common units to induce them to convert the Series B preferred units.	7,904,984 1,525,000	(7,904,984)			6,884,947 1,328,218	(6,884,947)
					16.929.640	-	949.350

In connection with the Merger, each issued and outstanding membership interest of aVinci Media, LC was converted into the right to receive .87096285 of our post-merger units.

Beneficial ownership is determined in accordance with the rules of the SEC. Each selling stockholder’s percentage of ownership of our outstanding shares in the table below is based upon 48,738,545 shares of common stock outstanding as of November 30, 2008.

	Ownership Before Offering				After Offering(1)
Selling Stockholder	Number of shares of Common Stock beneficially owned		Number of shares offered		Number of shares of Common Stock beneficially owned		Percentage of Common Stock Beneficially owned

Amerivon Investments LLC (2)	19,838,656	(3)	17,878,990	(4)	1,959,666	(5)	4.0%

The shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholder may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholder may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares.

Beneficial ownership is determined in accordance with the rules of the SEC. Each selling stockholder’s percentage of ownership of our outstanding shares in the table below is based upon 48,735,545 shares of common stock outstanding as of November 30, 2008.

(1)                   Represents the amount of shares that will be held by the selling stockholder after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) no other shares of our common stock are acquired or sold by the selling stockholder prior to completion of this offering. However, the selling stockholder may sell all, some or none of the shares offered pursuant to this prospectus or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144. To our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholder after completion of this offering or otherwise.

(2)                   Amerivon Investments LLC’s voting and dispositive powers can be exercised by Tod M. Turley and John E. Tyson, as the company’s CEO and President respectively.  Both Mr. Turley and Mr. Tyson are current members of AVI Media’s board of directors.  Amerivon Investments LLC for purposes of this registration is an underwriter.  Amerivon Investments LLC is not a broker-dealer or an affiliate of a broker-dealer.

(3)                   Includes currently exercisable warrants to purchase 949,350 shares of Common Stock at $0.53 per share and currently exercisable options to purchase 653,222 shares of Common Stock at $0.18 per share.  Also includes 653,222 non-vested options priced at $0.18 and subject to sales performance in 2008 and 653,222 options priced at $0.71 and subject to sales performance vesting in 2009.

(4)                   Includes currently exercisable warrants to purchase 949,350 shares of Common Stock at $0.53 per share.

(5)                   Includes 653,222 vested options priced at $0.18, 653,222 non-vested options priced at $0.18, and subject to sales performance in 2008, and 653,222 options priced at $0.71 and subject to sales performance vesting in 2009.

Pursuant to an Agreement and Plan of Merger and Reorganization dated December 6, 2007 and amended March 31, 2008 (the “Merger Agreement”), by and among aVinci Media Corporation (then operating as Secure Alliance Holdings Corporation, SMG Utah, LC, a Utah limited liability company and wholly owned subsidiary of the Secure Alliance Holdings Corporation (“Merger Sub”), and aVinci Media, LC, Merger Sub merged with and into aVinci Media, LC, with aVinci Media, LC remaining as the surviving entity and our wholly owned operating subsidiary (the “Merger”).  The Merger was effective on June 6, 2008, upon the filing of Articles of Merger with the Utah Division of Corporations.  In connection with the Merger transaction, we amended our Certificate of Incorporation to (i) change our name from Secure Alliance Holdings Corporation to aVinci Media Corporation; (ii) increase our authorized shares of common stock from 100,000,000 to 250,000,000; (iii) authorize a class of preferred stock consisting of 50,000,000 shares of $.01 per value preferred stock; and (iv) effect a 1-for-2 reverse stock split.

In connection with the Merger, we effected a 1-for-2 reverse split of our issued and outstanding common stock.  Accordingly, the 19,484,032 shares of our common stock issued and outstanding immediately prior to the Merger were reduced to approximately 9,742,016 shares (subject to rounding) as a result of the Merger.  We issued 38,986,114 post split shares of our common stock in the Merger to the holders of aVinci Media, LC membership interests representing approximately 80% of our common stock outstanding immediately after the Merger.  As a result of the reverse split and the Merger, there were 48,728,130 shares of our common stock issued and outstanding on June 6, 2008.

DESCRIPTION OF SECURITIES

We are authorized to issue up to 250,000,000 shares of common stock, $.01 par value and 50,000,000 shares of preferred stock, $.01 par value. As of November 30, 2008, there were 48,738,545 shares of our common stock issued and outstanding and no shares of preferred stock issued or outstanding.  The following is a summary of the material rights and privileges of our common stock and preferred stock.

Common Stock

Subject to the rights of the holders of any preferred stock that may be outstanding, each holder of common stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefrom, and in the event of liquidation, to share pro rata in any distribution of our assets after payment, or providing for the payment, of liabilities and the liquidation preference of any outstanding preferred stock. Each holder of common stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities. Except as disclosed herein, there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be, when issued, fully paid and nonassessable.

Preferred Stock

We are authorized to issue 50,000,000 shares of “blank check” preferred stock, none of which as of the date hereof is designated or outstanding. The Board of Directors is vested with authority to divide the shares of preferred stock into series and to fix and determine the relative designation, powers, preferences and rights of the shares of any such series and the qualifications, limitations, or restrictions or any unissued series of preferred stock.

Adoption of 2008 Stock Incentive Plan

As a condition to the Closing of the Merger, we adopted a Stock Incentive Plan (“2008 Stock Incentive Plan”) that can be used following the Closing of the Merger.  The Board of Directors believes that the adoption and approval of a long-term stock incentive plan will facilitate the continued use of long-term equity-based incentives and rewards for the foreseeable future and is in the best interests of the Company.  Stockholder approval of the 2008 Stock Incentive Plan was obtained, among other reasons, to ensure the tax deductibility of awards under the 2008 Stock Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code. The Majority Stockholders have approved the 2008 Stock Incentive Plan.

The following table provides information regarding the aggregate number of shares of our common stock to be issued under our 1997 Long-Term Incentive Plan upon the exercise of outstanding options and the vesting of awards, their weighted-average exercise price, and the number of securities available for future issuance as of June 30, 2008. Material features of this plan are described more fully in Note 10 to the Consolidated Financial Statements filed as part of our Annual Report on Form 10-K for the year ended September 30, 2007.

1997 Long Term Incentive Plan

The following table provides information regarding the aggregate number of shares of our common stock to be issued under our 1997 Long-Term Incentive Plan upon the exercise of outstanding options and the vesting of awards, their weighted-average exercise price, and the number of securities available for future issuance as of December 31, 2007. Material features of this plan are described more fully in Note 10 to the Consolidated Financial Statements filed as part of our Annual Report on Form 10-K for the year ended September 30, 2007.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	950,000	$1.24	16,475
Equity compensation plans not approved by security holders	–	–	–
Total	950,000	$1.24	16,475

Securities issued and outstanding as of December 31, 2008 not under an equity compensation plan include the following:

•                   Warrants: 1,249,350 with a weighted average exercise price of $ 0.68

•                   Options: 5,521,904 with a weighted average exercise price of $ 0.54

Transfer Agent

Our transfer agent is Computershare, 350 Indiana Street, Suite 800, Golden, CO 80401; telephone (303) 262-0600.

PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued and the shares of common stock issuable upon exercise of the warrants and options to permit the resale of these shares of common stock by the holder of the common stock, warrants and options from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the over-the-counter market or any other stock exchange, market or trading facility on which the shares are traded, or in private transactions.  These sales may be at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or negotiated prices.  The selling stockholder may use any one or more of the following methods when selling shares:

•                   ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•                   block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                   purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                   an exchange distribution in accordance with the rules of the applicable exchange;

•                   privately negotiated transactions;

•                   to cover short sales made after the date that this registration statement is declared effective by the Commission;

•                   through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                   broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share;

•                   a combination of any such methods of sale; and

•                   any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholder may also sell shares of our common stock short and if such short sale shall take place after the date that this registration statement is declared effective by the Commission, the selling stockholder may deliver these securities to close out such short sales, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Upon us being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In addition, upon us being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers.

We have advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the Commission.  If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act unless an exemption therefrom is available.  The selling stockholder will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholder in connection with resales of their respective shares under this registration statement.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

The financial statements as of December 31, 2007 and December 31, 2006 and for the years then ended included in this prospectus have been audited by Tanner LC, independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Subsequent to completion of the Merger, the Board of Directors determined that it was in the best interests of our company to appoint the accounting firm used by aVinci Media LC prior to the Merger as the independent registered public accounting firm in place our previous accounting firm.

Effective June 16, 2008, Hein & Associates, LLP (“Hein”) was notified that it was no longer our independent registered public accounting firm.  The reports of Hein on our financial statements for the fiscal years ended September 30, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended September 30, 2007 and 2006 and through June 12, 2008, there were no disagreements with Hein on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of Hein, would have caused Hein to make a reference to the subject matter of the disagreement in its reports on the our financial statements for such periods.  There were no reportable events (as defined in Regulation S-B Item 304(a)(1)(iv)) during the fiscal years ended September 30, 2007 and 2006 or the subsequent interim period through June 12, 2008.

On June 16, 2008, upon the authorization and approval of the full Board of Directors acting as the audit committee, we appointed the accounting firm of Tanner, LC (“Tanner”) as our independent registered public accounting firm.  No consultations occurred between us and Tanner during the years ended September 30, 2007 and 2006 and through June 12, 2008 regarding either (i) the application of accounting principles to a specific completed or contemplated transaction, the type of audit opinion that might be rendered on our financial statements, or other information provided that was an important factor considered by us in reaching a decision as to an accounting, auditing or financial reporting issue, or (ii) any matter that was the subject of disagreement or a reportable event requiring disclosure under Item 304(a)(1)(iv) of Regulation S-B.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of aVinci Media Corporation, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We file annual, quarterly and current reports and other information with the SEC under the Securities Exchange Act of 1934, as amended. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. You may also request a copy of those filings, excluding exhibits, from us at no cost. Any such request should be addressed to us at: 11781 South Lone Peak Parkway Suite 22-270, Draper, Utah 84020.

INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements of Sequoia Media Group, LC as of December 31, 2007 and 2006 and for the years then ended.	F-1

Unaudited Financial Statements as of September 30, 2008 and for the Nine Months Ended September 30, 2008 and 2007	F-35

Unaudited Proforma Condensed Consolidated Financial Statements	F-51

SEQUOIA MEDIA GROUP, LC

Financial Statements
As of December 31, 2007 and 2006 and for the Years Then Ended

Together with Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Members of
Sequoia Media Group, LC

We have audited the accompanying balance sheets of Sequoia Media Group, LC (the Company), as of December 31, 2007 and 2006, and the related statements of operations, changes in members’ deficit, and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.  We were not engaged to perform an audit of the Company’s internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sequoia Media Group, LC as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Tanner LC

Salt Lake City, Utah
February 22, 2008
(except for Note 12, which is dated June 6, 2008)

SEQUOIA MEDIA GROUP, LC
Balance Sheets

As of December 31,

Assets	2007	2006

Current assets:
Cash	$859,069	$168,692
Accounts receivable	448,389	10,000
Unbilled accounts receivable	-	465,472
Inventory	21,509	4,331
Prepaid expenses	100,799	53,757
Deferred costs	294,602	-
Deposits and other current assets	44,201	72,559

Total current assets	1,768,569	774,811

Property and equipment, net	990,523	309,008
Intangibles, net	74,689	70,381
Other Assets	20,408	111,011

Total assets	$2,854,189	$1,265,211

Liabilities and Member's Deficit

Current liabilities:
Accounts payable	$75,118	$104,832
Accrued liabilities	823,772	820,143
Distribution payable	308,251	-
Current portion of capital leases	118,288	-
Current portion of deferred rent	38,580	-
Note payable	1,000,000	-
Convertible debentures and notes payable		2,234,660
Related party notes payable	-	265,783
Deferred revenue	493,599	11,250

Total current liabilities	2,857,608	3,436,668

Capital lease obligations, net of current portion	222,611	-
Deferred rent, net of current portion	71,839	-

Total liabilities	3,152,058	3,436,668

Series B redeemable convertible preferred units, no
par value, 12,000,000 units authorized; 8,804,984 and 0
units outstanding, respectively (liquidation preference
of $6,603,182 at December 31, 2007)	6,603,182	-

Commitments and contingencies

Members' deficit
Series A convertible preferred units, no par value,
3,746,485 units authorized; 3,533,720 units outstanding
(liquidation preference of $474,229)	474,229	474,229
Common units, no par value, 90,000,000 units
authorized; 29,070,777 and 21,547,422 units outstanding,
respectively.	4,211,737	1,103,679
Accumulated deficit	(11,587,017)	(3,749,365)

Total members' deficit	(6,901,051)	(2,171,457)

Total liabilities and members' deficit	$2,854,189	$1,265,211

See accompanying notes to financial statements.

SEQUOIA MEDIA GROUP, LC
Statements of Operations

Years Ended December 31,

	2007	2006

Revenues	$541,856	$739,200

Operating expense:
Cost of sales	57,068	-
Research and development	1,890,852	1,067,687
Selling and marketing	1,351,860	547,448
General and administrative	3,677,326	1,755,127
Depreciation and amortization	277,458	103,160

Total operating expense	7,254,564	3,473,422

Loss from operations	(6,712,708)	(2,734,222)

Other income (expense):
Interest income	66,524	4,726
Interest expense	(693,217)	(806,439)

Net other income (expense)	(626,693)	(801,713)

Net loss	(7,339,401)	(3,535,935)

Deemed distribution on Series B redeemable
convertible preferred units	(190,000)	-
Distributions on Series B redeemable
convertible preferred units	(308,251)	-

Net loss applicable to common units	$(7,837,652)	$(3,535,935)

Loss per common unit - basic and diluted	$(0.30)	$(0.16)

Weighted average common units - basic
and diluted	26,453,062	21,547,422

See accompanying notes to financial statements.

SEQUOIA MEDIA GROUP, LC
Statements of Changes in Members’ Deficit

Years Ended December 31, 2007 and 2006

	Series A Convertible
	Preferred		Common		Accumulated	Member's
	Units	Amount	Units	Amount	Deficit	Deficit

Balance, January 1, 2006	3,533,720	$474,229	21,547,422	$325,500	$(213,430)	$586,299

Issuance of detachable warrants in connection with debentures payable	-	-	-	251,552	-	251,552

Beneficial conversion feature of convertible debentures payable	-	-	-	489,268	-	489,268

Equity-based payments made to employees	-	-	-	37,359	-	37,359

Net loss	-	-	-	-	(3,535,935)	(3,535,935)

Balance, December 31, 2006	3,533,720	474,229	21,547,422	1,103,679	(3,749,365)	(2,171,457)

Conversion of debentures payable and accrued interest payable into common units	-	-	7,523,355	2,602,668	-	2,602,668

Employee equity-based compensation	-	-	-	505,390	-	505,390

Accretion of Issuance costs on Series B redeemable convertible preferred units	-	-	-	-	(190,000)	(190,000)

Distributions on Series B redeemable convertible preferred units	-	-	-	-	(308,251)	(308,251)

Net loss	-	-	-	-	(7,339,401)	(7,339,401)

Balance, December 31, 2007	3,533,720	$474,229	29,070,777	$4,211,737	$(11,587,017)	$(6,901,051)

See accompanying notes to financial statements.

SEQUOIA MEDIA GROUP, LC
Statements of Cash Flows

Years Ended December 31,

	2007	2006

Cash flows from operating activities:
Net loss	$(7,339,401)	$(3,535,935)
Adjustments to reconcile net loss to net cash
used in operating activities
Depreciation and amortization	490,549	201,893
Accretion of debt discount	338,594	582,230
Equity-based compensation	505,390	37,359
Loss on disposal of equipment	1,063	1,668
Decrease (increase) in:
Accounts receivable	(438,389)	(10,000)
Unbilled accounts receivable	465,472	260,508
Inventory	(17,178)	(4,331)
Prepaid expenses	(47,042)	(50,502)
Deferred costs	(294,602)	-
Other current assets	28,358	(72,559)
Deposits	(5,409)	(14,999)
Increase (decrease) in:
Accounts payable	(29,714)	5,761
Accrued liabilities	236,225	775,350
Deferred rent	110,419	-
Deferred revenue	482,349	(67,083)

Net cash used in operating activities	(5,513,316)	(1,890,640)

Cash flows from investing activities:
Purchase of property and equipment	(562,987)	(344,995)
Purchase of intangible assets	(14,308)	(70,000)

Net cash used in investing activities	(577,295)	(414,995)

Cash flows from financing activities:
Proceeds from convertible notes and debentures	1,535,000	2,393,250
Proceeds from note payable	1,000,000	-
Payments of loan costs	(117,080)	(194,745)
Proceeds from related party notes payable	20,000	265,783
Payments on related party notes payable	(285,783)	-
Payments on obligation under capital lease	(46,149)	-
Proceeds from issuance of Series B preferred units
net of issuance costs of $190,000	4,675,000	-

Net cash provided by financing activities	6,780,988	2,464,288

Net change in cash	690,377	158,653

Cash at beginning of year	168,692	10,039

Cash at end of year	$859,069	$168,692

Cash paid for interest and income taxes	$-	$-

See accompanying notes to financial statements.

SEQUOIA MEDIA GROUP, LC
Statements of Cash Flows
Continued

Supplemental schedule of non-cash investing and financing activities:

During the year ended December 31, 2007:

•                   The Company converted notes payable of $1,535,000 and $23,178 of related accrued interest into 2,318,318 Series B redeemable convertible preferred units.

•                   The Company converted $2,393,250 of debentures and notes payable and $209,418 of related accrued interest into 7,523,355 common units.

•                   The Company recorded a debt discount of $8,129 and a beneficial conversion feature of $171,875 in connection with the issuance of Series B redeemable convertible preferred units.

•                   The Company accrued distributions payable on Series B redeemable convertible preferred units of $308,251.

•                   The Company acquired $387,048 of fulfillment equipment and office furniture through capital lease agreements.

•                   The Company recorded a deemed distribution of $190,000 due to the accretion of issuance costs related to the Series B offering.

During the year ended December 31, 2006:

•                   The Company recorded a debt discount of $251,552 and a beneficial conversion feature of $489,268 in connection with the issuance of convertible debt.

See accompanying notes to financial statements.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements

1.	Description of Organization and Summary of Significant Accounting Policies	Organization and Nature of Operations

Sequoia Media Group, LC (the Company), a Utah limited liability company, was formed on March 15, 2003.  The Company develops and sells an engaging way for anyone to tell their “Story” with personal digital expressions.  The Company’s products simplify and automate the process of creating professional-quality multi-media productions using personal photos and videos.

Basis of Presentation
The accompanying financial statements are presented in accordance with U.S. generally accepted accounting principles.

Concentration of Credit Risk and Significant Customer

The Company maintains its cash in bank demand deposit accounts, which at times may exceed the federally insured limit or may be maintained in non-insured institutions. As of December 31, 2007 and December 31, 2006, the Company had approximately $952,752 and $153,874 respectively, in excess of the insured limits, primarily in cash equivalents. The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk with respect to cash.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. In the normal course of business, the Company provides credit terms to its customers and requires no collateral. Concentrations of accounts receivable and revenue were as follows:

	2007
	Revenue	Accounts Receivable
Customer A	97.1%	18.6%
Customer B	5.9%	3.9%
Customer C	0%	77.5%

	2006
	Revenue	Accounts Receivable
Customer A	100.0%	100.0%

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

1.	Description of Organization and Summary of Significant Accounting Policies Continued	Net Loss per Common Unit

Basic earnings (loss) per unit (EPS) is calculated by dividing income (loss) available to common unit holders by the weighted-average number of common units outstanding during the period.

Diluted EPS is similar to Basic EPS except that the weighted-average number of common units outstanding is increased using the treasury stock method to include the number of additional common units that would have been outstanding if the dilutive potential common units had been issued. Such potentially dilutive common units include stock options and warrants, convertible preferred stock, redeemable convertible preferred stock and convertible notes and debentures. Units having an antidilutive effect on periods presented are not included in the computation of dilutive EPS.

The average number of units of all stock options and warrants granted, all convertible preferred stock, redeemable convertible preferred stock and convertible debentures have been omitted from the computation of diluted net loss per common unit because their inclusion would have been anti-dilutive for the years ended December 31, 2007 and 2006.

For the years ended December 31, 2007 and 2006, the Company had 21,749,309 and 7,269,325 potentially dilutive units of common stock, respectively, not included in the computation of diluted net loss per common unit because it would have decreased the net loss per common unit. These options and warrants, convertible preferred stock, redeemable convertible preferred stock and convertible notes and debentures could be dilutive in the future.

Use of Estimates

The preparation of financial statements in conformity with U.S.  generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.  Key estimates made by management in the accompanying financial statements include the economic useful lives assigned to property and equipment, recoverability of long-lived assets based on expected future undiscounted cash flows, the fair value of the Company’s units on the dates of share-based compensation awards and the assumptions used in the Black-Scholes option-pricing model.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

1.	Description of Organization and Summary of Significant Accounting Policies Continued	Cash Equivalents
The Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are recorded at net realizable values and are due within 30 days from the invoice date. The Company maintains allowances for doubtful accounts, when necessary, for estimated losses resulting from the inability of customers to make required payments. These allowances are based on specific facts and circumstances pertaining to individual customers and historical experience. Provisions for losses on receivables are charged to operations. Receivables are charged off against the allowances when they are deemed uncollectible. As of December 31, 2007 and 2006, there were no allowances for doubtful accounts required against the Company’s receivables.

Inventories
Inventories are stated at the lower of cost or market determined using the first-in, first-out method.

Intangible Assets
Intangible assets consist of costs to acquire patents and licenses for use of certain music tracks. All of the Company’s intangible assets have finite useful lives.

Intangible assets with finite useful lives are carried at cost, less accumulated amortization.  Amortization is calculated using the straight-line method over estimated useful lives.  Intangible assets subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable.  As of December 31, 2007 and 2006, management determined that the carrying amounts of the Company’s intangible assets were not impaired.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization.  Property and equipment consists of computers, software and equipment, and furniture and fixtures. Depreciation and amortization are calculated using the straight-line method over the estimated economic useful lives of the assets or over the related lease terms (if shorter), which are three and five years, respectively.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

1.	Description of Organization and Summary	Property and Equipment - Continued
of Significant Accounting Policies Continued
Expenditures that materially increase values or capacities or extend useful lives of property and equipment are capitalized. Routine maintenance, repairs, and renewal costs are expensed as incurred. Gains or losses from the sale or retirement of property and equipment are recorded in the statements of operations.

The Company reviews its property and equipment for impairment when events or changes in circumstances indicate that the carrying amount may be impaired.  If it is determined that the related undiscounted future cash flows are not sufficient to recover the carrying value, an impairment loss is recognized for the difference between carrying value and fair value of the asset.

As of December 31, 2007 and 2006, management determined the carrying amounts of the Company’s property and equipment were not impaired.

Revenue Recognition and Deferred Revenue
BigPlanet Contract

Prior to March 31, 2007, the Company generated the majority of its revenue from one customer, BigPlanet, a division of NuSkin International, Inc. The contract with BigPlanet included software development, software license, post-contract support (PCS), and training. Because the contract included the delivery of a software license, the Company accounted for the contract in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition, as modified by SOP 98-9, Modification of SOP 97-2 with Respect to Certain Transactions. SOP 97-2 applies to activities that represent licensing, selling, leasing, or other marketing of computer software.

Because the contract included services to provide significant production, modification, or customization of software, in accordance with SOP 97-2, the Company accounted for the contract based on the provisions of Accounting Research Bulletin (ARB) No. 45, Long-Term Construction-Type Contracts and the relevant guidance provided by SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. In accordance with these provisions, the Company determined to use the percentage-of-completion method of accounting to record the revenue for the entire contract. The Company utilized the ratio of total actual costs incurred to total estimated costs to determine the amount of revenue to be recognized at each reporting date.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

1.	Description of Organization and Summary of Significant Accounting Policies Continued	BigPlanet Contract - Continued
As of December 31, 2007, this contract was completed and all revenue under this contract had been recognized. The Company has no further obligations under this contract.

Integrated Kiosk Revenue Contracts

Under the kiosk revenue model, the Company integrates its technology with a kiosk provided by a third party. The kiosk is placed in retail stores where the end consumers utilize the kiosk to load their digital images and make a variety of products. Under this revenue model, the Company enters into agreements with the retail stores. The agreements provide for the grant of a software license, installation of the software on the customer’s kiosks, training, post contract support (PCS), and order fulfillment.  As compensation, the agreements provide for the company to receive payment on a per unit basis for each order fulfilled. Because these contracts involve a significant software component and include contingent usage-based fees, the Company accounts for its revenue generated under these contacts in accordance with the provisions of AICPA Technical Practice Aid 5100.76, Fair Value in Multiple-Element Arrangements That Include Contingent Usage-Based Fees and Software Revenue Recognition.

Scenario No. 3 of TPA 5100.76 provides that when the usage-based fee represents payment for both the perpetual license right and PCS, the fee becomes fixed or determinable only at the time actual usage occurs. Therefore, revenue should be recognized at the time a reliable estimate can be made of the actual usage that has occurred, provided collectability is probable. Consequently, we recognize revenue on a monthly basis as units are fulfilled.

Retail Kit Revenue

The Company has developed a retail kit product that retailers and vendors can stock on their retail store shelves. The retail kit consists of a small box containing a CD of a simplified version of the Company’s software and a product code. The end consumer pays for the product at the store and can then load the CD onto their personal computer and use the software and their personal digital images to create movies, photo books, and streaming media files. Once complete, the software assists the customer in uploading the file for remote fulfillment. The Company may provide the fulfillment services or such services may be provided by another fulfillment provider. There is no additional fee for the fulfillment. The sale of retail kits does not include PCS.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

1.	Description of Organization and Summary	Retail Kit Revenue - Continued
of Significant Accounting Policies Continued
In accordance with SOP 97-2, revenue from the sale of the retail kits to the retail store is deferred until the fulfillment services have been provided and the completed product has been shipped to the consumer or until the Company’s obligation to provide fulfillment has expired due to the passage of time.

Revenue from Third Party Internet Sites

The Company has agreed to provide the simplified version of its software to certain third party Internet sites that would allow a customer to download the software from the third party Internet site.  The software loads and walks the customer through the process of selecting his or her digital images to be used in creating the product, typing any unique consumer information such as a customized title and subtitle, entering order information for shipping, taking the consumer’s credit card information to process the payment transaction for products ordered via a secure Internet transaction, and uploading the order for remote fulfillment.  In accordance with SOP-97-2, if the Company provides the fulfillment services, revenue is deferred until the order has been fulfilled and shipped to the consumer.  If the fulfillment services are provided by another supplier, revenue is recognized at the time the credit card transaction is completed.  There is no additional fee for the fulfillment. Sales from third party Internet sites do not include PCS.

Revenue from the Company’s Internet Site

As a companion to the retail kit product, the Company launched a web site that will allow consumers who upload orders using the retail kit software to order additional copies and additional products on the Company’s web site.  Revenue from such additional products is recognized upon shipment of the product.

Other Revenue Contracts

In one contract entered into during 2007, the Company sold fulfillment equipment, hardware and software installation, and software licenses. The Company deferred all revenues related to these contracts as there was no VSOE established each separate component of the contract. During the quarter ended March 31, 2008, all elements of the contract were delivered except for PCS. In accordance with SOP 97-2, deferred revenue is being recognized over the remaining term of the contract on a straight-line basis.

The Company capitalized the direct cost of the equipment and is amortizing it as the related revenue is recognized.

Although the Company is not currently recognizing contingent usage based fees under this agreement, it may do so at some point in the future. Because this contract involves a significant software component and includes contingent usage-based fees, the Company will account for its usage based fees generated under this contact in accordance with the provisions of AICPA Technical Practice Aid 5100.76, Fair Value in Multiple-Element Arrangements That Include Contingent Usage-Based Fees and Software Revenue Recognition.

Scenario No. 3 of TPA 5100.76 provides that when the usage-based fee represents payment for both the perpetual license right and PCS, the fee becomes fixed or determinable only at the time actual usage occurs. Therefore, revenue should be recognized at the time a reliable estimate can be made of the actual usage that has occurred, provided collectability is probable. Consequently, we will recognize usage-based revenue on a monthly basis as units are fulfilled.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

1.	Description of Organization and Summary	Deferred Revenue
of Significant Accounting Policies Continued
The Company records billings and cash received in excess of revenue earned as deferred revenue. The deferred revenue balance generally results from contractual commitments made by customers to pay amounts to the Company in advance of revenues earned. Revenue earned but not billed is classified as unbilled accounts receivable in the balance sheet. The Company bills customers as payments become due under the terms of the customer’s contract. The Company considers current information and events regarding its customers and their contracts and establishes allowances for doubtful accounts when it is probable that it will not be able to collect amounts due under the terms of existing contracts.

Accounting for Equity Based Compensation

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123(R) (revised 2004), Share-Based Payment which amends SFAS No. 123, Accounting for Stock-Based Compensation and supersedes Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees.  The Company adopted SFAS No.123(R) using the modified prospective method. The modified prospective method requires that compensation cost be recognized beginning with the effective date based on the requirements of SFAS No. 123(R) for all equity-based payments granted after the effective date and all non-vested equity-based payments granted prior to the effective date.  The Company did not issue any employee equity-based payments prior to January 1, 2006.  The effect of accounting for equity-based awards under SFAS No. 123(R) for the years ended December 31, 2007 and 2006, was to record $505,390, and $37,359, respectively, of equity-based compensation expense in general and administrative expense.

The fair value of each share-based award was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions.

Expected dividend yield	–
Expected share price volatility	40%
Risk-free interest rate	4.06% - 4.89%
Expected life of options	2.5 years – 4.25 years

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

1.	Description of Organization and Summary of Significant Accounting Policies Continued	Income Taxes

Under the provisions of the Internal Revenue Code and applicable state laws, the Company is taxed similar to a partnership, and as a result, is not directly subject to income taxes. The results of its operations are included in the tax returns of its members. Therefore, no provision or benefit for income taxes has been included in the accompanying financial statements.

Pro forma income tax expense, as if the Company had been a taxable entity would have been $0 for each year presented in the statements of operations

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 (revised 2007) (SFAS 141R), Business Combinations and SFAS No. 160 (SFAS 160), Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51. SFAS 141R will change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 141R and SFAS 160 are effective for us beginning in the first quarter of fiscal 2010. Early adoption is not permitted. The adoption of SFAS 141R and SFAS 160 is not expected to have a material impact on the Company’s financial statements.

In February 2007, the FASB issued SFAS No. 159 (SFAS 159), The Fair Value Option for Financial Assets and Financial Liabilities. Under SFAS 159, companies may elect to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS 159 is effective beginning in the first quarter of fiscal 2008.

In September 2006, the FASB issued SFAS No. 157 (SFAS 157), Fair Value Measurements, which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. However, in February 2008, the FASB issued FSP FAS 157-b which delays the effective date of SFAS 157 for all nonfinancial

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

1.	Description of Organization and Summary of Significant Accounting Policies Continued	Recent Accounting Pronouncements - Continued

assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). This FSP partially defers the effective date of Statement 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP. Effective for fiscal 2008, the Company will adopt SFAS 157 except as it applies to those nonfinancial assets and nonfinancial liabilities as noted in FSP FAS 157-b. The adoption of SFAS 157 is not expected to have a material impact on the Company’s financial statements.

In July 2006, the FASB issued Financial Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2007 and as a result, is effective our first quarter of fiscal 2008. The cumulative effects, if any, of applying FIN 48 will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption. Additionally, in May 2007, the FASB published FSP No. FIN 48-1 (FSP FIN 48-1),

Definition of Settlement in FASB Interpretation No. 48. FSP FIN 48-1 is an amendment to FIN 48. It clarifies how an enterprise should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits.  If the Company closes the merger with Secure Alliance Holdings Corporation as noted in Note 10, the Company will be required to comply with FIN 48-1 on the merger date.  The actual impact of the adoption of FIN 48 and FSP FIN 48-1 on our consolidated results of operations and financial condition will depend on facts and circumstances that exist on the date of adoption. The Company is currently calculating the impact of the adoption of FIN 48 and FSP FIN 48-1 but does not expect it to have a material impact on the financial statements.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

1.	Description of Organization and Summary of Significant Accounting Policies Continued	Reclassifications – Certain amounts in the 2006 financial statements have been reclassified to confirm to the 2007 presentation.

2.	Property and Equipment	Property and equipment consisted of the following as of December 31:

	2007	2006
Computers, software and equipment	$1,212,558	$381,391
Furniture and fixtures	125,676	13,159
Leasehold Improvements	4,100	-

	1,342,334	394,550
Less accumulated depreciation and amortization	(351,811)	(85,542)

	$990,523	$309,008

Depreciation of property and equipment for the years ended December 31, 2007 and 2006 was $267,457 and $95,660, respectively.

3.	Intangible Assets	Intangible assets consisted of the following at December 31:

	2007	2006

Patent costs	$62,189	$47,881
License – music tracks	30,000	30,000

	92,189	77,881
Accumulated amortization	(17,500)	(7,500)

	$74,689	$70,381

Amortization expense for the years ended December 31, 2007 and 2006 was $10,000 and $7,500, respectively.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

3.	Intangible Assets Continued
As of December 31, 2007, the Company had not begun to amortize capitalized patent costs as the patent had not yet been granted. Amortization related to the license for music tracks for the years ended December 31, 2008 and 2009 will be $10,000 and $2,500, respectively.

4.	Accrued Liabilities	Accrued liabilities consisted of the following as of December 31:

	2007	2006

Bonuses payable	$554,000	$538,222
Payroll and payroll taxes payable	229,245	136,318
Interest payable	-	125,476
Other	40,527	20,127

	$823,772	$820,143

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

5.	Notes and Convertible Debentures Payable	Notes and convertible debentures payable consisted of the following as of December 31:

	2007	2006
Note payable to Secure Alliance Holdings Corporation (see Note 10), interest at 10% per annum, due December 31, 2008, secured by all assets of the Company	$1,000,000	$-

Convertible notes payable to an institutional investor, interest at 10% per annum, due June 5, 2007, less debt discount of $44,497 as of December 31, 2006. As noted below, during 2007, these notes were converted into common units.	-	1,519,503

Convertible debentures payable to an institutional investor, with interest at 10% per annum, due January 31, 2007, less debt discount of $114,093 as of December 31, 2006. As noted below, during 2007, these debentures were converted into common units.	-	715,157

	$1,000,000	$2,234,660

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

5.	Notes and Convertible Debentures Payable Continued
During the first quarter of 2006, the Company entered into a convertible debenture financing arrangement with an institutional investor, through which the Company issued convertible debentures totaling $829,250.  This amount consisted of cash of $775,000 and loan origination fees of $54,250 which were recorded as an asset to be amortized over the life of the loan.  These convertible debentures payable had a stated interest rate of 10% per annum. On May 8, 2007, these debentures and accrued interest of $106,832 were converted into 3,900,341 common units.

Detachable warrants for the purchase of 1,727,605 common units, which expire in 2008, were granted in connection with these convertible debentures.  The warrants were valued at a total of $178,330 and were recorded as a discount to debt, with a corresponding increase to members’ equity.

In addition, at the date of issuance the conversion rate of the convertible debentures was less than the fair value of the Company’s common units.  Therefore, a beneficial conversion feature valued at $489,268 was recorded as a discount to debt, with a corresponding increase recorded as members’ equity.

During the year ended December 31, 2007 and 2006, the Company accreted $114,093 and $553,505, respectively, of the debt discount arising from the warrants and the beneficial conversion feature to interest expense using the effective interest method.

During August, September and October 2006, the Company entered into a convertible note payable financing arrangement with an institutional investor, through which the Company issued convertible notes payable totaling $1,564,000.  This amount consisted of cash of $1,443,510 and loan origination fees of $120,490 which were recorded as an asset to be amortized over the life of the loan.   These convertible notes payable had a stated interest rate of 10% per annum. On May 8, 2007, these convertible notes payable of $1,564,000 along with accrued interest of $102,586 were converted to 3,623,014 common units. The remaining unamortized loan costs and debt discount were recognized as interest expense on the conversion date.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

5.	Convertible Debentures and Notes Payable Continued
Warrants for the purchase of 1,190,000 common units were granted in 2006 in connection with these convertible notes payable and expire in 2009.  The warrants were valued at a total of $73,222 and were recorded as a discount to debt, with a corresponding increase to members’ equity

During the years ended December 31, 2007 and 2006, the Company accreted $44,497 and $28,725, respectively, of the debt discount related to the warrants to interest expense using the effective interest method.

As of December 31, 2007, the debt discount had been fully amortized. As of December 31, 2006, the unamortized debt discount was $44,497.

On January 19, 2007 and again on February 14, 2007, the Company issued $500,000 of convertible notes payable to an institutional investor.  These convertible notes payable accrued interest at 9% per annum, and were due on June 30, 2007.  These convertible notes payable, plus accrued interest of $23,178, were converted into 1,604,985 Series B redeemable convertible preferred units at $.6375 per unit. A beneficial conversion feature in the amount of $171,875 was accreted to interest expense in full during the year ended December 31, 2007.

On April 9, 2007, the Company issued a convertible note payable to an institutional investor for $535,000.  This amount consisted of cash of $500,000 and financing costs of $35,000.  This convertible note payable bore no interest, and was due on June 30, 2007.  On June 5, 2007, this convertible note payable of $535,000 was converted into 713,333 Series B redeemable convertible preferred units at $.75 per unit.

In connection with the Agreement and Plan of Merger (see Note 10), the Company entered into a Loan and Security Agreement and Secured Note with Secure Alliance Holdings Corporation on December 6, 2007 in order to ensure adequate funds through the merger closing date. The agreement provides for Secure to loan a total of up to $2.5 million to the Company through the merger closing date. A total of $1 million was received under the Secured Note as of December 31, 2007.  The amounts advanced under the Secured Note are secured by all assets of the Company, accrue interest at 10% per annum and principal and interest are due and payable on December 31, 2008.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

5.	Convertible Debentures and Notes Payable Continued
If the Company receives additional capital or conducts any sale of its assets other than in the ordinary course of business prior to the due date, the Company is obligated to use said proceeds to reduce the principal and interest then payable under the Secured Note, up to the amount required to pay the Secured Note in full.

6.	Capital Lease Obligations
The Company leases certain equipment and fixtures under  noncancelable long-term leases.  These leases provide the Company the option to purchase the leased assets at the end of the initial lease terms at a bargain purchase price.  Assets held under these capital leases included in property and equipment were as follows at December 31:

	2007	2006

Computers and equipment	$349,448	$-
Furniture and fixtures	37,600	-

	387,048	-
Less accumulated amortization	(53,623)	-

	$333,425	$-

Depreciation expense for assets held under capital leases during the year ended December 31, 2007 was $53,623.

Capital lease obligations have imputed interest rates from approximately 7% to 22% and are payable in aggregate monthly installments of approximately $13,000, maturing through 2010.  The leases are secured by equipment.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

6.	Capital Lease Obligations Continued	Future maturities and minimum lease payments on the capital lease obligations are as follows as of December 31, 2007:

Minimum Lease Payments:
2008	$156,609
2009	154,089
2010	98,416

409,114
Amount representing interest	(68,215)

Total principle	340,899
Current portion	(118,288)

Long-term portion	$222,611

7.	Related Party Transactions
In December 2006, the Company entered into various loans with members of the Company totaling $265,783.  These loans bore interest at 10% per annum and were payable on or before December 31, 2007.  Loan origination fees of $20,005 were recorded as an asset to be amortized over the life of the loans.  On January 5, 2007, an additional $20,000 was loaned to the Company.  In April and May 2007, total outstanding principal, accrued interest, and loan origination fees of $285,783, $10,376, and $20,005, respectively, were paid and the associated asset was fully amortized.

The institutional investor holding the convertible debentures and convertible notes payable referenced in Note 5 qualifies as a related party based upon its beneficial ownership.  As described in Note 5, as of December 31, 2006, a related party investor held convertible debentures in the amount of $2,393,250 (before discount).  As described in Note 5, on May 8, 2007, these debentures and related accrued interest were converted into 7,523,355 common units, or approximately 26% of the common units outstanding after conversion.

Additionally, as described in Note 5, in January, February, and April of 2007, the Company issued $1,535,000 of additional convertible notes payable to the same institutional investor. In May and June of 2007, the notes payable and related accrued interest were converted into 2,318,318 Series B redeemable convertible preferred units.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

7.	Related Party Transactions Continued
In May and June of 2007, the Company also issued 6,486,666 Series B redeemable convertible preferred units to the same institutional investor in exchange for $2,000,000, net of issuance costs of $190,000, and a subscription receivable of $2,675,000. The subscription receivable was received in two installments on August 3, 2007 and September 11, 2007.

The Series B preferred units vote on an “as converted” to common units basis. Therefore, when combined with the 8,180,255 common units held, the institutional investor holds 16,985,239 equivalent votes, equivalent to 41% of the voting units outstanding at December 31, 2007. In connection with the sale of the Series B preferred units, the institutional investor appointed two individuals to the Board of Managers.

Additionally, the Company entered into a Consulting Agreement (see Note 10) with the related party investor on August 1, 2007 whereby the investor will receive up to $775,000 over the next 12 month period for advising the Company with regard to financial transactions.  The Company may terminate the agreement upon 30 days notice.

On July 1, 2007, the Company finalized a Sales Representative Agreement with the related party investor whereby such investor is entitled to receive up to a 10% commission on adjusted sales to customers brought to the Company by the investor.  The investor also received an option to purchase a total of 2,250,000 common units of the Company.  A total of 1,500,000 of these options have an exercise price of $.16 and the remaining 750,000 options have an exercise price of $.52.  The options vest at the rate of 750,000 per year at year end in 2007, 2008 and 2009 upon the achievement of certain sales levels. A formalized option agreement was executed on November 20, 2007 changing the exercise price of 750,000 options from $0.52 to $0.62 and the vesting dates to 2008, 2009, and 2010. The sales goals for the first group of 750,000 options was met and the options vested at the end of July, 2007, resulting in equity-based compensation expense of $371,955.

Notes to Financial Statements
Continued

8.	Common and Preferred Units
As of December 31, 2006, the Company had authorized 90,000,000 common units and 10,000,000 preferred units, all with no par value.  As of December 31, 2006, the Company had designated 3,746,485 preferred units as Series A.  On May 1, 2007, the Company modified the operating agreement, thereby increasing the number of authorized preferred units to 20,000,000 and designating 12,000,000 preferred units as Series B.

Series A Convertible Preferred Units
During the years ended December 31, 2007 and 2006, there were no Series A preferred units issued. As of December 31, 2007 and 2006, there were 3,533,720 Series A preferred units outstanding.

Series B Redeemable Convertible Preferred Units
During the year ended December 31, 2007, there were 8,804,984 Series B preferred units issued as follows:

On January 19, 2007 and again on February 14, 2007, the Company issued $500,000 of convertible notes payable to an institutional investor.  These convertible notes payable accrued interest at 9% per annum, and were due on June 30, 2007.  These convertible notes payable, plus accrued interest of $23,178, were converted into 1,604,985 Series B redeemable convertible preferred units at $.6375 per unit. A beneficial conversion feature in the amount of $171,875 was accreted to interest expense in full during the year ended December 31, 2007.

On April 9, 2007, the Company issued a convertible note payable to an institutional investor for $535,000.  This amount consisted of cash of $500,000 and financing costs of $35,000.  This convertible note payable bore no interest, and was due on June 30, 2007.  This convertible note payable of $535,000 was converted into 713,333 Series B redeemable convertible preferred units at $.75 per unit.

In May and June of 2007, the Company issued 6,486,666 Series B redeemable convertible preferred units at $0.75 per unit to an institutional investor for a payment of $2,000,000, net of issuance costs of $190,000, and the issuance of a subscription receivable of $2,675,000. Payment of the subscription receivable was received in two installments on August 3, 2007 and September 11, 2007.

As of December 31, 2007, there were 8,804,984 units of Series B preferred units outstanding.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

8.	Common and Preferred Units Continued	Rights and Preferences of Convertible Preferred Units The rights, terms, and preferences of the Series A convertible preferred units and Series B redeemable convertible preferred units are as follows:

●           Voting - The Series A convertible preferred units and the Series B redeemable convertible preferred units vote on an “as if converted” to common unit basis together with the Company’s common units on all matters put to a vote of the holders of the common units. As long as at least 6.4 million Series B redeemable convertible preferred units are outstanding, the Board of Managers shall consist of five managers, two of whom shall be elected by a majority of the outstanding Series B redeemable convertible preferred unit holders and the remainder elected by the holders of Series A convertible preferred units and common units, voting as a single class.

Distributions - Series B redeemable convertible preferred units holders are entitled to a cumulative annual distribution of $.06 per unit.  Series A convertible preferred unit holders are entitled to receive distributions from the Company as established by the Board of Managers.

Liquidation – The assets of the Company are distributed as follows in the event of liquidation, dissolution or winding up of the Company (including the sale of substantially all of the assets of the Company): i) the Series B redeemable convertible preferred units are entitled to a liquidation preference of $0.75 per unit, plus all accrued and unpaid distributions; ii) the Series A convertible preferred units are entitled to a liquidation preference in the amount of $0.1335 per unit; iii) the common units are entitled to $0.1335 per unit; and iv) any remaining assets are distributed among the holders of Series A convertible preferred units, Series B redeemable convertible preferred units and common units, pro rata, on an as-converted to common unit basis.

In the event that there are not sufficient assets available for the entire liquidation preference of a given class, the assets of the Company are distributed ratably among the holders of such class on a pro rata basis.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

8.	Common and Preferred Units Continued	Rights and Preferences of Convertible Preferred Units - Continued

Redemption (Series B only) – The Company has the right to redeem Series B redeemable convertible preferred units for $.75 per unit plus all accrued and unpaid distributions, with a written notice of not less than 45 days and not more than 60 days, subject to holders’ first right to convert Series B redeemable convertible preferred units to common units. The Series B redeemable convertible preferred unit holders have at least 45 days from receiving notice from the Company to decide whether to have Series B redeemable convertible preferred units redeemed for cash or converted to common units.  At anytime after four years from the date of issuance, the Series B redeemable convertible preferred unit holders have the right to have the Company redeem all or a portion of Series B redeemable convertible preferred units.  Within 60 days after receipt of a written notice, the Company is required to redeem such units at $.75 per unit plus all accrued and unpaid distributions.

Conversion (Series A) - The Series A convertible preferred units are convertible at any time at the option of the holder into common units, one for one.  Series A convertible preferred units automatically convert on the earliest of i) the effective date of the registration statement for the Company’s initial public offering of the common units, ii) the date on which the common units are listed or sale on a national stock exchange or have their sales or bid price quoted on NASDAQ, iii) the merger or consolidation of the Company with another company, iv) the sales of all of the outstanding common units, v) the sales of substantially all of the Company’s assets, or vi) the approval of the holders of a majority of the outstanding Series A convertible preferred units.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

8.	Common and Preferred Units Continued	Rights and Preferences of Convertible Preferred Units -Continued

Conversion (Series B) - The Series B redeemable convertible preferred units are convertible at any time at the option of the holder into common units, one for one.  However, if the Company subsequently sells common units (New Issuance) for less than the Series B redeemable convertible preferred unit purchase price of $.75 (Conversion Price), a broad based, weighted average adjustment is made to the Conversion Price by multiplying the Conversion Price by the following fraction:  the numerator is the number of units outstanding prior to a New Issuance plus the number of units the new consideration would purchase at the conversion price in effect prior to a New Issuance, and the denominator is the number of units outstanding prior to a New Issuance plus the number of additional units issued in the New Issuance.  Series B redeemable convertible preferred units automatically convert to common units on the earliest of i) the effective date of the registration statement for the Company’s initial public offering of the common units if a) the per common units offering price is at least 200% of the redemption price of the Series B redeemable convertible preferred units, and b) the public offering will result in gross proceeds of at least $40 million, or ii) thirty days after written the Company if within ninety days after a merger or consolidation of the Company with another company all of the following have occurred: a) the common units issuable upon conversion are registered for resale, b) the average volume weighted average per common unit price of the common units for twenty consecutive trading days prior to the date of notice of conversion is given is not less than 200% of the redemption price of the Series B redeemable convertible preferred units, and c) the daily average trading volume for twenty consecutive trading days prior to the date notice of conversion is given is not less than 5% of the outstanding common units.

Common Units Reserved – The Company must at all times reserve and keep available out of its authorized but unissued common unites, solely for the purpose of effecting the conversion of preferred units, the number of units needed to do so.  This totaled 12,338,704 and 3,533,720 as of December 31, 2007 and December 31, 2006, respectively.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

8.	Common and Preferred Units Continued	Common Units

Subject to the rights of holders of Series A convertible preferred units and Series B redeemable convertible preferred units, common unit holders are entitled to receive distributions when, as and if declared by the Board of Managers.  Common unit holders are entitled to one vote for each common unit held.

9.	Options and Warrants	Common Unit Warrants
The following tables summarize information about common unit warrants as of December 31, 2007 and December 31, 2006:

	As of December 31, 2007
	Outstanding and Exercisable
Exercise Price	Number of Warrants Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price

$0.24	1,727,605	0.1	$0.24
0.46	1,190,000	1.5	0.46
$.24-.46	2,917,605	0.7	$0.33

	As of December 31, 2006
	Outstanding and Exercisable

Exercise Price	Number of Warrants Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price

$0.24	1,727,605	1.1	$0.24
0.46	1,190,000	2.5	0.46
$.24-.46	2,917,605	1.7	$0.33

Warrants for the purchase of 2,917,605 common units were granted in 2006 in connection with convertible debt and expire in 2008, and 2009. The warrants were valued at a total of $251,552 and are included as a component of members’ deficit in the accompanying statements of members’ deficit.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

9.	Options and Warrants Continued	Common Unit Warrants - Continued
Subsequent to December 31, 2007, 1,727,605 warrants with an exercise price of $.24 were exercised for total proceeds of $414,625 received by the Company in January 2008.

Common Unit Options
The following tables summarize information about common unit options:

	December 31, 2007		December 30, 2006
	Number of shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price

Outstanding at beginning of year	818,000	$0.29	-	$-
Granted	5,695,000	0.50	818,000	0.29
Exercised	-	-	-	-
Cancelled	(20,000)	0.36	-	-
Outstanding at end of year	6,493,000	0.47	818,000	0.29
Exercisable at year end	1,253,250	0.21	-
Weighted average fair value of options granted during the year	$0.29		$0.14

As of December 31, 2007
	Outstanding			Exercisable

Exercise	Number of Options	Remaining Contractual Weighted Average Actual Life	Weighted Average Exercise	Number of Options	Weighted Average Exercise	Weighted Average Remaining Contractual
Price	Outstanding	(Years)	Price	Exercisable	Price	Life (Years)

$0.16	1,500,000	4.5	$0.16	750,000	$0.16	4.0
0.24	510,000	3.3	.24	340,000	.24	3.3
0.36	288,000	3.7	.36	163,250	.36	3.7
0.62	4,195,000	5.2	0.62	-
$.16-.62	6,493,000	4.8	$0.47	1,253,250	$0.21	3.8

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

9.	Options and Warrants Continued	Common Unit Options - Continued

As of December 31, 2006
		Outstanding			Exercisable

Exercise Price	Number of Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)

$0.24	510,000	4.3	$0.24	-	$-	-
0.36	308,000	4.7	0.36	-	-	-
$.24–.36	818,000	4.5	$.24–.36	-	-	-

As of December 31, 2007 and 2006, options outstanding had an aggregate intrinsic value of $471,864 and $45,900, respectively.

As of December 31, 2007 and 2006, there was approximately $780,636 and $77,015, respectively, of total unrecognized equity-based compensation cost related to option grants that will be recognized over a weighted average period of 2.6 and 2.4 years.

10.	Commitments and Contingencies	Litigation

On December 17, 2007, Robert L. Bishop, who worked with the Company in a limited capacity in 2004 and is a current member of a  limited liability company that owns an equity interest in the Company, filed a legal claim against the Company for unpaid wages and/or commissions (with no amount specified) and promised equity.  The complaint was served on the Company on January 7, 2008.  The Company timely filed an answer denying Mr. Bishop’s claim.  Management believes the demand for payment is without basis, evidence, or meaningful information and intends to vigorously defend against it.  Due to the early stage of the proceedings, management is unable to estimate the likelihood of a negative outcome or estimate the potential liability due to this claim.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

10.	Commitments and Contingencies Continued	Operating Leases
The Company has operating leases for office space and co-location services with terms expiring in 2009, 2010, and 2012. Future minimum lease payments are approximately as follows:

Years Ending December 31,	Amount

2008	$218,300
2009	211,900
2010	67,600
2011	5,400
2012	3,600

$506,800

Rental expense under operating leases totaled $340,828 and $71,831 for the years ended December 31, 2007 and 2006, respectively.

Agreement and Plan of Merger

Effective December 6, 2007, Secure Alliance Holdings Corporation (SAH) a publicly held company and the Company executed an Agreement and Plan of Merger, whereby SAH agreed to acquire 100% of the issued and outstanding equity units of the Company. Each issued and outstanding membership interest of the Company will be converted into the right to receive .87096285 post-split shares of the SAH’s common stock, or approximately 80% of its post-reorganization outstanding common stock.

The Company is considered the acquirer for accounting purposes; therefore, this merger will be accounted for as a reverse acquisition.  As a result of the merger, the Company will receive approximately $9.8 million in cash to fund operations.

In connection with the Agreement and Plan of Merger, the Company entered into a Loan and Security agreement and Secured Note with SAH on December 6, 2007 in order to ensure adequate funds through the closing date. The agreement provides for SAH to loan a total of up to $2.5 million to the Company through the closing date. A total of $1 million was received under the Secured Note on December 6, 2007.  On January 15, 2008 and February 15, 2008, the Company received $1,000,000 and $500,000, respectively, under the Secured Note (see Note 6).

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

10.	Commitments and Contingencies Continued
Contingency
The Company has executed a letter agreement with an institutional investor which provides for the issuance of an additional 1,525,000 common units upon the voluntary conversion of all outstanding Series B preferred units owned by the investor. The agreement calls for the conversion of the Series B preferred units into common units immediately preceding the closing of the merger described above.

Purchase Commitments On November 29, 2007, the Company entered into an agreement which includes a noncancelable purchase commitment for minimum guaranteed royalties in the amount of $97,000

Warranty Obligations
The Company provides a 90-day warranty on certain manufactured products. As of December 31, 2007, these obligations have not been significant. The Company does not expect these obligations to become significant in the future and no related liability has been accrued as of December 31, 2007 and 2006.

11.	Retirement Plan
On January 1, 2007, the Company established a 401(k) defined contribution plan that covers eligible employees who have completed a minimum of three months of service and who are 21 years of age or older.  Employees may elect to contribute to the plan up to 100 percent of their annual compensation up to a limit of $16,000 in 2008, and increasing by $500 each year thereafter for inflation or as defined and limited by the Internal Revenue Code.  To date, the Company has not made any employer contributions to the plan and is not required to do so.

12.	Subsequent Events	Note Payable In January and February, 2008, the Company received an additional $1,500,000 under the Secured Note (see Note 5).

Warrant Exercise
On January 31, 2008, an institutional investor exercised warrants to purchase 1,727,605 common equity units of the Company with an exercise price of $.24 per unit and total proceeds of $414,625.

SEQUOIA MEDIA GROUP, LC
Notes to Financial Statements
Continued

12.	Subsequent Events Continued	Modification to Merger Agreement

The Company agreed to amend its agreement with Secure Alliance Holdings, Inc. (SAH) to provide for a 1 for 2 reverse stock split rather than a 1 for 3 reverse stock split upon consummation of the merger.  Accordingly, each outstanding membership interest in the Company will be converted into the right to receive .87096285 post-split shares of SAH common stock.

Closing of Merger Agreement

On June 6, 2008, the Company closed the merger transaction with SAH.  In connection with the merger transaction, the unit holders of the Company exchanged all of their units for shares of common stock of SAH.  The number of shares of SAH stock received in the merger represent approximately 80% of the total outstanding shares of SAH.  Because the unit holders of the Company obtained a majority ownership in SAH through the merger, the transaction will be accounted for as a reverse merger.  As a result of the merger, the Company received approximately $7.3 million in cash to fund operations in addition to the $2.5 million previously loaned to the Company by SAH.

aVINCI MEDIA CORPORATION AND SUBSIDIARIES

Financial Statements (Unaudited)
As of September 30, 2008
and for the Nine Months Ended September 30, 2008 and 2007

aVINCI MEDIA CORPORATION AND SUBSIDIARIES Condensed Consolidated Balance Sheet (Unaudited)

September 30, 2008
Assets

Current Assets:
Cash and cash equivalents	$2,845,593
Accounts receivable	270,430
Marketable securities available-for-sale	211,319
Prepaid expenses	270,932
Other current assets	238,576
Total current assets	3,836,850

Property and equipment, net	729,201
Intangible assets, net	93,543
Other assets	20,408
Total assets	$4,680,002

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$75,964
Accrued liabilities	741,551
Current portion of capital leases	138,355
Current portion of deferred rent	46,529
Deferred revenue	407,598
Total current liabilities	1,409,997

Capital lease obligations, net of current portion	130,094
Deferred rent, net of current portion	39,338
Total liabilities	1,579,429

Commitments and contingencies

Common stock, $.01 par value, authorized 250,000,000 shares; issued and outstanding 48,738,545 shares	487,385
Additional paid-in capital	22,428,903
Accumulated deficit	(19,723,734)
Accumulated other comprehensive loss	(91,981)
Total stockholders’ equity (deficit)	3,100,573
Total liabilities and stockholders’ equity	$4,680,002

See accompanying notes to condensed consolidated financial statements.

aVINCI MEDIA CORPORATION AND SUBSIDIARIES
 Condensed Consolidated Statements of Operations (Unaudited)

	Nine Months Ended September 30,
	2008	2007
Revenues	$302,351	$329,640

Operating expense:
Cost of sales	666,933	36,922
Research and development	1,447,522	1,357,231
Selling and marketing	1,365,650	958,285
General and administrative	3,497,680	2,783,465
Depreciation and amortization	172,349	160,760
Total operating expense	7,150,134	5,296,663

Loss from operations	(6,847,783)	(4,967,023)

Other income (expense):
Interest income	49,304	53,966
Interest expense	(136,465)	(678,390)
Total other income (expense)	(87,161)	(624,424)
Loss before income taxes	(6,934,944)	(5,591,447)
Income tax benefit	—	—
Net loss	(6,934,944)	(5,591,447)

Preferred dividends and deemed dividends	(976,000)	(190,000)

Distributions on Series B redeemable convertible preferred units	(225,773)	(175,091)

Net loss applicable to common stockholders	$(8,136,717)	$(5,956,538)

Basic and diluted loss per common share	$(0.19)	$(0.15)

Weighted average common and common equivalent shares used to calculate loss per share:
Basic and diluted	43,114,327	38,986,114

See accompanying notes to condensed consolidated financial statements.

aVINCI MEDIA CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statement of Stockholders’ Equity (Deficit) and Comprehensive Loss (Unaudited)
Nine-Months Ended September 30, 2008

	Common Stock		Additional Paid-	LLC Series Convertible Preferred	LLC Common	Accumulated	Accumulated Other Comprehensive	Members'/ Stockholders' Equity
	Shares	Amount	in Capital	Units	Units	Deficit	Loss	(Deficit)

Balance, January 1, 2008	-	$-	$-	$474,229	$4,211,737	$(11,587,017)	$-	$(6,901,051)

Retroactive effect of shares issued in reverse merger dated June 6, 2008	38,986,114	389,861	(389,861)	-	-	-	-	-

Conversion of Series A preferred units to common units	-	-	-	(474,229)	474,229	-	-	-

Conversion of Series B preferred units to common units	-	-	-	-	6,603,182	-	-	6,603,182

Incentive common units issued upon conversion of Series B preferred units	-	-	-	-	976,000	(976,000)	-	-

Common units issued upon exercise of warrants	-	-	-	-	460,625	-	-	460,625

Employee equity-based compensation	-	-	213,328	-	125,101	-	-	338,429

Non-employee equity based instruments	-	-	37,642	-	-	-	-	37,642

Distributions on Series B redeemable convertible preferred units	-	-	-	-	-	(225,773)	-	(225,773)

Conversion of common units to common stock in connection with the reverse merger	-	-	12,850,874	-	(12,850,874)	-	-	-

Outstanding shares of Registrant at time of reverse merger dated June 6, 2008	9,742,633	97,426	9,712,968	-	-	-	-	9,810,394

Common stock issued upon exercise of options	9,798	98	3,952	-	-	-	-	4,050

Unrealized loss on marketable securities available for sale	-	-	-	-	-		(91,981)	(91,981)

Net loss	-	-	-	-	-	(6,934,944)	-	(6,934,944)

Balance, September 30, 2008	48,738,545	$487,385	$22,428,903	$-	$-	$(19,723,734)	$(91,981)	$3,100,573

See accompanying notes to condensed consolidated financial statements.

aVINCI MEDIA CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
Nine Months Ended September 30,

	2008	2007
Cash flows from operating activities:
Net loss	$(6,934,944)	$(5,591,447)
Adjustments to reconcile net loss to net
cash used in operating activities
Depreciation and amortization	333,176	277,839
Accretion of debt discount	—	338,594
Equity-based compensation	338,429	434,579
	37,642	—
(Gain) loss on disposal of equipment	(38)	1,063
Decrease (increase) in:
Accounts receivable	177,959	(83,522)
Unbilled accounts receivable	—	418,490
Inventory	(21,010)	(18,081)
Prepaid expenses	(117,572)	(7,629)
Deferred costs	105,468	—
Deposits and other current assets	37,278	140,818
Increase (decrease) in:
Accounts payable	(30,053)	(84,986)
Accrued liabilities	(187,851)	98,615
Deferred rent	(24,552)	77,634
Deferred revenue	(86,001)	128,096
Net cash used in operating activities	(6,372,069)	(3,869,937)

Cash flows from investing activities:
Purchase of property and equipment	(44,887)	(472,971)
Purchase of intangible assets	(26,354)	(14,308
Net cash used by investing activities	(71,241)	(487,279)

Cash flows from financing activities:
Proceeds from convertible debentures	—	1,535,000
Payment of loan costs	—	(117,080)
Proceeds from related party notes payable	—	20,000
Payment on members notes	—	(285,783)
Proceeds from issuance of Series B preferred units	—	4,675,000
Net cash received in reverse merger	7,091,062	—
Proceeds from notes payable	1,500,000	—
Proceeds from exercise of warrants	460,625	—
Proceeds from exercise of stock options	4,050	—
Payment of accrued dividends	(534,024)	—
Principal payments under capital lease obligations	(91,879)	(10,732)
Net cash provided by financing activities	8,429,834	5,816,405
Net increase in cash and cash equivalents	1,986,524	1,459,189

Cash and cash equivalents at beginning of period	859,069	168,692
Cash and cash equivalents at end of period	$2,845,593	$1,627,881

Cash paid for income taxes	$-	$-

Cash paid for interest	$32,630	$19,586

See accompanying notes to condensed consolidated financial statements.

aVINCI MEDIA CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
Continued

Supplemental schedule of non-cash investing and financing activities:

During the nine months ended September 30, 2008:

•
The Company issued 1,525,000 common units to Amerivon Holdings, Inc. to induce the conversion of preferred units to common units immediately prior to the closing of the transaction between Secure Alliance Holdings Corporation (SAH) and Sequoia Media Group (Sequoia). These inducement units were recorded as a preferential dividend, thus increasing the accumulated deficit and increasing the loss applicable to common stockholders by $976,000.

•	The Company acquired $19,429 of office equipment through capital lease agreements.

•	The Company incurred an unrealized loss on marketable securities available-for-sale of $91,981.

•	The Company converted $474,229 of Series A preferred units to common units.

•	The Company converted $6,603,182 of Series B preferred units to common units.

•	The Company converted $12,850,874 of common units to common stock in connection with the reverse merger.

•	The Company acquired the following balance sheet items as a result of the reverse merger transaction:
o	Cash - $7,091,062
o	Marketable securities available-for-sale - $303,300
o	Prepaid expenses and other assets - $52,561
o	Note receivable - $2,500,000 (eliminated against note payable owed to SAH)
o	Interest receivable - $103,835 (eliminated against interest payable to SAH)
o	Accounts payable - $30,899
o	Accrued expenses - $209,465

See accompanying Notes to Condensed Consolidated Financial Statements.

aVINCI MEDIA CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
Continued

During the nine months ended September 30, 2007:

•	The Company issued 3,566,667 Series B redeemable convertible preferred units in exchange for a subscription receivable of $2,675,000.

•	The Company converted notes payable of $1,558,178 into 2,318,318 Series B redeemable convertible preferred units.

•	The Company converted $2,602,668 of debentures payable and related accrued interest into 7,523,355 common units.

•
The Company recorded debt discount associated with convertible debentures payable of $8,129 as well as beneficial conversion feature of $171,875 both of which were converted to Series B redeemable convertible preferred units.

•	The Company accrued distributions payable on Series B redeemable preferred units of $175,091.

•	The Company acquired $193,048 of fulfillment equipment and office furniture through capital lease agreements.

•	The Company recorded a deemed distribution of $190,000 due to the accretion of issuance costs related to the Series B offering.

See accompanying Notes to Condensed Consolidated Financial Statements.

aVINCI MEDIA CORPORATION AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)

1.  Description of Organization and Summary of Significant Accounting Policies

Organization and Nature of Operations
aVinci Media Corporation (the Company), is the result of a merger transaction between Sequoia Media Group, LC (Sequoia), a Utah limited liability company, and Secure Alliance Holdings Corporation (SAH), a publicly held company.  The Company is a Delaware corporation that develops and sells an engaging way for anyone to tell their “Story” with personal digital expressions. The Company’s products simplify and automate the process of creating professional-quality multi-media productions using personal photos and videos.

Sequoia was originally formed as a Utah limited liability company on March 15, 2003.  On June 6, 2008, as discussed below in Note 2, Sequoia completed a merger transaction with SAH, a publicly held company.  Because the owners of Sequoia obtained approximately 80% of the common stock of SAH through the merger transaction, the merger has been accounted for as a reverse merger.  The historical financial statements reflect the operations of Sequoia through the date of the reverse merger and those of the combined entity from the date of the reverse merger through the end of the period.  In connection with the reverse merger transaction, SAH changed its name to aVinci Media Corporation.

Basis of Presentation
The accompanying condensed consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles (US GAAP).

Unaudited Information
In the opinion of management, the accompanying unaudited condensed consolidated financial statements as of September 30, 2008 and for the nine months ended September 30, 2008 and 2007 reflect all adjustments (consisting only of normal recurring items) necessary to present fairly the financial information set forth therein. Certain information and note disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (US GAAP) have been condensed or omitted pursuant to SEC rules and regulations, although the Company believes that the following disclosures, when read in conjunction with the annual financial statements and the notes included in the this registration statement are adequate to make the information presented not misleading. Results for the nine-month period ended September 30, 2008 are not necessarily indicative of the results to be expected for the year ended December 31, 2008.

Concentration of Credit Risk and Significant Customer
The Company maintains its cash in bank demand deposit accounts, which at times may exceed the federally insured limit or may be maintained in non-insured institutions. The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk with respect to cash.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. In the normal course of business, the Company provides credit terms to its customers and requires no collateral.

Four customers accounted for 47%, 20%, 15%, and 11% of total revenue during the nine months ended September 30, 2008.  One customer accounted for almost all of the revenue for the nine months ended September 30, 2007.  As of September 30, 2008, two customers accounted for 61% and 34% of accounts receivable.

Net Loss per Common Share
Basic earnings (loss) per share (EPS) is calculated by dividing income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the period.  The weighted average shares used in the computation of EPS for the nine month periods ended September 30, 2008 and 2007 include the shares issued in connection with the reverse merger on June 6, 2008 (see Note 2).  In accordance with US GAAP, these shares are retroactively reflected as having been issued at the beginning of each reporting period.

Diluted EPS is similar to Basic EPS except that the weighted-average number of common shares outstanding is increased using the treasury stock method to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. Such potentially dilutive common shares include stock options and warrants. During 2007, potentially dilutive common units also included convertible preferred units, redeemable convertible preferred units and convertible notes and debentures. Shares having an antidilutive effect on periods presented are not included in the computation of dilutive EPS.

The average number of shares of all stock options and warrants granted, all convertible preferred units, redeemable convertible preferred units and convertible debentures have been omitted from the computation of diluted net loss per common share because their inclusion would have been anti-dilutive for the nine-month periods ended September 30, 2008 and 2007.

As of September 30, 2008 and 2007, the Company had 8,338,913 and 15,959,795 potentially dilutive shares of common stock, respectively, not included in the computation of diluted net loss per common share because it would have decreased the net loss per common share. These options and warrants could be dilutive in the future.

Use of Estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash Equivalents
The Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents.

Accounts Receivable
Accounts receivable are recorded at net realizable values and are due within 30 days from the invoice date. The Company maintains allowances for doubtful accounts, when necessary, for estimated losses resulting from the inability of customers to make required payments. These allowances are based on specific facts and circumstances pertaining to individual customers and historical experience. Provisions for losses on receivables are charged to operations. Receivables are charged off against the allowances when they are deemed uncollectible. As of September 30, 2008, there were no allowances for doubtful accounts required against the Company’s receivables.

Intangible Assets
Intangible assets consist of costs to acquire patents and licenses for use of certain music tracks. All of the Company’s intangible assets have finite useful lives.

Intangible assets with finite useful lives are carried at cost, less accumulated amortization. Amortization is calculated using the straight-line method over estimated useful lives. Intangible assets subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. As of September 30, 2008, management determined that the carrying amounts of the Company’s intangible assets were not impaired.

Property and Equipment
Property and equipment are stated at cost less accumulated depreciation and amortization. Property and equipment consists of computers, software and equipment, and furniture and fixtures. Depreciation and amortization are calculated using the straight-line method over the estimated economic useful lives of the assets or over the related lease terms (if shorter), which are three and five years, respectively.

Expenditures that materially increase values or capacities or extend useful lives of property and equipment are capitalized. Routine maintenance, repairs, and renewal costs are expensed as incurred. Gains or losses from the sale or retirement of property and equipment are recorded in the statements of operations.

The Company reviews its property and equipment for impairment when events or changes in circumstances indicate that the carrying amount may be impaired. If it is determined that the related undiscounted future cash flows are not sufficient to recover the carrying value, an impairment loss is recognized for the difference between carrying value and fair value of the asset.

As of September 30, 2008, management determined the carrying amounts of the Company’s property and equipment were not impaired.

Revenue Recognition and Deferred Revenue
BigPlanet Contract

Prior to March 31, 2007, the Company generated the majority of its revenue from one customer, BigPlanet, a division of NuSkin International, Inc. The contract with BigPlanet included software development, software license, post-contract support (PCS), and training. Because the contract included the delivery of a software license, the Company accounted for the contract in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition, as modified by SOP 98-9, Modification of SOP 97-2 with Respect to Certain Transactions. SOP 97-2 applies to activities that represent licensing, selling, leasing, or other marketing of computer software.

Because the contract included services to provide significant production, modification, or customization of software, in accordance with SOP 97-2, the Company accounted for the contract based on the provisions of Accounting Research Bulletin (ARB) No. 45, Long-Term Construction-Type Contracts and the relevant guidance provided by SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. In accordance with these provisions, the Company determined to use the percentage-of-completion method of accounting to record the revenue for the entire contract. The Company utilized the ratio of total actual costs incurred to total estimated costs to determine the amount of revenue to be recognized at each reporting date.

As of December 31, 2007, this contract was completed and all revenue under this contract had been recognized. The Company has no further obligations under this contract.

Integrated Kiosk Revenue Contracts

Under the kiosk revenue model, the Company integrates its technology with a kiosk provided by a third party.  The kiosk is placed in retail stores where the end consumers utilize the kiosk to load their digital images and make a variety of products.  Under this revenue model, the Company enters into agreements with the retail stores.  The agreements provide for the grant of a software license, installation of the software on the customer’s kiosks, training, PCS, and order fulfillment.  As compensation, the agreements provide for the Company to receive payment on a per unit basis for each order fulfilled. Because these contracts involve a significant software component and include contingent usage-based fees, the Company accounts for its revenue generated under these contacts in accordance with the provisions of AICPA Technical Practice Aid 5100.76 Fair Value in Multiple-Element Arrangements That Include Contingent Usage-Based Fees and Software Revenue Recognition.

Scenario No. 3 of TPA 5100.76 provides that when the usage-based fee represents payment for both the perpetual license right and PCS, the fee becomes fixed and determinable only at the time actual usage occurs. Therefore, revenue should be recognized at the time a reliable estimate can be made of the actual usage that has occurred, provided collectability is probable. Consequently, we recognize revenue on a monthly basis as units are fulfilled.

Retail Kit Revenue

The Company has developed a retail kit product that retailers and vendors can stock on their retail store shelves.  The retail kit consists of a small box containing a CD of a simplified version of the Company’s software and a product code.  The end consumer pays for the product at the store and can then load the CD onto their personal computer and use the software and their personal digital images to create movies, photo books, and streaming media files.  Once complete, the software assists the customer in uploading the file for remote fulfillment.  The Company may provide the fulfillment services or such services may be provided by another fulfillment provider.  There is no additional fee for the fulfillment. The sale of retail kits does not include PCS. In accordance with SOP 97-2, revenue from the sale of the retail kits to the retail store is deferred until the fulfillment services have been provided and the completed product has been shipped to the consumer or until the Company’s obligation to provide fulfillment has expired due to the passage of time.

Revenue from Third Party Internet Sites

The Company has agreed to provide the simplified version of its software to certain third party Internet sites that would allow a customer to download the software from the third party Internet site.  The software loads and walks the customer through the process of selecting his or her digital images to be used in creating the product, typing any unique consumer information such as a customized title and subtitle, entering order information for shipping, taking the consumer’s credit card information to process the payment transaction for products ordered via a secure Internet transaction, and uploading the order for remote fulfillment.  In accordance with SOP 97-2, if the Company provides the fulfillment services, revenue is deferred until the order has been fulfilled and shipped to the consumer.  If the fulfillment services are provided by another supplier, revenue is recognized at the time the credit card transaction is completed.  There is no additional fee for the fulfillment. Sales from third party Internet sites do not include PCS.

Revenue from the Company’s Internet Site

As a companion to the retail kit product, the Company launched a web site that will allow consumers who upload orders using the retail kit software to order additional copies and additional products on the Company’s web site.  Revenue from such additional products is recognized upon shipment of the product.

Other Revenue Contracts

In one contract entered into during 2007, the Company sold fulfillment equipment, hardware and software installation, and software licenses. The Company deferred all revenues related to these contracts as there was no VSOE established for each separate component of the contract. During the quarter ended March 31, 2008, all elements of the contract were delivered except for PCS. In accordance with SOP 97-2, deferred revenue is being recognized over the remaining term of the contract on a straight-line basis.

The Company capitalized the direct cost of the equipment and is amortizing it as the related revenue is recognized.

Although the Company is not currently recognizing contingent usage based fees under this agreement, it may do so at some point in the future. Because this contract involves a significant software component and includes contingent usage-based fees, the Company will account for its usage based fees generated under this contact in accordance with the provisions of AICPA Technical Practice Aid 5100.76, Fair Value in Multiple-Element Arrangements That Include Contingent Usage-Based Fees and Software Revenue Recognition.

Scenario No. 3 of TPA 5100.76 provides that when the usage-based fee represents payment for both the perpetual license right and PCS, the fee becomes fixed or determinable only at the time actual usage occurs. Therefore, revenue should be recognized at the time a reliable estimate can be made of the actual usage that has occurred, provided collectability is probable. Consequently, we will recognize usage-based revenue on a monthly basis as units are fulfilled.

Deferred Revenue

The Company records billings and cash received in excess of revenue earned as deferred revenue. The deferred revenue balance generally results from contractual commitments made by customers to pay amounts to the Company in advance of revenues earned. Revenue earned but not billed is classified as unbilled accounts receivable in the balance sheet. The Company bills customers as payments become due under the terms of the customer’s contract. The Company considers current information and events regarding its customers and their contracts and establishes allowances for doubtful accounts when it is probable that it will not be able to collect amounts due under the terms of existing contracts.

Software Development Costs
Costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs are capitalized. The costs to develop software have not been capitalized as management has determined that its software development process is essentially completed concurrent with the establishment of technological feasibility.

Accounting for Equity Based Compensation
The Company accounts for equity-based compensation in accordance with Statement of Financial Accounting Standards (SFAS) No. 123(R) (revised 2004), Share-Based Payment which requires recognition of expense (generally over the vesting period) based on the estimated fair value of equity-based payments granted. The effect of accounting for equity-based awards under SFAS No. 123(R) for the nine months ended September 30, 2008 and 2007 was to record equity based compensation of $338,429, and $434,579, respectively, of equity-based compensation expense in general and administrative expense.

The fair value of each share-based award was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions.

Expected dividend yield	—
Expected share price volatility	40% - 198%
Risk-free interest rate	3.16% - 7.50%
Expected life of options	2.5 years – 6.5 years

Another critical input in the Black-Scholes option pricing model is the current value of the common stock underlying the stock options.  We use the current trading price as quoted on the OTC Pink Sheets to determine the value of our common stock.  Prior to becoming a public company, aVinci Media, LC used cash sales of common and preferred units, conversions of debt instruments into common units, and the exchange ratio that was estimated to be used in the reverse merger transaction to determine the value of its common units.

Income Taxes
For the nine months ended September 30, 2008 and 2007, no provisions for income taxes were required. We accrue income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. Prior to June 6, 2008, aVinci Media LC was a flow-through entity for income tax purposes and did not incur income tax liabilities.

At September 30, 2008, management has recognized a valuation allowance for the net deferred tax assets related to temporary differences and current operating losses. The valuation allowance was recorded in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes, which requires that a valuation allowance be established when there is significant uncertainty as the realizability of the deferred tax assets. Based on a number of factors, the currently available, objective evidence indicates that it is more likely than not that the net deferred tax assets will not be realized.

In June 2008, following the merger transaction described in Note 2 below, we paid $113,028 in federal income taxes for our September 30, 2007 federal income tax return filed in the name of Secure Alliance Holdings Corporation (SAH). Also in June 2008, we paid $85,434 towards estimated Texas Franchise Tax in the name of SAH. Both of these items were accrued by SAH at the time of the merger transaction. In August 2008, we made a final payment of $6,948 for SAH’s September 30, 2007 federal income tax return. This income tax paid on behalf of SAH was included in the accounting for the reverse merger.

Recent Accounting Pronouncements
In March 2008, the Financial Accounting Standards Board (FASB) issued SFAS No. 161 (SFAS 161), “Disclosures about Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133.” SFAS 161 amends and expands the disclosure requirements of Statement 133 with the intent to provide users of financial statements with an enhanced understanding of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company believes that the future requirements of SFAS 161 will not have a material effect on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159 (SFAS 159), The Fair Value Option for Financial Assets and Financial Liabilities. Under SFAS 159, companies may elect to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS 159 is effective beginning in the first quarter of fiscal 2008.  The adoption of the accounting pronouncement had no effect on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007) (SFAS 141R), Business Combinations and SFAS No. 160 (SFAS 160), Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51. SFAS 141R will change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 141R and SFAS 160 are effective for us beginning in the first quarter of fiscal 2010. Early adoption is not permitted. The adoption of SFAS 141R and SFAS 160 is not expected to have a material impact on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157 (SFAS 157), Fair Value Measurements, which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. However, in February 2008, the FASB issued FSP FAS 157-2 which delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). This FSP partially defers the effective date of Statement 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP. Effective for fiscal 2008, the Company will adopt SFAS 157 except as it applies to those nonfinancial assets and nonfinancial liabilities as noted in FSP FAS 157-2. The adoption of SFAS 157 is not expected to have a material impact on the Company’s financial statements.

Reclassifications
Certain amounts in the 2007 financial statements have been reclassified to confirm to the 2008 presentation.

2.  Agreement and Plan of Merger

Effective December 6, 2007, SAH, a publicly held company, and Sequoia executed an Agreement and Plan of Merger, whereby SAH agreed to acquire 100% of the issued and outstanding equity units of Sequoia. Each issued and outstanding membership interest of Sequoia would be converted into the right to receive .87096285 post-split shares of the SAH’s common stock, or approximately 80% of its post-reorganization outstanding common stock.

On June 6, 2008, the SAH and Sequoia closed the merger transaction described above. In connection with the merger transaction, the unit holders of Sequoia exchanged all of their units for shares of common stock of SAH. The number of shares of SAH stock received in the merger represents approximately 80% of the total outstanding shares of SAH. Because the unit holders of Sequoia obtained a majority ownership in SAH through the merger, the transaction has been accounted for as a reverse merger. Accordingly, the historical financial statements reflect the operations of Sequoia through June 6, 2008 and reflect the consolidated operations of SAH and Sequoia from June 6, 2008 through June 30, 2008.  As a result of the merger, Sequoia received approximately $7.1 million in cash to fund operations in addition to the $2.5 million previously loaned to Sequoia by SAH.

In connection with the Agreement and Plan of Merger, Sequoia entered into a Loan and Security agreement and Secured Note with SAH on December 6, 2007 in order to ensure adequate funds through the closing date. The agreement provided for SAH to loan a total of up to $2.5 million to Sequoia through the closing date. A total of $1 million was received under the Secured Note on December 6, 2007. On January 15, 2008 and February 15, 2008, Sequoia received $1,000,000 and $500,000, respectively, under the Secured Note (see Note 5). In connection with the merger closing, the $2.5 million notes payable were eliminated along with the related interest payable of approximately $104,000.

3.  Marketable Securities Available-for-Sale

The Company owns 2,022,000 shares of the common stock of Cashbox plc as a result of the merger transaction (see Note 2). The Company determined the market value of the shares and pursuant to SFAS No. 115, Accounting for Investments in Equity and Debt Securities, and classified these shares as available for sale. Pursuant to the SFAS No. 115 the unrealized change in fair value was excluded from earnings and recorded net of tax as other comprehensive loss.

As of September 30, 2008, the common stock of Cashbox plc was recorded at a fair value of $211,319. Unrealized losses on these shares of common stock were $91,981, which were included in stockholders' equity as of September 30, 2008.

4.  Accrued Liabilities

Accrued liabilities consisted of the following:

September 30, 2008

Bonuses payable	$416,520
Payroll and payroll taxes payable	257,125
Other	67,906

Totals	$741,551

5.  Notes Payable

In connection with the Agreement and Plan of Merger (see Note 2), Sequoia entered into a Loan and Security Agreement and Secured Note with SAH on December 6, 2007 in order to ensure adequate funds through the merger closing date. The agreement provided for SAH to loan a total of up to $2.5 million to Sequoia through the merger closing date. A total of $1 million was received under the Secured Note as of December 31, 2007. An additional $1,500,000 was advanced during the three months ended March 31, 2008. The amounts advanced under the Secured Note were secured by all assets of Sequoia, accrued interest at 10% per annum and principal and interest were due and payable on December 31, 2008. As disclosed in Note 2, in connection with the merger on June 6, 2008, the balance of notes payable of $2.5 million and the related accrued interest of approximately $104,000 were eliminated.

6.  Related Party Transactions

Consulting Agreement

During the nine months ended September 30, 2008, pursuant to an agreement executed during the year ended December 31, 2007, the Company recorded expense of $725,000, for consulting services from Amerivon Holdings, Inc. (Amerivon), the parent company of a significant shareholder. During the nine months ended September 30, 2008, the Company paid Amerivon $745,000 for this agreement.

On July 1, 2008 we entered into a new sales and consulting agreement with Amerivon that terminated the agreement referenced above that was executed during the year ended December 31, 2007. During the nine months ended September 30, 2008, the Company recorded expense of $683 for consulting services under this new agreement. During the nine months ended September 30, 2008, the Company paid Amerivon $485 for this agreement.

Distributions

The former Series B redeemable convertible preferred unit holders were entitled to a cumulative annual distribution of $.06 per unit. During the nine months ended September 30, 2008 and 2007, the Company accrued $225,773 and $175,091, respectively, for distributions due on the Series B redeemable convertible preferred units held by Amerivon. The Company paid Amerivon $447,783 for the accrued distributions in June 2008.

Warrant Exercise

On January 30, 2008, Amerivon exercised 1,504,680 warrants to purchase common units of Sequoia for cash received of $414,625; and on June 5, 2008, Amerivon exercised 87,096 warrants to purchase common units of Sequoia for a total price of $46,000. These exercises, along with Amerivon’s conversion of convertible preferred units, increased Amerivon’s ownership percentage to 45.4% of all common units prior to the merger on June 6, 2008.

Notes Payable and Series B Redeemable Convertible Preferred Units

On January 19, 2007 and again on February 14, 2007, the Company issued $500,000 of convertible notes payable to Amerivon. These convertible notes payable accrued interest at 9% per annum, and had a maturity date of June 30, 2007. A beneficial conversion feature in the amount of $171,875 was recognized, all of which was accreted to interest expense as of June 30, 2007.

In December 2006, the Company entered into various loans with members of the Company totaling $265,783. These loans bore interest at 10% per annum and were payable on or before December 31, 2007. Loan origination fees of $20,005 were recorded as an intangible asset to be amortized over the life of the loans. On January 5, 2007, an additional $20,000 was loaned to the Company. In April and May 2007, total outstanding principal, accrued interest, and loan origination fees of $285,783, $10,376, and $20,005, respectively, were paid and the associated asset was fully amortized.

7.  Common and Preferred Units

Previous to the merger (see Note 2), as of December 31, 2007, the Company had authorized 90,000,000 common units and 20,000,000 preferred units, all with no par value. Previous to the merger, the Company had designated 3,746,485 preferred units as Series A and 12,000,000 preferred units as Series B.

Series A Convertible Preferred Units
During 2008, there were no Series A preferred units issued. As of December 31, 2007, there were 3,533,720 Series A preferred units outstanding. In connection with the merger disclosed in Note 2 all series A preferred units were converted to common units and exchanged for common shares of SAH.

Series B Redeemable Convertible Preferred Units
During 2008, there were no Series B preferred units issued. As of December 31, 2007, there were 8,804,984 units of Series B preferred units outstanding. In connection with the merger disclosed in Note 2 all series B preferred units were converted to common units and exchanged for common shares of SAH.

Common Units
As of June 5, 2008 and December 31, 2007, there were 44,762,086 and 29,070,777 common units outstanding respectively. In connection with the merger disclosed in Note 2, all common units held were exchanged for common shares of SAH.

In accordance with an executed letter agreement with Amerivon Investments LLC, on June 5, 2008, immediately preceding the closing of the merger described in Note 2, the Company issued an additional 1,525,000 common units upon the voluntary conversion of all outstanding Series B preferred units owned by Amerivon Investments LLC.

8.  Options and Warrants

Common Share Warrants

The following tables summarize information about common share warrants as of September 30, 2008 and December 31, 2007:

As of September 30, 2008 Outstanding				As of September 30, 2008 Exercisable
Exercise Price	Number of Warrants Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Warrants Exercisable	Weighted Average Exercise Price
$0.53	949,350	0.8	$0.53	949,350	0.53
1.16	300,000	5.8	1.16	75,000	1.16
$.53 – 1.16	1,249,350	2.0	$0.68	1,024,350	0.57

During the nine months ended September 30, 2008, 87,096 warrants with an exercise price of $0.53 were exercised for a total of $46,000. In January 2008, the Company received proceeds of $414,625 upon the exercise of 1,504,680 warrants at an exercise price of $0.28. For the nine months ended September 30, 2008, a total of 1,591,776 warrants were exercised. All common unit warrants outstanding as of the date of the merger (see Note 2) were converted into warrants to purchase the common stock of SAH.

Common Share Options

The following tables summarize information about common share options:

	September 30, 2008
	Number of shares	Weighted- Average Exercise Price

Outstanding at beginning of period	6,605,161	$0.64
Granted	617,559	0.93
Exercised	(9,798)	0.41
Cancelled	(123,459)	0.70
Outstanding at end of period	7,089,563	0.67
Exercisable at period end	3,050,637	0.60
Weighted average fair value of options granted during the period	$0.93

As of September 30, 2008
Outstanding				Exercisable
Exercise Price	Number of Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
$0.18	1,306,444	3.8	$0.18	653,222	$0.18	3.3
0.28	444,191	2.6	0.28	379,413	0.28	2.6
0.41	235,160	2.9	0.41	177,459	0.41	2.9
0.71	3,536,109	4.4	0.71	1,444,710	0.71	4.3
0.93	617,659	9.9	0.93	—	0.93	—
1.24	950,000	2.5	1.24	395,833	1.24	2.5
$.18 - 1.24	7,089,563	4.4	$0.67	3,050,637	$0.60	3.5

As of September 30, 2008, options outstanding had an aggregate intrinsic value of $2,649,736.

As of September 30, 2008, there was approximately $1,363,137 of total unrecognized equity-based compensation cost related to option grants that will be recognized over a weighted average period of 1.93 years. All common unit options outstanding as of the date of the merger (see Note 2) were converted into options to purchase the common stock of SAH.

9.  Commitments and Contingencies

Litigation

On December 17, 2007, Robert L. Bishop, who worked with the Company in a limited capacity in 2004 and is a current member of a limited liability company that owns an equity interest in the Company, filed a legal claim alleging a right to unpaid wages and/or commissions (with no amount specified) and Company equity. The complaint was served on the Company on January 7, 2008. The Company timely filed an Answer denying Mr. Bishop’s claims and counterclaiming interference by Mr. Bishop with the Company’s capital raising efforts. The Company intends to vigorously defend against Mr. Bishop’s claims and pursue its counterclaim.

Operating Leases

The Company has operating leases for office space and co-location services with terms expiring in 2009, 2010, and 2012. Future minimum lease payments are approximately as follows:

Years Ending December 31,	Amount

2008	$79,200
2009	309,100
2010	139,400
2011	5,400
2012	3,600

Total	$536,700

Rental expense under operating leases for the nine months ended September 30, 2008 and 2007 totaled $157,481 and $279,804, respectively.

Purchase Commitments
On November 29, 2007, the Company entered into an agreement which includes a noncancelable purchase commitment for minimum guaranteed royalties in the amount of $97,000. This amount is due November 15, 2008.

Warranty Obligations
The Company provides a 90-day warranty on certain manufactured products. As of September 30, 2008, these obligations were not significant. The Company does not expect these obligations to become significant in the future and no related liability has been accrued as of September 30, 2008.

10.  Fair Value

SFAS No. 157 establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. SFAS No. 157 describes three levels of inputs that aVinci uses to measure fair value:

•	Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

•
Level 2: Level 1 inputs for assets or liabilities that are not actively traded. Also consists of an observable market price for a similar asset or liability. This includes the use of “matrix pricing” used to value debt securities absent the exclusive use of quoted prices.

•
Level 3: Consists of unobservable inputs that are used to measure fair value when observable market inputs are not available. This could include the use of internally developed models, financial forecasting, etc.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability between market participants at the balance sheet date. When possible, the Company looks to active and observable markets to price identical assets or liabilities. When identical assets and liabilities are not traded in active markets, the Company looks to observable market data for similar assets and liabilities. However, when certain assets and liabilities are not traded in observable markets aVinci must use other valuation methods to develop a fair value.

The following table presents financial assets and liabilities measured on a recurring basis:

		Fair Value Measurements at Reporting Date Using
Description	Balance at September 30, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-sale securities	$211,319	$211,319	—	—

UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited proforma condensed combined statements of operations combine the results of operations of aVinci Media Group, LC (“aVinci”) for the nine months ended September 30, 2008 and Secure Alliance Holdings Corporation (“SAH”) for the period of January 1, 2008 through June 6, 2008, the date of the merger, and the results of operations of Sequoia for the year ended December 31, 2007 and SAH for the year ended September 30, 2007 as if the transaction had occurred as of  October 1, 2006.  Subsequent to June 6, 2008, the operations of SAH are included in the historical operations of aVinci.

A pro forma balance sheet has not been provided since the historical unaudited condensed consolidated balance sheet of aVinci Media Corporation and Subsidiaries as of September 30, 2008 provided in this registration statement includes the effects of the merger transaction.

The proforma condensed combined financial statements should be read in conjunction with the separate financial statements and related notes thereto of Sequoia and SAH.  These proforma financial statements are not necessarily indicative of the combined financial position, had the acquisition occurred on the date indicated above, or the combined results of operations which might have existed for the periods indicated or the results of operations as they may be in the future.

Unaudited Pro Forma Condensed Combined Statements of Operations

	aVinci Nine Months ended September 30, 2008	SAH Nine Months ended September 30, 2008		Pro Forma Adjustments	Pro Forma Combined

Sales	$302,351	$-			$302,351

Operating expense:
Cost of sales	666,933	-			666,933
Research and development	1,447,522	-			1,447,522
Selling and marketing	1,365,650	-			1,365,650
General and administrative	3,497,680	730,288			4.227.968
Depreciation and amortization	172,349	-			172,349

Total operating expense	7,150,134	730,288			7,880,422

Income (loss) from operations	(6,847,783)	(730,288)			(7,578,071)

Other income (expense):
Interest income	49,304	246,176	[C],[D]	(123,000)	172,480
Interest expense	(136,465)	-	[D]	98,000	(38,465)

Total other income (expense)	(87,161)	246,176			134,015
Loss before income taxes and discontinued operations	(6,934,944)	(484,112)			(7,444,056)

Income tax expense	-	-			-

Loss from continuing operations	(6,934,944)	(484,112)			(7,444,056)

Preferred dividends and deemed dividends	(1,201,773)	-			(1,201,773)

Net loss applicable to common unit/shareholders	$(8,136,717)	$(484,112)			$(8,645,829)

Basic and diluted earnings (loss) per share:
Loss from continuing operations	$(0.19)				$(0.16)

Basic weighted average common shares outstanding	43,114,327				43,114,327

Unaudited Pro Forma Condensed Combined Statements of Operations

	aVinci Year ended December 31, 2007	SAH Year ended September 30, 2007			Pro Forma Adjustments	Pro Forma Combined

Sales	$541,856	$-				$541,856

Operating expense:
Cost of sales	57,068	-				57,068
Research and development	1,890,852	-				1,890,852
Selling and marketing	1,351,860	-				1,351,860
General and administrative	3,677,326	1,333,467				5,010,793
Depreciation and amortization	277,458	-				277,458

Total operating expense	7,254,564	1,333,467				8,588,031

Income (loss) from operations	(6,712,708)	(1,333,467)				(8,046,175)

Other income (expense):
Reorganization fee paid to Laurus	-	(6,508,963)				(6,508,963)
Interest income	66,524	580,861				647,385
Interest expense	(693,217)					(693,217)

Total other income (expense)	(626,693)	(5,928,102)				(6,554,795)
Loss before income taxes and discontinued operations	(7,339,401)	(7,261,569)				(14,600,970)

Income tax expense	-	75,808				75,808

Loss from continuing operations	(7,339,401)	(7,337,377)				(14,676,778)

Preferred dividends and deemed dividends	(498,251)	-	[B	]	(976,000)	(1,474,251)

Net loss from continuing operations applicable
to common unit/shareholders	$(7,837,652)	$(7,337,377)				$(16,151,029)

Basic earnings (loss) per share:
Loss from continuing operations		(0.38)				(0.33)

Basic weighted average common shares outstanding		19,563,447	[A	]	(9,802,268)	48,747,293
			[E	]	38,986,114

NOTES TO UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1 – PROFORMA ADJUSTMENTS

On December 6, 2007, SAH entered into an Agreement and Plan of Merger wherein SAH would acquire 100% of Sequoia through the issuance of 38,986,114 shares of restricted common stock in a transaction wherein aVinci would become a wholly-owned subsidiary of SAH.  After effectiveness of the transaction, the former aVinci unit holders owned approximately 80% of the issued and outstanding shares of SAH.  Because the shares issued in the transaction represent control of the total shares of the outstanding common stock immediately following the transaction, the transaction has been accounted for as a reverse acquisition.  The merger became effective on June 6, 2008.

Pro forma adjustments on the attached financial statements include the following:

[A]           To record the 1 for 2 reverse stock split of SAH common stock.

[B]           To record the preferential dividend as a result of the issuance of 1,525,000 aVinci common units to induce the conversion of aVinci preferred units to aVinci common units immediately prior to the closing of the transaction between SAH and aVinci.

[C]           To remove interest income related to the $2 million of cash that was paid to SAH shareholders as a dividend prior to the merger closing on June 6, 2008.

[D]           To eliminate interest income and interest expense on $2.5 million of loans made by SAH to aVinci.

[E]           To record the issuance of 38,986,114 shares of SAH’s common stock in connection with the reverse acquisition.  Dilutive earnings per share were not presented, as the effect was anti-dilutive for the periods presented.

PART II  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. None of the following expenses are payable by the selling stockholder. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$692
Accounting fees and expenses	30,000
Legal fees and expenses	50,000
Miscellaneous	500
TOTAL	$81,192

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract.

Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Pursuant to an Agreement and Plan of Merger and Reorganization dated December 6, 2007 and amended March 31, 2008 (the “Merger Agreement”), by and among aVinci Media Corporation (then operating as Secure Alliance Holdings Corporation, SMG Utah, LC, a Utah limited liability company and wholly owned subsidiary of the Secure Alliance Holdings Corporation (“Merger Sub”), and aVinci Media, LC, Merger Sub merged with and into aVinci Media, LC, with aVinci Media, LC remaining as the surviving entity and our wholly owned operating subsidiary (the “Merger”).  The Merger was effective on June 6, 2008, upon the filing of Articles of Merger with the Utah Division of Corporations.  In connection with the Merger transaction, we amended our Certificate of Incorporation to (i) change our name from Secure Alliance Holdings Corporation to aVinci Media Corporation; (ii) increase our authorized shares of common stock from 100,000,000 to 250,000,000; (iii) authorize a class of preferred stock consisting of 50,000,000 shares of $.01 per value preferred stock; and (iv) effect a 1-for-2 reverse stock split.

In connection with the Merger, we effected a 1-for-2 reverse split of our issued and outstanding common stock.  Accordingly, the 19,484,032 shares of our common stock issued and outstanding immediately prior to the Merger were reduced to approximately 9,742,016 shares (subject to rounding) as a result of the Merger.  We issued 38,986,114 post split shares of our common stock in the Merger to the holders of aVinci Media, LC membership interests representing approximately 80% of our common stock outstanding immediately after the Merger.  As a result of the reverse split and the Merger, there were 48,728,130 shares of our common stock issued and outstanding on June 6, 2008.

There were 69 holders of aVinci Media, LC membership interests.  42 of the 69 holders were accredited investors determined as a result of an inquiry into their sophistication and net worth.  All holders that were not accredited investors were holders of aVinci Media, LC before the Merger.  There were no offers made to offerees other than the 69 holders and there was no subsequent or contemporaneous public offering of the securities by us.  All holders had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense.  All holders were provided with the merger agreements and voted on the merger.  All holders received restricted shares with a legend that the shares shall not be sold, pledged, transferred or assigned except in a transaction which is exempt under provisions of the Securities Act of 1933 and any applicable state securities laws or pursuant to an effective registration statement and, in the case of an exemption, only if the Company has received an opinion of counsel satisfactory to the Company that such transaction does not require registration of the common stock.  Our transfer agent is responsible for all record-keeping and administrative functions in connection with the common shares.

The above mentioned issuances of the Company's common stock were not registered and were issued in reliance on Section 4(2) of the Securities and Exchange Act of 1933, as amended.

ITEM 16. EXHIBITS.

The following exhibits are included as part of this Form S-1. References to “the Company” in this Exhibit List mean aVinci Media Corporation, a Nevada corporation.

Exhibit	Description

2.1	Agreement and Plan of Merger dated December 6, 2007 (incorporated by reference to exhibit 2.1 to the registrant’s current report on Form 8-K filed on December 6, 2007).

2.2	Amendment to Agreement and Plan of Merger dated March 31, 2008 (incorporated by reference to exhibit 2.1 to the registrant’s current report on Form 8-K filed on April 4, 2008.

3.1	Articles of Merger relating to the merger of Merger Sub. with and into AVI Media, Inc. (incorporated by reference to exhibit 3.1 to the registrant’s current report on Form 8-K filed on June 11, 2007).

3.2
Certificate of Incorporation of American Medical Technologies, Inc. (incorporated by reference to Exhibit 2 of the Form 10 dated November 7, 1988 as amended by Form 8 dated February 2, 1989), as amended by the Amendment to Certificate of Incorporation dated July 16, 1997 (incorporated by reference to Exhibit 3 of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997) and the Certificate of Amendment to Certificate of Incorporation regarding name change, increase in authorized shares, authorization of preferred stock and a reverse split (incorporated by reference to exhibit 3.1 to the registrant’s current report on Form 8-K filed on June 11, 2007).

5.1 *	Legal Opinion and Consent

10.1	Employment Agreement – Chett B. Paulsen (incorporated by reference to the registrant’s current report on Form 8-K filed on June 11, 2008).

10.2	Employment Agreement – Richard B. Paulsen (incorporated by reference to the registrant’s current report on Form 8-K filed on June 11, 2008).

10.3	Employment Agreement – Edward B. Paulsen (incorporated by reference to the registrant’s current report on Form 8-K filed on June 11, 2008).

10.4	Employment Agreement – Terry Dickson (incorporated by reference to the registrant’s current report on Form 8-K filed on June 11, 2008).

10.5	2008 Stock Incentive Plan (incorporated by reference to the Definitive Proxy Statement filed April 29, 2008).

10.6
Loan and Security Agreement, dated as of December 6, 2007, between Sequoia Media Group, LC and Secure Alliance Holdings Corporation (incorporated by reference to Exhibit 10.18 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2007).

10.7
Consulting Agreement between Amerivon Holdings LLC and aVinci Media, LC, effective as of August 1, 2007 (incorporated by reference to Amendment No. 1 to the registrant’s registration statement on Form S-1 filed on September 26, 2008)

10.8
Sales Representation Agreement between Amerivon Holdings LLC and aVinci Media, LC, effective as of July 1, 2008 (incorporated by reference to Amendment No. 1 to the registrant’s registration statement on Form S-1 filed on September 26, 2008)

10.9
Sales Consulting Agreement between Amerivon Holdings LLC and aVinci Media, LC, effective as of July 1, 2008 (incorporated by reference to Amendment No. 1 to the registrant’s registration statement on Form S-1 filed on September 26, 2008)

10.10	Loan agreement, dated January 1, 2007, with Chett B. Paulsen (incorporated by reference to Amendment No. 2 to the registrant’s registration statement on Form S-1 filed on November 4, 2008)

10.11	Loan agreement, dated January 1, 2007, with Richard B. Paulsen (incorporated by reference to Amendment No. 2 to the registrant’s registration statement on Form S-1 filed on November 4, 2008)

10.12	Loan agreement, dated January 1, 2007, with Edward B. Paulsen (incorporated by reference to Amendment No. 2 to the registrant’s registration statement on Form S-1 filed on November 4, 2008)

10.14	Qualex Inc. and Sequoia Media Group, LC Services Agreement, dated September 1, 2007 (incorporated by reference to our quarterly report on Form 10-Q Filed on November 14, 2008)

23.1 *	Consent of Tanner LC

23.2 *	Consent of Sichenzia Ross Friedman Ference LLP (contained in Exhibit 5.1)

* Filed herewith

.

ITEM 17. UNDERTAKINGS.

(A) The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(B) The registrant is subject to Rule 430C (ss. 230. 430C of this chapter): Each prospectus filed pursuant to Rule 424(b)(ss. 230. 424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss. 230. 430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No.  6 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Draper, State of Utah, on January 30 , 2009.

aVINCI MEDIA CORPORATION:

By:	/s/ Chett B. Paulsen
Chett B. Paulsen
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Chett B. Paulsen his true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, any Amendments thereto and any Registration Statement of the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Chett B. Paulsen	President, Chief Executive Officer, Director	January 30 , 2009
Chett B. Paulsen	(Principal Executive Officer)

/s/ Richard B. Paulsen*	Vice President, Chief Technology Officer, Director	January 30 , 2009
Richard B. Paulsen

/s/ Edward B. Paulsen*	Secretary/Treasurer, Chief Operating Officer, Director	January 30 , 2009
Edward B. Paulsen	(Principal Financial and Accounting Officer)

/s/ Tod M. Turley*	Director	January 30 , 2009
Tod M. Turley

/s/ John E. Tyson*	Director	January 30 , 2009
John E. Tyson

/s/ Jerrell G. Clay	Director	January 30 , 2009
Jerrell G. Clay

/s/ Stephen P. Griggs*	Director	January 30 , 2009
Stephen P. Griggs

*By        /s/ Chett B. Paulsen

Chett B. Paulsen
Attorney in Fact
January 30 , 2009

EXHIBIT INDEX

Exhibit	Description

2.1	Agreement and Plan of Merger dated December 6, 2007 (incorporated by reference to exhibit 2.1 to the registrant’s current report on Form 8-K filed on December 6, 2007).

2.2	Amendment to Agreement and Plan of Merger dated March 31, 2008 (incorporated by reference to exhibit 2.1 to the registrant’s current report on Form 8-K filed on April 4, 2008.

3.1	Articles of Merger relating to the merger of Merger Sub. with and into AVI Media, Inc. (incorporated by reference to exhibit 3.1 to the registrant’s current report on Form 8-K filed on June 11, 2007).

3.2
Certificate of Incorporation of American Medical Technologies, Inc. (incorporated by reference to Exhibit 2 of the Form 10 dated November 7, 1988 as amended by Form 8 dated February 2, 1989), as amended by the Amendment to Certificate of Incorporation dated July 16, 1997 (incorporated by reference to Exhibit 3 of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997) and the Certificate of Amendment to Certificate of Incorporation regarding name change, increase in authorized shares, authorization of preferred stock and a reverse split (incorporated by reference to exhibit 3.1 to the registrant’s current report on Form 8-K filed on June 11, 2007).

5.1 *	Legal Opinion and Consent

10.1	Employment Agreement – Chett B. Paulsen (incorporated by reference to the registrant’s current report on Form 8-K filed on June 11, 2008).

10.2	Employment Agreement – Richard B. Paulsen (incorporated by reference to the registrant’s current report on Form 8-K filed on June 11, 2008).

10.3	Employment Agreement – Edward B. Paulsen (incorporated by reference to the registrant’s current report on Form 8-K filed on June 11, 2008).

10.4	Employment Agreement – Terry Dickson (incorporated by reference to the registrant’s current report on Form 8-K filed on June 11, 2008).

10.5	2008 Stock Incentive Plan (incorporated by reference to the Definitive Proxy Statement filed April 29, 2008).

10.6
Loan and Security Agreement, dated as of December 6, 2007, between Sequoia Media Group, LC and Secure Alliance Holdings Corporation (incorporated by reference to Exhibit 10.18 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2007).

10.7
Consulting Agreement between Amerivon Holdings LLC and aVinci Media, LC, effective as of August 1, 2007 (incorporated by reference to Amendment No. 1 to the registrant’s registration statement on Form S-1 filed on September 26, 2008)

10.8
Sales Representation Agreement between Amerivon Holdings LLC and aVinci Media, LC, effective as of July 1, 2008 (incorporated by reference to Amendment No. 1 to the registrant’s registration statement on Form S-1 filed on September 26, 2008)

10.9
Sales Consulting Agreement between Amerivon Holdings LLC and aVinci Media, LC, effective as of July 1, 2008 (incorporated by reference to Amendment No. 1 to the registrant’s registration statement on Form S-1 filed on September 26, 2008)

10.10	Loan agreement, dated January 1, 2007, with Chett B. Paulsen (incorporated by reference to Amendment No. 2 to the registrant’s registration statement on Form S-1 filed on November 4, 2008)

10.11	Loan agreement, dated January 1, 2007, with Richard B. Paulsen (incorporated by reference to Amendment No. 2 to the registrant’s registration statement on Form S-1 filed on November 4, 2008)

10.12	Loan agreement, dated January 1, 2007, with Edward B. Paulsen (incorporated by reference to Amendment No. 2 to the registrant’s registration statement on Form S-1 filed on November 4, 2008)

10.14	Qualex Inc. and Sequoia Media Group, LC Services Agreement, dated September 1, 2007 (incorporated by reference to our quarterly report on Form 10-Q Filed on November 14, 2008)

23.1 *	Consent of Tanner LC

23.2 *	Consent of Sichenzia Ross Friedman Ference LLP (contained in Exhibit 5.1)

* Filed herewith